Exhibit 2.1

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

by and among

ChaSerg Technology Acquisition Corp., a Delaware corporation

and

CS Merger Sub 1 Inc., a California corporation

and

CS Merger Sub 2 LLC, a Delaware limited liability company

and

Grid Dynamics International, Inc., a California corporation

and

Automated Systems Holdings Limited, as Company Representative

dated as of

November 13, 2019

Table of contents

Article I. Definitions		3

Article II. The Mergers		23
Section 2.01	The Initial Merger	23
Section 2.02	The Second Step Merger	24
Section 2.03	Closing	24
Section 2.04	Closing Deliverables	24
Section 2.05	Effective Time	26
Section 2.06	Effects of the Mergers	26
Section 2.07	Tax Treatment	27
Section 2.08	Articles of Incorporation and Bylaws of the Intermediate Corporation; Certificate of Formation and Limited Liability Company Agreement of the Surviving Company	27
Section 2.09	Directors and Officers of the Intermediate Corporation and the Surviving Company	27
Section 2.10	Effect of the Mergers on Shares	28
Section 2.11	Treatment of Company Options.	28
Section 2.12	Dissenting Shares	29
Section 2.13	Surrender and Payment	30
Section 2.14	Escrow Fund	31
Section 2.15	No Further Ownership Rights in Shares or Company Options	31
Section 2.16	Adjustments	31
Section 2.17	Withholding Rights	32
Section 2.18	Lost Share Certificates	32
Section 2.19	Closing Adjustments	32
Section 2.20	Reserved	35
Section 2.21	Allocation Certificate	36
Section 2.22	Adjustments to Consideration	37

Article III. Representations and Warranties of the Company		38
Section 3.01	Organization and Qualification	38
Section 3.02	Authority; Board Approval	38
Section 3.03	No Conflicts; Consents	39
Section 3.04	Capitalization	39
Section 3.05	Company Charter Documents	40
Section 3.06	Subsidiaries	41
Section 3.07	Financial Statements	41
Section 3.08	Undisclosed Liabilities	42
Section 3.09	Absence of Certain Changes, Events and Conditions	42
Section 3.10	Material Contracts	44
Section 3.11	Title to Assets; Real Property	46
Section 3.12	Condition and Sufficiency of Assets	47
Section 3.13	Intellectual Property	47
Section 3.14	Accounts Receivable	55

i

Exhibits

Exhibit A:	Lock-Up Agreement
Exhibit B:	A&R Registration Rights Agreement
Exhibit C:	Voting Agreements
Exhibit D:	Stockholders’ Agreement
Exhibit E:	Employment Agreements
Exhibit F:	Escrow Agreement
Exhibit G:	Merger Sub 1 Articles of Incorporation
Exhibit H:	Merger Sub 1 Bylaws
Exhibit I:	Merger Sub 2 Certificate of Formation
Exhibit J	Merger Sub 2 LLC Operating Agreement
Exhibit K:	Accredited Investor Questionnaire
Exhibit L:	Parent Stock Incentive Plan
Exhibit M:	Company Charter Amendment

Schedules

Schedule 2.19(b):	Working Capital Accounting Policies

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this “Agreement”), dated as of November 13, 2019, is entered into by and among ChaSerg Technology Acquisition Corp., a Delaware corporation (“Parent”), CS Merger Sub 1 Inc., a California corporation (“Merger Sub 1”), CS Merger Sub 2 LLC, a Delaware limited liability company (“Merger Sub 2”), Grid Dynamics International, Inc., a California corporation (“Company”) and Automated Systems Holdings Limited, a company incorporated in Bermuda with limited liability, solely in its capacity as representative of the Securityholders (the “Company Representative”). Parent, Merger Sub 1, Merger Sub 2, the Company and the Company Representative may each be referred to herein as a “Party” and, collectively, the “Parties.”

RECITALS

WHEREAS, each of Merger Sub 1 and Merger Sub 2 is a wholly-owned subsidiary of Parent;

WHEREAS, the parties intend that (i) Merger Sub 1 be merged with and into the Company, with the Company surviving the merger on the terms and subject to the conditions set forth herein (the “Initial Merger”), and (ii) as part of the same overall transaction, immediately following the Initial Merger, the Company be merged with and into Merger Sub 2, with Merger Sub 2 surviving on the terms and subject to the conditions set forth herein (the “Second Step Merger” and, together with the Initial Merger, the “Mergers”);

WHEREAS, the board of directors of the Company (the “Company Board”) has (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are in the best interests of the Company and its Shareholders, (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers, and (c) resolved to recommend adoption of this Agreement by the shareholders of the Company in accordance with the California General Corporation Law (as amended, the “CGCL”);

WHEREAS, the respective boards of directors or managers, as applicable, of Parent, Merger Sub 1 and Merger Sub 2 have (a) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are in the best interests of each of Parent, Merger Sub 1, Merger Sub 2 and their respective equityholders, and (b) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Mergers;

WHEREAS, a portion of the Merger Consideration otherwise payable by Parent to the Securityholders of the Company in connection with the Mergers shall be placed in escrow by Parent as set forth herein, the release of which shall be contingent upon certain events and conditions, all as set forth in this Agreement and the accompanying Escrow Agreement;

WHEREAS, prior to the date hereof, ASL and BGV have entered into a Lock-Up Agreement with Parent, in the form attached as Exhibit A hereto (the “Lock-Up Agreement”), with respect to their shares of Parent Common Stock to be issued in connection with the Mergers;

WHEREAS, simultaneously with the Mergers and in consideration thereof, (i) Parent and ASL will enter into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”) in the form attached as Exhibit B hereto, which will amend and restate that certain Registration Rights Agreement, dated as of October 4, 2018, by and among Parent, Sponsor, Cantor Fitzgerald & Co. and the other parties thereto and (ii) Parent and each Person that holds at least 15,000 Shares as of immediately prior to the Closing will enter into a Lock-Up Agreement with respect to their shares of Parent Common Stock.

WHEREAS, prior to the date hereof, each of ASL, BGV, Teamsun HK and the Teamsun Affiliate have each delivered to the Parent voting and support agreements in the forms attached as Exhibit C-1, Exhibit C-2 and Exhibit C-3 hereto (the “ASL Voting Agreement”, the “BGV Voting Agreement”, the “Teamsun Voting Agreement” and the “Teamsun Affiliate Voting Agreement”, respectively, and collectively, the “Voting Agreements”). Pursuant to the ASL Voting Agreement, ASL has agreed, among other things, (i) to vote its Shares, by written consent, held directly or indirectly by it, in favor of adoption of this Agreement and approval of the Mergers and the other transactions contemplated hereby, (ii) not to transfer, and to cause any of its subsidiaries not to transfer, any Shares held by such entity from the date hereof until the Effective Time, (iii) to use reasonable best efforts to obtain any required approvals of its respective equityholders to the Mergers and the other transactions contemplated thereby, and (iv) to use reasonable best efforts to obtain any required regulatory approvals including, without limitation, HKSE Approval and SHSE Approval to the Mergers and the other transactions contemplated by this Agreement. Pursuant to the Teamsun Voting Agreement, Teamsun HK has agreed, among other things, (i) to vote its capital stock of ASL, held directly or indirectly by it, in favor of adoption of this Agreement and approval of the Mergers and the other transactions contemplated hereby, (ii) not to transfer any of its capital stock of ASL from the date hereof until the Effective Time, and (iii) to use reasonable best efforts to obtain any required approvals of its respective equityholders to the Mergers and the other transactions contemplated thereby. Pursuant to the Teamsun Affiliate Voting Agreement, the Teamsun Affiliate has agreed, among other things, (i) to vote its capital stock of Teamsun, held directly or indirectly by it, in favor of adoption of this Agreement and approval of the Mergers and the other transactions contemplated hereby and (ii) not to transfer any of its capital stock of Teamsun from the date hereof until the Effective Time.

WHEREAS, as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Sponsor, BGV, GDB International Investment Limited, a British Virgin Islands corporation and a wholly-owned subsidiary of ASL, GDD International Holding Company, a Delaware corporation and a wholly-owned subsidiary of GDB, the Key Executives, ASL and Parent will enter into a Stockholders’ Agreement dated as of the date of this Agreement and effective as of the Closing in the form attached hereto as Exhibit D (the “Stockholders’ Agreement”).

WHEREAS, contemporaneously with the execution and delivery of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the Key Executives and each of the Key Employees are entering into employment agreements with Company, to become effective upon the Effective Time, and will be assumed by Parent at the Effective Time, in the form attached hereto as Exhibit E between such Key Employee or Key Executive and Parent and providing for, among other things, non-competition agreements and other customary restrictive covenants (the “Employment Agreements”).

WHEREAS, as promptly as practicable, and in any event within two (2) Business Days, following the execution and delivery of this Agreement and the requisite vote of the shareholders of ASL, certain holders of Company Common Stock and Company Preferred Stock holding sufficient type and number of shares of Company Common Stock and Company Preferred Stock to adopt this Agreement and approve the Mergers under the CGCL, DGCL and the DLLCA, as applicable, and the Company Charter Documents will execute and deliver to the Company, and the Company shall thereafter deliver to Parent, an accurate and complete copy of a written consent which will constitute the Requisite Company Vote;

WHEREAS, it is intended that the Mergers are integrated steps in the transaction contemplated by this Agreement and will together qualify as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT

Article I.
Definitions

The following terms have the meanings specified or referred to in this Article I:

“Accounting Policies” has the meaning set forth in Section 2.19(b).

“Acquisition Proposal” has the meaning set forth in Section 5.05(a).

“Action” means any claim, action, cause of action, complaint, demand, lawsuit, arbitration, inquiry, audit, examination, notice of violation, proceeding, litigation, citation, summons, subpoena, investigation or other similar dispute of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity, in each case by or before a Governmental Entity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Exercise Price” means the aggregate exercise price of the Cashed Out Portions of all Vested Company Options as of immediately prior to the Effective Time.

“Agreement” has the meaning set forth in the preamble.

“Allocation Certificate” has the meaning set forth in Section 2.21(a)(v).

“Amended Company Charter” has the meaning set forth in Section 3.05.

“Amended Parent Charter” means the Amended and Restated Certificate of Incorporation of Parent.

“Ancillary Documents” means the Escrow Agreement, Voting Agreements, A&R Registration Rights Agreement, the Lock-Up Agreements and letters of transmittal.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery laws and conventions (including, if applicable, the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other laws and regulations by other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“ASL” means Automated Systems Holdings Limited, a company incorporated in Bermuda with limited liability.

“ASL Retention Bonuses” shall mean the retention payments contemplated in Section 5.10 of the Agreement and Plan of Merger, dated December 15, 2016, by and between the Company and ASL.

“ASL Voting Agreement” has the meaning set forth in the recitals.

“Associated Rights” has the meaning set forth in Section 10.16(a).

“Assumed Option” has the meaning set forth in Section 2.11(c).

“Assumed Portion” means, in respect of Company Options that are held by Continuing Service Providers, (i) the Assumed Portion Percentage multiplied by the aggregate Shares underlying each Vested Company Option that is outstanding and held by a Continuing Service Provider as of immediately prior to the Effective Time and (ii) all Shares underlying Unvested Company Options that are held by Continuing Service Providers and outstanding immediately prior to the Effective Time.

“Assumed Portion Percentage” means the quotient determined by dividing (i) the Per Share Stock Consideration Signing Value by (ii) (x) the Per Share Cash Consideration plus (y) the Per Share Stock Consideration Signing Value.

“Assumption Exchange Ratio” means the quotient determined by dividing (i) (x) the Per Share Stock Consideration Signing Value plus (y) the Per Share Cash Consideration, by (ii) the Parent Stock Signing Price, rounded to four decimal places.

“Audited Financial Statements” has the meaning set forth in Section 3.07.

“Available Parent Cash” has the meaning set forth in Section 5.21.

“Balance Sheet” has the meaning set forth in Section 3.07.

“Balance Sheet Date” has the meaning set forth in Section 3.07.

“Benefit Plan” has the meaning set forth in Section 3.20(a).

“BGV” means Benhamou Global Ventures.

“BGV Voting Agreement” has the meaning set forth in the recitals.

“Business Combination” has the meaning set forth in Article II of the Parent’s Organizational Documents.

“Business Day” means any day except Saturday, Sunday or any other day on which commercial banks located in San Francisco, California are authorized or required by Law to be closed for business.

“Cash Consideration” means $130,000,000.00 minus the Cash Consideration Reallocation Amount (if any).

“Cash Consideration Reallocation Amount” equals (a) $13,500,000 multiplied by (b) (x) the Trust Account Balance at Signing minus the Available Parent Cash, divided by (y) 30% of the Trust Account Balance at Signing, provided that the Cash Consideration Reallocation Amount shall never be less than zero or greater than $13,500,000.

“Cashed Out Portion” means, in respect of each Vested Company Option outstanding as of immediately prior to the Effective Time, (i) if such Vested Company Option is held by a Continuing Service Provider, the Cashed Out Portion Percentage multiplied by the aggregate number of Shares underlying the Vested Company Option as of immediately prior to the Effective Time, and (ii) if such Vested Company Option is held by a Person other than a Continuing Service Provider, 100% of the Shares underlying the Vested Company Option as of immediately prior to the Effective Time.

“Cashed Out Portion Percentage” means 100% less the Assumed Portion Percentage.

“Certificate of Initial Merger” has the meaning set forth in Section 2.05(a).

“Certificate of Second Step Merger” has the meaning set forth in Section 2.05(b).

“Certificates of Merger” has the meaning set forth in Section 2.05(b).

“CGCL” has the meaning set forth in the recitals.

“Change in Control Payments” means any change in control, transaction bonus or similar compensatory payment (including any “double trigger” severance in which the consummation of the Mergers is the first trigger), by the Company or the Subsidiaries or increased compensatory cost payable by the Company or the Subsidiaries, which is payable in connection with or is triggered in whole or in part by the Mergers and other transactions contemplated by this Agreement (excluding payments pursuant to Section 2.10 and Section 2.11), including the employer portion of any payroll taxes owed with respect to such amounts, in each case; provided that if and to the extent the value of Parent Common Stock is directly or indirectly relevant to the determination of the amount of any Change in Control Payment, solely for purposes of this definition, such determination shall be made based on the Parent Stock Signing Price.

“Closing” has the meaning set forth in Section 2.03.

“Closing Date” has the meaning set forth in Section 2.03.

“Closing Filing” has the meaning set forth in Section 5.12(b).

“Closing Indebtedness” means the aggregate amount of all Indebtedness determined as of 11:59 pm Pacific Time on the day immediately prior to the Closing Date.

“Closing Indebtedness Certificate” means a certificate executed by the Vice President of Finance of the Company certifying on behalf of the Company an itemized list of (i) all outstanding Indebtedness determined as of 11:59 pm Pacific Time on the day immediately prior to the Closing Date, (ii) the Person to whom any outstanding Indebtedness is owed, and (iii) an aggregate total of such outstanding Indebtedness.

“Closing Merger Consideration” means (i) the Cash Consideration, plus (ii)(x) the Share Consideration, minus (y) the Post-Closing Adjustment Escrow Shares.

“Closing Option Consideration” has the meaning set forth in Section 2.11(b).

“Closing Press Release” has the meaning set forth in Section 5.12(b).

“Closing Statement” has the meaning set forth in Section 2.19(c)(i).

“Closing Statement Review Period” has the meaning set forth in Section 2.19(d)(i).

“Closing Working Capital” means: (a) the Current Assets of the Company, less (b) the Current Liabilities of the Company, determined as of 11:59 pm Pacific Time on the day immediately preceding the Closing Date.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the preamble.

“Company Board” has the meaning set forth in the recitals.

“Company Board Recommendation” has the meaning set forth in Section 3.02(b).

“Company Charter Documents” has the meaning set forth in Section 3.03.

“Company Common Stock” means the common stock of the Company.

“Company D&O Tail Policy” has the meaning set forth in Section 5.10(d).

“Company Data” has the meaning set forth in Section 3.13(u).

“Company Employee” has the meaning set forth in Section 5.16(a).

“Company IP” means any and all Intellectual Property Rights and Intellectual Property that, as of the date of this Agreement, are owned by or exclusively licensed to, or purported to be owned by or exclusively licensed to, the Company.

“Company IP Contract” means any Contract to which the Company is or was a party or by which the Company is or was bound, that contains any assignment or license of, or any covenant not to assert or enforce, any Company IP.

“Company M&A Fund” means the proceeds from the $15,000,000 raised by the Company on or around May 3, 2019 in contemplation of financing mergers and acquisition activities of the Company.

“Company M&A Fund Cash Amount” means the amount of cash remaining in the Company M&A Fund as of 11:59 PM Pacific Time on the date immediately preceding the Closing Date, it being understood that any amounts incurred in respect of Specified Acquisitions, including all any Specified Acquisition Expenses, shall reduce the Company M&A Fund Cash Amount and not Excess Cash.

“Company Option” means any option to purchase shares of Company Common Stock (whether or not vested) granted by the Company under the Company Stock Incentive Plan that is outstanding as of immediately prior to the Effective Time.

“Company Preferred Stock” means the Series A Preferred Stock of the Company.

“Company Privacy Policies” means each privacy policy or agreement to which the Company is a party or is bound by, including any privacy policy or agreement relating to: (i) the privacy of users of any Company Product, or any website or service operated by or on behalf of the Company; (ii) the collection, storage, hosting, use, disclosure, transmission, transfer, or disposal of any Personal Data by the Company; or (iii) information about individuals who are employees or independent contractors of the Company.

“Company Product” means each product or service owned, made, licensed or sold by or on behalf of the Company to third parties as of the date of this Agreement or at any time during the two (2) years before the date of this Agreement, and any product or service that as of the date of this Agreement is under development by or for the Company, or that the Company as of the date of this Agreement intends to develop, make, distribute, sell or license to third parties.

“Company Registered IP” means any Registered IP that, as of the date of this Agreement, is owned, registered or filed by, or issued to, the Company.

“Company Representative” has the meaning set forth in the preamble.

“Company Representative Losses” has the meaning set forth in Section 10.02(c).

“Company Stock Incentive Plan” means the Grid Dynamics International, Inc. 2018 Stock Incentive Plan.

“Company Systems” means any information technology or computer system (including software, hardware, equipment, databases, and telecommunications infrastructure) for the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of electronic or other data and information, in each case, that are used in the conduct of the Company’s business (including any Company web site).

“Continuing Service Provider” means an employee or independent contractor of the Company or its Subsidiaries who continues his or her employment or services with the Surviving Company, Parent or a controlled Affiliate thereof at the Effective Time.

“Contract” means any contract, lease, deed, mortgage, indenture, license, covenant, plan, undertaking, insurance policy or other agreement instrument arrangement, understanding, commitment, joint venture, permit, concession, franchise, license or obligation, whether written or oral, that is currently in effect and legally binding.

“Current Assets” means all current assets of the Company and its Subsidiaries, on a consolidated basis (but excluding assets acquired as part of or in connection with the Specified Acquisitions, the Excess Cash, the Company M&A Fund, and deferred Tax assets), which shall be calculated in accordance with US GAAP applied using the accounting methods, practices, principles, policies and procedures set forth on Schedule 2.19.

“Current Liabilities” means all current liabilities of the Company and its Subsidiaries, on a consolidated basis (but excluding liabilities acquired as part of or in connection with the Specified Acquisitions, the Indebtedness and deferred Tax liabilities), which shall be calculated in accordance with US GAAP applied using the accounting methods, practices, principles, policies and procedures set forth on Schedule 2.19; which, for the avoidance of doubt, will exclude any employer Taxes incurred by the Company or its Subsidiaries in connection with payments pursuant to Section 2.11.

“D&O Indemnification Obligations” has the meaning set forth in Section 5.10(a).

“D&O Indemnified Party” has the meaning set forth in Section 5.10(a).

“D&O Indemnifying Parties” has the meaning set forth in Section 5.10(b).

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Direct Claim” has the meaning set forth in Section 8.04(c).

“Disclosure Schedules” means the schedules of disclosures to this Agreement delivered by the Company to Parent concurrently with the execution and delivery of this Agreement.

“Disputed Amounts” has the meaning set forth in Section 2.19(d)(iii).

“Dissenting Shares” has the meaning set forth in Section 2.12.

“DLLCA” means the Limited Liability Company Act of the State of Delaware, as amended.

“dollar” or “$” means the lawful currency of the United States.

“EBITDA” means earnings before income, taxes, depreciation and amortization.

“Effective Time” has the meaning set forth in Section 2.05(b).

“Employment Agreements” has the meaning set forth in the recitals.

“Encumbrance” means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, but, in each case which are legally binding.

“Enforceability Exceptions” means enforcement may be affected by Laws related to bankruptcy, reorganization, insolvency and creditor’s rights and by the availability of injunctive relief, specific performance and other equitable remedies.

“Environmental Claim” means any Action, Governmental Order, Lien, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of or resulting from: (a) the presence of, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged noncompliance with any Environmental Law or term or condition of any Environmental Permit.

“Environmental Law” means any applicable Law, and any Governmental Order or binding agreement with any Governmental Entity: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term “Environmental Law” includes, without limitation, the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

“Environmental Notice” means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged noncompliance with any Environmental Law or any term or condition of any Environmental Permit.

“Environmental Permit” means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“ERISA Affiliate” means all employers (whether or not incorporated) that would be treated together with the Company or any of the Subsidiaries as a “single employer” within the meaning of Section 414 of the Code.

“Escrow Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

“Escrow Agreement” means the Escrow Agreement to be entered into by Parent, Company Representative and the Escrow Agent at the Closing, in the form attached hereto as Exhibit F.

“Estimated Closing Adjustment” has the meaning set forth in Section 2.19(b)(ii).

“Estimated Closing Statement” has the meaning set forth in Section 2.19(b)(i).

“Estimated Performance Target” has the meaning set forth in Section 2.19(a)(i).

“Estimated Share Consideration Adjustment Amount Value” has the meaning set forth in Section 2.19(b)(i).

“Excess Cash” means, without duplication, an aggregate amount equal to all cash on hand and cash equivalents of the Company and its Subsidiaries, including cash in the Company’s and the Subsidiaries’ bank and lock box accounts (including cash resulting from the clearance of checks deposited prior to the Closing Date, whether or not such clearance occurs before, on or after the Closing Date, net of all “cut” but uncashed checks outstanding) and the fair market value of all Marketable Securities owned by the Company and its Subsidiaries, determined as of 11:59 pm Pacific Time on the day immediately prior to the Closing Date. For purposes of calculation, “Excess Cash” shall (i) exclude (A) all cash and similar deposits and sureties held by third parties for the benefit of or as security for any obligation of the Company and the Subsidiaries, in each case as of the Closing Date and (B) the Company M&A Fund Cash Amount, (ii) be positively adjusted for any amounts previously paid in respect of Transaction Expenses, (iii) be positively adjusted for the amount of the Aggregate Exercise Price solely to the extent necessary to cause Excess Cash to equal $29 million, (iv) be negatively adjusted for any Unpaid Bonus Amounts, and (v) not be adjusted for any amounts incurred in respect of Specified Acquisitions, which shall instead reduce the Company M&A Fund Cash Amount.

“Excess Cash Adjustment Amount” means the sum of Excess Cash and the Company M&A Fund Cash Amount.

“Excess Cash Shortfall” shall mean the amount, if any, by which the Target Excess Cash is greater than the Excess Cash Adjustment Amount, provided that the “Excess Cash Shortfall” shall in no event exceed $15,000,000 (it being understood that if Excess Cash Adjustment Amount is equal to the Target Excess Cash, the “Excess Cash Shortfall” shall be $0).

“Excess Cash Surplus” shall mean the amount, if any, by which the Excess Cash Adjustment Amount is greater than the Target Excess Cash; provided that the “Excess Cash Surplus” shall in no event exceed $15,000,000 (it being understood that if Excess Cash Adjustment Amount is equal to the Target Excess Cash, the “Excess Cash Surplus” shall be $0).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means an exchange agent of national standing to be mutually agreed to by Parent and the Company prior to the Closing.

“Exchange Agent Agreement” means the Exchange Agent Agreement to be entered into by Parent, the Exchange Agent and the other parties thereto at the Closing.

“Export Approvals” has the meaning set forth in Section 3.25(a).

“Federal Securities Laws” has the meaning set forth in Section 5.14.

“Final Share Consideration Adjustment Amount Value” has the meaning set forth in Section 2.19(c)(i).

“FIRPTA Statement” has the meaning set forth in Section 6.07.

“Foreign Plan” has the meaning set forth in Section 3.20(m).

“Fraud” means knowing and actual fraud or willful misconduct.

“Fully Diluted Share Number” means (a) the aggregate number of Shares outstanding immediately prior to the Effective Time (other than Shares owned by the Company which are to be cancelled and retired in accordance with Section 2.10(a)), on a converted to Company Common Stock basis, plus (b) the aggregate number of Shares underlying all Company Options as of immediately prior to the Effective Time. The “Fully Diluted Share Number” shall exclude the aggregate number of Shares underlying any Unvested Company Options.

“Fundamental Representations” means the representations and warranties of the Company contained in Section 3.01 (Organization and Qualification), Section 3.02(a) (Authority), Section 3.04 (Capitalization), Section 3.22 (Taxes) and Section 3.27 (Brokers).

“Government Contracts” has the meaning set forth in Section 3.10(a)(viii).

“Governmental Entity” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) intergovernmental, governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, commission, instrumentality, official, organization, unit, body or entity and any arbitrator, court or other tribunal).

“Governmental Order” means any Order entered by or with any Governmental Entity.

“Hazardous Materials” means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation and polychlorinated biphenyls.

“HKSE Approval” means approval of the Mergers by The Stock Exchange of Hong Kong Limited.

“HSR Approval” means approval of applicable Governmental Entities pursuant to the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, or other applicable antitrust laws.

“Indebtedness” means, without duplication and with respect to the Company, all (a) indebtedness for borrowed money; (b) obligations for the deferred purchase price of property or services; (c) long- or short-term obligations evidenced by notes, bonds, debentures or other similar instruments; (d) obligations under capitalized leases; (e) obligations secured by assets of the Company; (f) obligations under any interest rate, currency swap or other hedging agreement or arrangement; (g) reimbursement obligations under any letter of credit, banker’s acceptance or similar credit transactions; (h) Securityholders’ portion of Transfer Taxes, to the extent payable by the Company or Parent under Legal Requirements; (i) guarantees made by the Company on behalf of any third party in respect of obligations of the kind referred to in the foregoing clauses (a) through (h); and (j) any unpaid interest, obligations, liabilities, prepayment penalties, premiums, costs and fees that would arise or become due as a result of the prepayment of any of the obligations referred to in the foregoing clauses (a) through (i), but excluding (i) Transfer Taxes, except as described in clause (h) of this definition, (ii) Current Liabilities taken into account in the calculation of Closing Working Capital, (iii) any Transaction Expenses, and (iv) any outstanding Indebtedness of a Person acquired by the Company as a Specified Acquisition.

“Indemnification Date” has the meaning set forth in Section 8.01.

“Indemnified Party” has the meaning set forth in Section 8.04.

“Indemnifying Party” has the meaning set forth in Section 8.04.

“Independent Accountant” has the meaning set forth in Section 2.19(d)(iii).

“Initial Merger” has the meaning set forth in the recitals.

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means algorithms, APIs, databases, data collections, diagrams, formulae, inventions (whether or not patentable), know-how, logos, designs, marks (including brand names, product names, logos and slogans), methods, network configurations and architectures, processes, proprietary information, protocols, schematics, specifications, software, software code (in any form, including source code and executable or object code), subroutines, techniques, user interfaces, URLs, web sites, works of authorship (including written, audio and visual materials) and other forms of technology (whether or not embodied in any tangible form and including all tangible embodiments of the foregoing).

“Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: (i) patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures (“Patents”), (ii) common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how, (iii) industrial designs and any registrations and applications therefor, (iv) trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications (and any and all goodwill associated with and symbolized by such trade names, logos, trade dress, trademarks and service marks), (v) Internet domain name applications and registrations, Internet and World Wide Web URLs or addresses, (vi) copyrights, copyright registrations and applications therefor and all other rights corresponding thereto, (vii) database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology, (viii) moral and economic rights of authors and inventors, however denominated, and (ix) any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“Intermediate Corporation” has the meaning set forth in Section 2.01.

“International Trade Laws” means all laws, regulations, and restrictive measures relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other laws adopted by the governments or agencies of other countries relating to the same subject matter as the United States laws and regulations described above.

“Key Employees” means Vadim Kozyrkov, Yury Gryzlov, Vasily Sizov, Igor Yagovoy, Stan Klimoff, Rahul Bindlish, Max Martynov, Ratmir Panov and Barbara Salazar.

“Key Executives” means Leonard Livschitz and Victoria Livschitz.

“Knowledge” or “Known” means, with respect to the Company, the actual knowledge, following reasonable inquiry of direct reports, of Leonard Livschitz, Stan Klimoff, Yury Gryzlov and Victoria Livschitz.

“Law” means any statute, law, ordinance, regulation, rule, code, Order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Entity.

“Legal Requirement” means any applicable U.S. or non-U.S. federal, state, local or other constitution, law, statute, ordinance, rule, regulation, published administrative position, policy or principle of common law, or any Order, in any case issued, enacted, adopted, promulgated, implemented or otherwise put into legal effect by or under the authority of any Governmental Entity.

“Letter of Transmittal” has the meaning set forth in Section 2.13(b).

“Liabilities” has the meaning set forth in Section 3.08.

“Licensed IP” means (a) all Intellectual Property Rights and Intellectual Property incorporated into, or used in the development, delivery, hosting or distribution of, the Company Products; and (b) all other Intellectual Property Rights and Intellectual Property used or held for use in the conduct of the business of the Company, as currently conducted and as currently proposed to be conducted by the Company, in the case of each of (a) or (b), that are not owned by, or purported to be owned by, the Company, and instead have been licensed to the Company (whether or not currently exercisable) or pursuant to which the Company has been granted any covenant not to sue or consent with respect to any Intellectual Property or Intellectual Property Rights that are not owned by the Company.

“Licensed IP Contract” means any Contract to which the Company is or was a party or by which the Company is or was bound, pursuant to which the Company is granted a license, covenant not to sue, or other rights with respect to Licensed IP.

“Lien” means any lien, pledge, charge, claim, mortgage, assessment, claim, hypothecation, right of first refusal, preemptive right, easement, covenant, right of way, servitude, transfer restriction, security interest or other encumbrance of any kind or character whatsoever, so long as, in each case, it is legally binding.

“Lock-Up Agreement” has the meaning set forth in the recitals.

“Losses” means losses, damages, liabilities, deficiencies, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers; provided, however, that “Losses” shall be subject to the limitations set forth in Section 8.03(f).

“Lost Stock Affidavit” has the meaning set forth in Section 2.18.

“Made Available” means that the Company has posted such materials to the Google Drive virtual data room and made available to Parent and its representatives during the negotiation of this Agreement, but only if so posted and made available on or prior to the date that is three (3) Business Days prior to the date of this Agreement.

“Majority Holders” has the meaning set forth in Section 10.02(b).

“Marketable Securities” means any of the following forms of marketable securities of the Company and its Subsidiaries: (i) direct obligations of the United Sates government, (ii) money market deposit accounts with United States banks with at least $1,000,000,000 in average total assets, (iii) investment grade bonds or (iv) funds investing in the securities described in (i) to (iii) herein, in each case, having daily liquidity.

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or would reasonably be expected to become, individually or in the aggregate, materially adverse to (a) the business, results of operations, customer relationships, condition (financial or otherwise) or assets of the Company, or (b) the ability of the Company to consummate the transactions contemplated hereby on a timely basis, in each of (a) and (b) taken as a whole; provided, however, that in the case of clause (a), “Material Adverse Effect” shall not include any event, occurrence, fact, condition or change, directly attributable to: (i) general economic, global or political conditions; (ii) conditions generally affecting the industries in which the Company operates; (iii) any changes in financial or securities markets in general (including changes in credit, debt, financial and capital markets and interest rates); (iv) global, national or regional political conditions, including the outbreak or escalation of national or international hostilities, acts of terror or acts of war, sabotage or terrorism (whether or not declared) or military actions or any escalation or worsening of any hostilities, acts of war, sabotage or terrorism or military actions, pandemics, earthquakes, hurricanes, tornados or other natural disasters; (v) any action required by the terms of this Agreement or the Ancillary Documents or that Parent or a controlled Affiliate of Parent has expressly requested or expressly consented to; (vi) any changes or proposed changes in applicable Laws or accounting rules or interpretations thereof, including US GAAP, following the date hereof; (vii) the public announcement of the transactions contemplated by and parties to this Agreement, including any impact thereof on relationships, contractual or otherwise, with suppliers or employees (except to the extent constituting a breach of Section 3.03 (No Conflicts; Consents), or (viii) any failure by the Company to meet its internal projections or forecasts or revenue or earnings predictions for any period (but not any underlying cause thereof which may be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur), provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i), (ii), (iii), (iv) or (vi) immediately above shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Company compared to other participants in the industries in which the Company conducts its businesses.

“Material Contracts” has the meaning set forth in Section 3.10(a).

“Material Customers” has the meaning set forth in Section 3.15(a).

“Material Suppliers” has the meaning set forth in Section 3.15(a).

“Merger Consideration” means the Cash Consideration plus the Share Consideration.

“Merger Sub 1” has the meaning set forth in the preamble.

“Merger Sub 2” has the meaning set forth in the preamble.

“Mergers” has the meaning set forth in the recitals.

“Minimum Trust Amount” has the meaning set forth in Section 4.04.

“Notional Exercise Price” means the exercise price per share that is equal to the quotient determined by dividing (x) the exercise price per share at which such Assumed Option was exercisable immediately prior to the Effective Time by (y) the Notional Option Exchange Ratio (rounding such quotient up to the nearest whole cent).

“Notional Number of Options” means the number of shares of Parent Common Stock underlying each Assumed Option that is equal to the product of (x) the number of shares underlying the Assumed Option immediately prior to the Effective Time, multiplied by (y) the Notional Option Exchange Ratio (rounding the result down to the nearest whole share).

“Notional Option Exchange Ratio” shall mean (i) (x) the Per Share Stock Consideration multiplied by (y) the Parent Stock Closing Price, plus (ii) Per Share Cash Consideration, divided by the Parent Stock Closing Price, rounded to four decimal places.

“Open Source Software” has the meaning set forth in Section 3.13(r)(i).

“Order” means any order, judgment, injunction, ruling, edict or other decree, whether temporary, preliminary or permanent, enacted, issued, promulgated, enforced or entered by any Governmental Entity.

“Organizational Documents” means, with respect to any Person that is an entity, its certificate of incorporation or formation, bylaws, operating agreement or similar organizational documents, in each case, as amended.

“Outside Date” means June 30, 2020.

“Parent” has the meaning set forth in the preamble.

“Parent Common Stock” means the common stock of the Parent.

“Parent D&O Tail Policy” has the meaning set forth in Section 5.10(c).

“Parent Equity Incentive Plan” has the meaning set forth in Section 5.20(b).

“Parent Financials” has the meaning set forth in Section 4.09(b).

“Parent Group” has the meaning set forth in Section 10.16(a).

“Parent Indemnitees” has the meaning set forth in Section 8.02.

“Parent Preferred Shares” has the meaning set forth in Section 4.08(a).

“Parent Securities” has the meaning set forth in Section 4.08(a).

“Parent Special Meeting” has the meaning set forth in Section 5.20(b).

“Parent Stock Closing Price” equals the five (5) day closing trailing average trading price of a share of Parent Common Stock on the Nasdaq Capital Market ending one (1) Business Day prior to the Closing Date.

“Parent Stock Signing Price” means $10.19.

“Parent Warrants” has the meaning set forth in Section 4.08(b).

“Per Option Consideration” means the sum of (i) the Per Share Cash Consideration, plus (ii) the Per Share Stock Consideration Closing Value.

“Per Share Cash Consideration” means (i) the Cash Consideration, divided by (ii) the Fully Diluted Share Number.

“Per Share Stock Consideration” means (i) the Share Consideration, divided by (ii) the Fully Diluted Share Number.

“Per Share Stock Consideration Closing Value” means the product of (i) the Per Share Stock Consideration multiplied by (ii) the Parent Stock Closing Price.

“Per Share Stock Consideration Signing Value” means the product of (i) the Per Share Stock Consideration multiplied by (ii) the Parent Stock Signing Price.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Entities.

“Permitted Encumbrances” has the meaning set forth in Section 3.11(a).

“Person” means an individual or entity, including without limitation a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Personal Data,” for the purpose of this Agreement, means any information that relates to an identified or identifiable individual or device data or that identifies or can be used to identify individuals either alone or in combination with other information, including name, street address, telephone number, e-mail address, user name and password, photograph, government-issued identifier (including Social Security number, tax identification number, driver’s license number or passport number), credit card number, bank information, or customer or account number, biometric identifiers or any other piece of information used or intended to be used to identify, contact, or precisely locate an individual.

“Post-Closing Adjustment” has the meaning set forth in Section 2.19(c)(ii).

“Post-Closing Adjustment Distribution” has the meaning set forth in Section 2.19(e)(ii).

“Post-Closing Adjustment Escrow Shares” means 857,143 shares of Parent Common Stock.

“Post-Closing Adjustment Escrow Shares Fund” has the meaning set forth in Section 2.14.

“Post-Closing Board” means the Board of Directors of Parent immediately following the Closing.

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period after the Closing Date.

“Post-Exchange Spread” means the product of (x) the Parent Stock Closing Price less the Notional Exercise Price multiplied by (y) the Notional Number of Options.

“Pre-Closing Period” has the meaning set forth in Section 5.01.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period ending on the Closing Date.

“Privacy Contracts” has the meaning set forth in Section 3.13(t).

“Privacy Legal Requirement” means all applicable Legal Requirements relating to privacy, data protection and data security, including with respect to the collection, storage, transmission, transfer (including cross-border transfers), disclosure, use, retention and disposal of Personal Data (including Personal Data of employees, contractors and third parties).

“Pro Rata Share” means, with respect to any Securityholder, the value (using the Parent Stock Signing Price to value the Share Consideration) of the Merger Consideration paid and issued to such Securityholder at the Closing pursuant to Section 2.10 and Section 2.11, divided by the value of the total Merger Consideration (using the Parent Stock Signing Price to value the Share Consideration) paid and issued to all Securityholders at the Closing pursuant to Section 2.10 and Section 2.11. For purposes of such calculation, any Merger Consideration attributable to any Assumed Option shall be excluded and the Pro Rata Share attributable to any Assumed Option shall be zero.

“Prospectus” has the meaning set forth in Section 10.01.

“Protected Communication” has the meaning set forth in Section 10.16(a).

“Proxy Effectiveness” has the meaning set forth in Section 5.20(g).

“Proxy Statement” has the meaning set forth in Section 5.20(a).

“Public Certifications” has the meaning set forth in Section 4.09(a).

“Qualified Benefit Plan” has the meaning set forth in Section 3.20(c).

“QuickBooks Interim Financial Statements Reports” has the meaning set forth in Section 3.07.

“R&W Insurance Policy” means that certain representations and warranties insurance policy issued by Euclid Transactional, LLC.

“Real Property” means the real property owned, leased or subleased by the Company, together with all buildings, structures and facilities located thereon.

“Redemption” has the meaning set forth in Section 5.20(a).

“Registered IP” means all Intellectual Property Rights that are registered, filed, or issued under the authority of, with or by any Governmental Entity (or other registrar with respect to domain names and the like), including all Patents, registered copyrights and registered trademarks, business names and domain names and all applications for any of the foregoing.

“Release” means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including, without limitation, ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

“Representative” means, with respect to any Person, any and all directors, officers, employees, consultants, financial advisors, counsel, accountants and other agents of such Person that are acting at the direction of or with the approval of such Person.

“Required Approval Matters” has the meaning set forth in Section 5.20(b).

“Required Parent Stockholder Approval” has the meaning set forth in Section 7.01(b).

“Requisite 280G Vote” has the meaning set forth in Section 5.17.

“Requisite Company Vote” has the meaning set forth in Section 3.02(a).

“Resolution Period” has the meaning set forth in Section 2.19(d)(ii).

“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means: (i) any Person identified in any sanctions-related list of designated persons maintained by (a) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (b) Her Majesty’s Treasury of the United Kingdom; (c) any committee of the United Nations Security Council; or (d) the European Union; (ii) any Person located, organized, or resident in, organized in, or a Governmental Entity or government instrumentality of, any Sanctioned Country; and (iii) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (i) or (ii), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions laws, orders, regulations, embargoes and restrictive measures (in each case having the force of law) administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“SEC” means the U.S. Securities and Exchange Commission.

“SEC Reports” has the meaning set forth in Section 4.09(a).

“Second Step Merger” has the meaning set forth in the recitals.

“Securities Act” means the Securities Act of 1933, as amended.

“Securityholder” means a holder of Shares and/or Company Options.

“Settlement Offer” has the meaning set forth in Section 8.04(b).

“Share Certificate” has the meaning set forth in Section 2.13(a).

“Share Consideration” means (a) 25,523,810 shares of Parent Common Stock plus or minus (b) the Estimated Closing Adjustment (or, when finalized, the Final Closing Adjustment).

“Share Consideration Adjustment Amount Value” means zero (0), (a) plus the Working Capital Surplus (if any) or minus Working Capital Shortfall (if any), as applicable, minus (b) Closing Indebtedness, (c) plus the Excess Cash Surplus (if any) or minus the Excess Cash Shortfall (if any), as applicable, minus (d) the Target Performance Stock Consideration Adjustment (which calculation shall be made as of 11:59 pm Pacific Time on the day immediately preceding the Closing Date), plus (e) the Cash Consideration Reallocation Amount (if any).

“Shareholder” means a holder of Shares or, when referenced at any time after the Effective Time, the former holder of Shares immediately prior to the Effective Time.

“Shareholder Pro Rata Share” means with respect to any Shareholder, such Person’s ownership of Shares of the Company as of immediately prior to the Effective Time, determined by dividing (a) the sum of the number of Shares owned of record by such Person as of immediately prior to the Effective Time by (b) the aggregate number of Shares outstanding immediately prior to the Effective Time (excluding (i) Shares owned by Parent, Merger Sub 1, Merger Sub 2 or the Company which are to be cancelled and retired in accordance with Section 2.10(a) and (ii) for the avoidance of doubt, Shares underlying Company Options), on a converted to Company Common Stock basis.

“Shares” means all issued and outstanding shares of Company Common Stock immediately prior to the Effective Time, including shares of Company Common Stock issued upon the conversion of all shares of Company Preferred Stock effected in connection with the Closing pursuant to the Company Charter Documents.

“SHSE Approval” means approval of the Mergers by Shanghai Stock Exchange.

“Signing Filing” has the meaning set forth in Section 5.12(b).

“Signing Press Release” has the meaning set forth in Section 5.12(b).

“SOX” means the Sarbanes-Oxley Act of 2002, as amended.

“Specified Acquisitions” means, with respect to the Company and its Subsidiaries, acquisitions by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof that are entered into or consummated prior to the Closing and that have an up-front purchase price, together with any Specified Acquisition Expenses, of less than the funds then remaining in the Company M&A Fund.

“Specified Acquisition Expenses” means any fees and expenses (including fees and expenses of accountants, counsel, investment banks and other advisors and consultants) incurred by or on behalf of the Company or any controlled Affiliate of the Company, or for which the Company or any such Affiliate is otherwise liable, at or prior to the Closing in connection with the preparation, negotiation and execution of any Specified Acquisition. For the avoidance of doubt, Specified Acquisition Expenses shall not include any amounts paid or payable as purchase price or other consideration in connection with the Specified Acquisition.

“Sponsor” means ChaSerg Technology Sponsor LLC, a Delaware limited liability company.

“Sponsor Designated Directors” means the two directors designated by the Sponsor for appointment to the Post-Closing Board.

“Standard Form IP Contract” means each standard form of Company IP Contract used by the Company at any time, including each standard form of: (i) license and/or service agreement; (ii) development agreement; (iii) distributor, reseller or affiliate agreement; (iv) employee agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; (v) professional services, outsourced development, consulting, or independent contractor agreement containing any assignment or license of Intellectual Property or Intellectual Property Rights or any confidentiality provision; and (vi) confidentiality or nondisclosure agreement.

“Standard Vendor Contract” means a Contract that meets all of the following conditions: (i) such Contract grants to the Company a non-exclusive license to download or use generally commercially available, non-customized software, in object code form only, or a nonexclusive right to access and use the functionality of such software on a hosted or “software-as-a-service” basis (and does not include any other licenses to Intellectual Property except licenses to either party’s trademark for inclusion on customer lists or use in the provision of services); (ii) the software licensed or made available under such Contract is not included, incorporated or embedded in, linked to, combined or distributed with, any Company Product; (iii) the Contract does not require the Company to pay any license fee, subscription fee, service fee or other amount except for a one-time license fee of no more than $10,000 or ongoing subscription or service fees of no more than $5,000 per year; and (iv) the Contract is not a license for Open Source Software.

“Standards Organizations” has the meaning set forth in Section 3.13(g)(viii).

“Statement of Objections” has the meaning set forth in Section 2.19(d)(ii).

“Stockholders’ Agreement” has the meaning set forth in the recitals.

“Straddle Period” has the meaning set forth in Section 6.05.

“Subsidiary” or “Subsidiaries” means any and all subsidiaries of the Company, including but not limited to the subsidiaries listed in Section 3.01(b) of the Disclosure Schedules.

“Surviving Company” has the meaning set forth in Section 2.02.

“Target Excess Cash” means $29,000,000.

“Target Performance Stock Consideration Adjustment” has the meaning set forth in Section 2.19(a)(ii).

“Target Working Capital” means $10,000,000.

“Tax Law” means a Law related to Taxes.

“Tax Matter” has the meaning set forth in Section 6.08.

“Tax Return” means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with any Taxing Authority.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, or other taxes, duties or fees, assessments or charges in the nature of taxes, of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection or other imposition of any Tax.

“Teamsun” means Beijing Teamsun Technology Co. Ltd., a company listed on the Shanghai Stock Exchange (stock code 600410), and its unified social credit code is 91110000633713190R.

“Teamsun Affiliate” means an individual who is the single largest shareholder (based on direct and beneficial ownership of voting securities) of Teamsun.

“Teamsun HK” means Teamsun Technology (HK) Limited, a company incorporated in Hong Kong with registered number 0895726 and registered office address at Room No. 907, 9th Floor, Tai Yau Building, No. 181 Johnston Road, Wanchai, Hong Kong.

“Third Party Claim” has the meaning set forth in Section 8.04(a).

“Transaction Expenses” means, with respect to the Company, (i) any fees and expenses (including fees and expenses of accountants, counsel, investment banks and other advisors and consultants) incurred by or on behalf of the Company or any controlled Affiliate of the Company, or for which the Company or any such Affiliate is otherwise liable, at or prior to the Closing in connection with the preparation, negotiation and execution of this Agreement and the Ancillary Documents, the performance and consummation of the Mergers and the other transactions contemplated hereby and thereby, including any fees, costs and expenses in connection with obtaining any of the approvals set forth on Schedule 2 or the requisite shareholder approval of Parent with respect to the Mergers or (ii) any Specified Acquisition Expenses.

“Transfer Taxes” has the meaning set forth in Section 6.01(b).

“Treasury Regulations” means any treasury regulations (including temporary regulations) promulgated by the United States Department of Treasury with respect to the Code, as amended.

“Trust Account” has the meaning set forth in Section 4.04.

“Trust Account Balance at Signing” means $223,915,741.

“Trust Agreement” has the meaning set forth in Section 4.04.

“Trustee” has the meaning set forth in Section 4.04.

“Unaffiliated Designated Directors” has the meaning set forth in Section 5.23.

“Undisputed Amounts” has the meaning set forth in Section 2.19(d)(iii).

“Union” has the meaning set forth in Section 3.21(b).

“Unpaid Bonus Amounts” means the aggregate amount of all Change in Control Payments and ASL Retention Bonuses that remain unpaid as of immediately prior to the Closing.

“Unvested Company Option” means any Company Option (or portion thereof) that is outstanding and unvested as of immediately prior to the Effective Time, after giving effect to any accelerated vesting in connection with the Closing.

“US GAAP” means United States generally accepted accounting principles in effect from time to time.

“Vested Company Option” means any Company Option (or portion thereof) that is outstanding and vested as of immediately prior to the Effective Time, after giving effect to any accelerated vesting in connection with the Closing.

“Voting Agreements” has the meaning set forth in the recitals.

“Working Capital Shortfall” means the amount by which the Target Working Capital is greater than the Closing Working Capital (it being understood that if Closing Working Capital is equal to the Target Working Capital, the “Working Capital Shortfall” shall be $0).

“Working Capital Surplus” means the amount by which the Closing Working Capital is greater than the Target Working Capital (it being understood that if Closing Working Capital is equal to the Target Working Capital, the “Working Capital Surplus” shall be $0).

Article II.
The Mergers

Section 2.01 The Initial Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL and the Company’s organizational documents, immediately prior to the Effective Time, (i) Merger Sub 1 will merge with and into the Company, and (ii) the separate corporate existence of Merger Sub 1 will cease and the Company will continue its corporate existence as the surviving corporation in the Initial Merger (sometimes referred to herein as the “Intermediate Corporation”).

Section 2.02 The Second Step Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the CGCL and the DLLCA, at the Effective Time and immediately following the Initial Merger, (i) the Intermediate Corporation will merge with and into Merger Sub 2, and (ii) the separate corporate existence of the Intermediate Corporation will cease and Merger Sub 2 will continue its limited liability company existence under the DLLCA as the surviving entity in the Second Step Merger (sometimes referred to herein as the “Surviving Company”). Following the Second Step Merger described in the preceding sentence, the Surviving Company shall change its name to be “Grid Dynamics International LLC”.

Section 2.03 Closing. Subject to the terms and conditions of this Agreement, the closing of the Mergers (the “Closing”) shall take place at the offices of Wilson Sonsini Goodrich & Rosati, P.C., on a date and at a time to be agreed upon by Parent and the Company, which date shall be no later than three (3) Business Days after the last of the conditions to Closing set forth in Article VII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time or on such other date or at such other place as the Company and Parent may mutually agree upon in writing (the day on which the Closing takes place being the “Closing Date”).

Section 2.04 Closing Deliverables.

(a) At or prior to the Closing, the Company shall have performed and delivered to Parent the following:

(i) the Escrow Agreement duly executed by the Company Representative;

(ii) executed resignations of the directors of the Company and officers of the Company pursuant to Section 5.08, in each case, as requested by Parent.

(iii) a certificate, dated as of the Closing Date and signed by a duly authorized officer of the Company, that each of the conditions set forth in Section 7.02(a), Section 7.02(b) and Section 7.02(c) has been satisfied or waived in accordance with Section 7.02;

(iv) a certificate of the Secretary of the Company certifying that (A) attached thereto are true and complete copies of (1) all resolutions adopted by the Company Board authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby and (2) resolutions of the Shareholders approving the Mergers and adopting this Agreement, and (B) all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby;

(v) good standing certificates (or their equivalents) from the secretary of state or similar Governmental Entity of the jurisdiction under the Laws in which the Company is organized as of a date no earlier than five (5) days prior to the Closing Date;

(vi) at least three (3) Business Days prior to the Closing, invoices and wiring instructions (as applicable) with respect to Transaction Expenses that are to be paid at the Closing;

(vii) Payoff letters in customary form satisfactory to Parent (specifying effectiveness and providing for a full release of Encumbrances upon receipt of payment) with respect to all third party Indebtedness for borrowed money listed in the Closing Indebtedness Certificate, executed by each of the Persons to whom such amounts are owed and certifying full satisfaction of any amounts due as of the Closing Date.

(viii) at least three (3) Business Days prior to the Closing, (x) the Closing Indebtedness Certificate, (y) the Estimated Closing Statement contemplated in Section 2.19(b) and (z) the Allocation Certificate contemplated in Section 2.21(a)(v);

(ix) the FIRPTA Statement;

(x) the A&R Registration Rights Agreement;

(xi) written irrevocable election executed by the requisite holders of Company Preferred Stock stating that, should a conversion of all Company Preferred Stock into Company Common Stock not be triggered automatically as a result of the Mergers, effective as of immediately prior to and conditional upon the Closing, all shares of Company Preferred Stock shall be automatically converted into Company Common Stock in accordance with the Company Charter Documents; and

(xii) the Lock-Up Agreements (to the extent not previously delivered to Parent).

(b) At or prior to the Closing, Parent shall deliver to the Company (or such other Person as may be specified herein) the following:

(i) the Escrow Agreement duly executed by Parent and the Escrow Agent;

(ii) the A&R Registration Rights Agreement duly executed by Parent;

(iii) (a) payment to the Exchange Agent by wire transfer of immediately available funds an amount equal to the Cash Consideration, minus the Closing Option Consideration and (b) transfer to the Exchange Agent the Share Consideration minus the Post-Closing Adjustment Escrow Shares;

(iv) payment to the Company by wire transfer of immediately available funds an amount equal to the Closing Option Consideration, to be used to pay each of the holders of Company Options in accordance with Section 2.11(b);

(v) transfer to the Escrow Agent the Post-Closing Adjustment Escrow Shares as set forth in Section 2.14;

(vi) payment to holders of outstanding Indebtedness, if any, by wire transfer of immediately available funds of the amount of money due and owing from the Company to such holder of outstanding Indebtedness as set forth on the Closing Indebtedness Certificate;

(vii) a certificate, dated the Closing Date and signed by a duly authorized officer of Parent, that each of the conditions set forth in Section 7.03(a) and Section 7.03(b) have been satisfied or waived in accordance with Section 7.03; and

(viii) a certificate of the Secretary or an Assistant Secretary (or equivalent officer) of Parent, Merger Sub 1 and Merger Sub 2 certifying that attached thereto are true and complete copies of all resolutions adopted by the board of directors of Parent, Merger Sub 1 and Merger Sub 2 authorizing the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby, and that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated hereby and thereby.

Section 2.05 Effective Time.

(a) Subject to the provisions of this Agreement, at the Closing, the Company, Parent, and Merger Sub 1 shall cause the Initial Merger to be consummated by causing a certificate of merger (the “Certificate of Initial Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of California in accordance with the relevant provisions of the CGCL and shall make all other filings or recordings required under the CGCL to effectuate the Initial Merger. The Initial Merger shall become effective simultaneously at such time as the Certificate of Initial Merger has been duly filed with the Secretary of State of the State of California or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Initial Merger (the “Effective Time”).

(b) Promptly after the Effective Time, but in all cases on the Closing Date, Parent, the Intermediate Corporation and Merger Sub 2 shall cause the Second Step Merger to be consummated by causing a certificate of merger (the “Certificate of Second Step Merger” and, together with the Certificate of Initial Merger, the “Certificates of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of California and Secretary of State of the State of Delaware in accordance with the applicable provisions of the CGCL and DLLCA, as applicable, and shall make all other filings or recordings required under the CGCL and DLLCA. The Second Step Merger shall become effective simultaneously at such time as the Certificate of Second Step Merger has been duly filed with each of the Secretary of State of the State of California and Secretary of State of the State of Delaware, or at such later date or time as may be agreed by the Company and Parent in writing and specified in the Certificate of Second Step Merger (the effective time of Second Step Merger, as the last of the Mergers, shall be referred to as the “Second Effective Time”).

Section 2.06 Effects of the Mergers.

(a) The Initial Merger shall have the effects set forth herein and in the applicable provisions of the CGCL. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of each of the Company and Merger Sub 1 shall vest in the Intermediate Corporation, and all debts, liabilities, obligations, restrictions and duties of each of the Company and Merger Sub 1 shall become the debts, liabilities, obligations, restrictions and duties of the Intermediate Corporation.

(b) The Second Step Merger shall have the effects set forth herein and in the applicable provisions of the CGCL and DLLCA, respectively. Without limiting the generality of the foregoing, and subject thereto, from and after the Second Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses and authority of each of the Intermediate Corporation and Merger Sub 2 shall vest in the Surviving Company, and all debts, liabilities, obligations, restrictions and duties of each of the Intermediate Corporation and Merger Sub 2 shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Company.

Section 2.07 Tax Treatment. The parties intend that, for U.S. federal income Tax purposes, the Mergers, taken together, constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a “reorganization” within the meaning of Section 368 of the Code. This Agreement is intended to be, and is adopted as, a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations. Each party hereto shall cause all Tax Returns to be filed on the basis of treating the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code unless otherwise required by applicable Law. None of the parties hereto shall take any action that could reasonably be expected to prevent the Mergers from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. The Company acknowledges that the Company and the holders of Company securities are relying solely on their own Tax advisors in connection with this Agreement, the Mergers and the other transactions and agreement contemplated hereby.

Section 2.08 Articles of Incorporation and Bylaws of the Intermediate Corporation; Certificate of Formation and Limited Liability Company Agreement of the Surviving Company.

(a) At the Effective Time, the articles of incorporation and bylaws of the Intermediate Corporation shall be amended and restated in their entirety in the forms attached hereto as Exhibit G and Exhibit H, respectively, until thereafter amended in accordance with the terms thereof and the CGCL.

(b) At the Second Effective Time, the certificate of formation and limited liability company agreement of Merger Sub 2 as in effect immediately prior to the Second Effective Time, in the forms attached hereto as Exhibit I and Exhibit J, respectively shall be the certificate of formation and limited liability company agreement of the Surviving Company until thereafter amended in accordance with the terms thereof and the DLLCA, provided, however, that the name of the Surviving Company shall be changed to “Grid Dynamics International LLC”.

Section 2.09 Directors and Officers of the Intermediate Corporation and the Surviving Company.

(a) The directors and officers of Merger Sub 1, in each case, immediately prior to the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Intermediate Corporation, in each case, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the articles of incorporation and bylaws of the Intermediate Corporation.

(b) The directors and officers of the Intermediate Corporation, in each case, immediately prior to the Second Effective Time shall, from and after the Second Effective Time, be the directors and officers, respectively, of the Surviving Company, in each case, until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of formation and limited liability company agreement of the Surviving Company.

Section 2.10 Effect of the Mergers on Shares. At the Effective Time, as a result of the Initial Merger and without any action on the part of Parent, Merger Sub 1, the Company, any Securityholder or any other Person:

(a) Cancellation of Certain Shares. All Shares that are owned by Parent, Merger Sub 1, Merger Sub 2 or the Company (as treasury stock or otherwise) or any of their respective direct or indirect wholly owned Subsidiaries shall automatically be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b) Conversion of Shares. Each Share issued and outstanding immediately prior to the Effective Time (other than any Share to be cancelled and retired in accordance with Section 2.10(a), and any Dissenting Share, which shall be treated in the manner provided in Section 2.12) shall be cancelled and converted automatically into the right to receive, (i)(A) an amount in cash equal to the Per Share Cash Consideration and (B) a number of shares of Parent Common Stock equal to the Per Share Stock Consideration, less the holder’s Shareholder Pro Rata Share of the Post-Closing Adjustment Escrow Shares Fund in respect of such Share, and (ii) the holder’s Shareholder Pro Rata Share of any issuances that are made from the Post-Closing Adjustment Escrow Shares Fund, if and when payable according to the terms hereof and the Escrow Agreement and (iii) the holder’s Shareholder Pro Rata Share of any issuances that are made in connection with the Post-Closing Adjustment Distribution pursuant to Section 2.19(e)(ii), if and when payable according to the terms hereof.

(c) Conversion of Merger Sub 1 Capital Stock in the Initial Merger. Each share of common stock of Merger Sub 1 issued and outstanding immediately prior to the Effective Time shall be converted into and become one newly issued, fully paid and nonassessable share of common stock of the Intermediate Corporation.

(d) Conversion of Intermediate Corporation Capital Stock in the Second Step Merger. Each share of common stock of the Intermediate Corporation issued and outstanding immediately prior to the Second Effective Time shall be converted into and become one newly issued, fully paid and nonassessable common membership units of the Surviving Company.

Section 2.11 Treatment of Company Options.

(a) At or prior to the Effective Time, the Company Board shall adopt all such resolutions and take all such actions necessary to cause the Company Stock Incentive Plan to terminate at or prior to the Effective Time.

(b) By virtue of the Mergers and without any action on the part of the holders thereof or any other Person, the Cashed Out Portion of each Company Option shall be cancelled immediately prior to the Effective Time and converted into the right to receive (i) an amount in cash equal to the product of (A) the number of Shares underlying the Cashed Out Portion of such Company Option as of immediately prior to the Effective Time, multiplied by (B) the amount by which the Per Option Consideration exceeds the Company Option’s exercise price per share (the “Closing Option Consideration”). The Company shall cause payment of the Closing Option Consideration to be made to the holder of such Company Option, if a current or former employee of the Company or a Subsidiary, through the payroll system of the relevant employer entity or, if not a current or former employee of the Company or a Subsidiary, through the Exchange Agent or Escrow Agent (as applicable) as soon as practicable following the Effective Time.

(c) By virtue of the Mergers and without any action on the part of the holders thereof or any other Person, the Assumed Portion of each Company Option shall be assumed by Parent and automatically converted into an option (each, an “Assumed Option”) to purchase shares of Parent Common Stock. Each Assumed Option will continue to be subject to substantially the same terms and conditions (including vesting and forfeiture) as applied to the Assumed Option immediately before the Effective Time, after giving effect to any accelerated vesting in connection with the Closing, except that (i) the number of shares of Parent Common Stock underlying each Assumed Option will equal the product of (x) the number of shares underlying the Assumed Option immediately prior to the Effective Time, multiplied by (y) the Assumption Exchange Ratio (rounding the result down to the nearest whole share) (“Post-Exchange Share Number”), (ii) the exercise price per share will equal the quotient determined by dividing (x) (A) the product of the Post-Exchange Share Number multiplied by the Parent Stock Closing Price less (B) the Post-Exchange Spread by (y) the Post-Exchange Share Number (rounding such quotient up to the nearest whole cent), and (iii) all references to the Company in the Company Stock Incentive Plan and the applicable stock option agreements will be references to Parent.

(d) Any portion of a Company Option that constitutes neither an Assumed Portion nor a Cashed Out Portion shall be cancelled immediately prior to the Effective Time for no consideration.

(e) All amounts payable pursuant to this Section 2.11 shall be subject to any applicable withholding Taxes.

(f) Prior to the Effective Time, the Company shall adopt such resolutions and take all other actions, including obtaining any consents, as are necessary to effect the treatment of the Company Options contemplated by this Section 2.11.

Section 2.12 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, including Section 2.09, any Shares issued and outstanding immediately prior to the Effective Time (other than Shares cancelled in accordance with Section 2.10(a)) and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who has properly exercised appraisal rights of such Shares in accordance with Section 1300 of the CGCL (such Shares being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise loses such holder’s appraisal rights under the CGCL with respect to such Shares) shall not be converted into a right to receive a portion of the Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 1300 of the CGCL; provided, however, that if, after the Effective Time, such holder fails to perfect, withdraws or loses such holder’s right to appraisal pursuant to Section 1300 of the CGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 1300 of the CGCL, such Shares shall be treated as if they had been converted as of the Effective Time into the right to receive the portion of the Merger Consideration, if any, to which such holder is entitled pursuant to Section 2.10(b), without interest thereon. During the Pre-Closing Period, the Company shall provide Parent prompt written notice of any demands received by the Company for appraisal of Shares, any withdrawal of any such demand and any other demand, notice or instrument delivered to the Company prior to the Effective Time pursuant to the CGCL that relates to such demand, and Parent shall have the opportunity and right to participate in all negotiations and proceedings with respect to such demands. Except with the prior written consent of Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or otherwise required by applicable Legal Requirements, the Company shall not make any payment with respect to, or settle or offer to settle, any such demands.

Section 2.13 Surrender and Payment.

(a) At the Effective Time, all Shares outstanding immediately prior to the Effective Time shall automatically be cancelled and retired and shall cease to exist, and, subject to Section 2.11, each holder of a certificate formerly representing any Shares (each, a “Share Certificate”) shall cease to have any rights as a shareholder of the Company.

(b) As promptly as practicable following the receipt of the Requisite Company Vote and in any event, prior to the Closing, the Exchange Agent shall mail to each holder of Shares a letter of transmittal in the form to be negotiated in good faith between Parent and the Company and agreed to prior to the Closing (a “Letter of Transmittal”) and instructions for use in effecting the surrender of Share Certificates in exchange for the applicable portion of Merger Consideration pursuant to Section 2.10(b). The Exchange Agent shall, no later than the later of (A) the third Business Day following the Closing Date, or (B) five (5) Business Days after receipt of a Share Certificate or Lost Stock Affidavit, as the case may be, together with (i) a Letter of Transmittal and (ii) a Lock-Up Agreement effective as of the Effective Time, each duly completed and validly executed in accordance with the instructions thereto, and any other customary documents that the Exchange Agent may reasonably require in connection therewith, pay to the holder of the Shares represented by such Share Certificate or Lost Stock Affidavit, as the case may be, a cash amount as provided in Section 2.10(b) with respect to such Share Certificate so surrendered or delivery of Lost Stock Affidavit, as the case may be, and any such Share Certificate shall forthwith be cancelled. Unless otherwise provided herein, no interest shall be paid or shall accrue on any cash payable upon surrender of any Share Certificate. Until so surrendered, each outstanding Share Certificate that prior to the Effective Time represented Shares (other than Dissenting Shares) shall be deemed from and after the Effective Time, for all purposes, to evidence the right to receive the portion of the Merger Consideration as provided in Section 2.10(b). If, after the Effective Time, any Share Certificate is presented to the Exchange Agent, it shall be cancelled and exchanged as provided in this Section 2.13.

(c) Each Shareholder shall also be entitled to any amounts that may be payable in the future in respect of the Shares formerly represented by a Share Certificate from the Post-Closing Adjustment Escrow Shares Funds, as provided for in this Agreement and the Escrow Agreement, at the respective times and subject to the contingencies specified herein and therein. Unless otherwise provided herein, no interest shall be paid or accrued for the benefit of Shareholders on the Merger Consideration.

(d) If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Share Certificate is registered, it shall be a condition to such payment that (A) such Share Certificate shall be properly endorsed or shall otherwise be in proper form for transfer, with an accompanying Letter of Transmittal to the same effect, and (B) the Person requesting such payment shall pay to the Exchange Agent any transfer or other Tax required as a result of such payment to a Person other than the registered holder of such Share Certificate or establish to the reasonable satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(e) Any portion of the Closing Merger Consideration that remains unclaimed by the Securityholders twelve (12) months after the Effective Time shall be automatically returned to Parent, and any such Securityholder who has not exchanged Share Certificates or delivered a Lost Stock Affidavit for the Merger Consideration in accordance with this Section 2.13 prior to that time shall thereafter look only to Parent for payment of the Merger Consideration (subject to abandoned property, escheat or other similar Law) as general creditors thereof with respect to the payment of any Merger Consideration that may be payable upon surrender of any Share Certificates held by such holders, as determined pursuant hereto, without any interest thereon; provided, that any such portion of the Merger Consideration payable from the Post-Closing Adjustment Escrow Shares Fund shall be held and distributed to the Persons entitled thereof in accordance with the terms of this Agreement and the Escrow Agreement and on account of the Post-Closing Adjustment, at the respective times and subject to the contingencies specified herein and therein. Notwithstanding the foregoing, Parent shall not be liable to any holder of Share Certificates for any amounts paid to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(f) Any portion of the Merger Consideration made available to the Exchange Agent in respect of any Dissenting Shares shall be returned to Parent, upon demand.

Section 2.14 Escrow Fund. In accordance with the Escrow Agreement, Parent shall deposit or cause to be deposited with the Escrow Agent the Post-Closing Adjustment Escrow Shares, to be held for the purpose of securing the obligations of the Shareholders pursuant to Section 2.19(e) (the “Post-Closing Adjustment Escrow Shares Fund”), which such amount shall be deemed to be contributed to the Post-Closing Adjustment Escrow Shares Fund by the Shareholders in accordance with their Shareholder Pro Rata Share.

Section 2.15 No Further Ownership Rights in Shares or Company Options. All Merger Consideration paid or payable upon the surrender of Share Certificates in accordance with the terms hereof shall be deemed to have been paid or payable in full satisfaction of all rights pertaining to the Shares formerly represented by such Share Certificate, and, from and after the Effective Time, there shall be no further registration of transfers of Shares on the stock transfer books of the Surviving Company. If, after the Effective Time, Share Certificates are presented to the Surviving Company for any Shares other than Dissenting Shares, they shall be cancelled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article II and elsewhere in this Agreement.

Section 2.16 Adjustments. Without limiting the other provisions of this Agreement, if at any time during the period between the date of this Agreement and the Effective Time, any change in the outstanding shares of capital stock of the Company shall occur, including by reason of any reclassification, recapitalization, stock split (including reverse stock split) or combination, exchange or readjustment of shares, or any stock dividend or distribution paid in stock, the Merger Consideration and any other amounts payable pursuant to this Agreement shall be appropriately adjusted to reflect such change.

Section 2.17 Withholding Rights. Each of the Exchange Agent, Parent, Merger Sub 1, Merger Sub 2 and the Surviving Company shall be entitled to deduct and withhold from the consideration otherwise payable to any Person pursuant to this Article II such amounts as may be required to be deducted and withheld with respect to the making of such payment under any provision of Tax Law. To the extent that amounts are so deducted, withheld and remitted to the applicable Taxing Authority by the Exchange Agent, Parent, Merger Sub 1, Merger Sub 2 or the Surviving Company, as the case may be, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which the Exchange Agent, Parent, Merger Sub 1, Merger Sub 2 or the Surviving Company, as the case may be, made such deduction and withholding.

Section 2.18 Lost Share Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact (“Lost Stock Affidavit”) by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Share Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Share Certificate, the Merger Consideration to be paid in respect of the Shares formerly represented by such Share Certificate as contemplated under this Article II.

Section 2.19 Closing Adjustments.

(a) Target Performance Adjustment.

(i) At least three (3) Business Days before Closing, the Company shall prepare and deliver a statement certifying the total EBITDA that the Company reasonably expects to achieve in fiscal year of 2019 (the “Estimated Performance Target”), which certificate shall be subject to the reasonable review and approval of Parent. The Estimated Performance Target shall be calculated utilizing methods, practices, principles, policies and procedures set forth on Schedule 2.19(a)(i).

(ii) The “Target Performance Stock Consideration Adjustment” shall equal $1,500,000.00 for every $100,000 by which the Estimated Performance Target is below $23,800,000.00. The Target Performance Stock Consideration Adjustment shall equal zero if the Estimated Performance Target is above $23,800,000.00.

(b) Closing Adjustment.

(i) At least three (3) Business Days before the Closing, the Company shall prepare and deliver to Parent a statement (the “Estimated Closing Statement”) setting forth its good faith estimates of each component of the Share Consideration Adjustment Amount Value (the “Estimated Share Consideration Adjustment Amount Value”), which statement shall contain an estimated unaudited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), and a certificate of the Vice President of Finance of the Company that the Estimated Closing Statement was prepared in accordance with US GAAP and using the accounting methods, practices, principles, policies and procedures used to prepare the Financial Statements (as modified by Schedule 2.19(b)) (the “Accounting Policies”). In the event of any conflicts between US GAAP and the Accounting Policies, US GAAP shall control. The parties hereto agree that the purpose of preparing the Estimated Closing Statement and determining Current Assets and Current Liabilities pursuant to this Section 2.19 is to adjust for inaccuracies in the estimates in the amounts of Closing Working Capital, Current Assets, Current Liabilities, Excess Cash, Company M&A Fund Cash Amount, and Closing Indebtedness as of the Closing, and such processes are not intended to permit the introduction of different judgments, accounting methods, policies, principles, practices, procedures, classifications or estimation methodologies for the purpose of preparing the estimates of Closing Working Capital, Current Assets, Current Liabilities, Excess Cash, Company M&A Fund Cash Amount and Closing Indebtedness as of the Closing. The Company shall cooperate with Parent in supplying any other information Parent may reasonably request in order to verify the amounts reflected on the Estimated Closing Statement. The estimates of Closing Working Capital, Excess Cash, Company M&A Fund Cash Amount and Closing Indebtedness as of the Closing set forth on the Estimated Closing Statement, with any changes thereto as agreed by Parent and the Company prior to the Closing, will be used for purposes of calculating the Closing Merger Consideration absent manifest error.

(ii) The “Estimated Closing Adjustment” shall be that number of shares of Parent Common Stock equal to the Estimated Share Consideration Adjustment Amount Value divided by the Parent Stock Signing Price.

(c) Post-Closing Adjustment.

(i) Within sixty (60) days after the Closing, the Sponsor Designated Directors shall prepare and deliver to the Company Representative a statement (the “Closing Statement”) setting forth their calculation of each component of the Share Consideration Adjustment Amount Value as of the Closing (the “Final Share Consideration Adjustment Amount Value”), which statement shall contain an unaudited balance sheet of the Company as of the Closing Date (without giving effect to the transactions contemplated herein), a calculation of the Working Capital Surplus (if any) or Working Capital Shortfall (if any), as applicable, Closing Indebtedness, and the Excess Cash Surplus (if any) or Excess Cash Shortfall (if any), as applicable, and a certificate of the chief financial or accounting officer of Parent that the Closing Statement was prepared in accordance with US GAAP and the Accounting Policies. The “Final Closing Adjustment” shall be the number of shares of Parent Common Stock equal to the Final Share Consideration Adjustment Amount Value divided by the Parent Stock Signing Price.

(ii) The “Post-Closing Adjustment” shall be equal to the Final Closing Adjustment minus the Estimated Closing Adjustment.

(d) Examination and Review.

(i) Examination. After receipt of the Closing Statement, the Company Representative shall have thirty (30) days (the “Closing Statement Review Period”) to review the Closing Statement. During the Closing Statement Review Period, the Company Representative and its accountants shall have full access to the books and records of the Surviving Company, the personnel of, and work papers prepared by, Parent and/or its accountants to the extent that they relate to the Closing Statement and to such historical financial information (to the extent in Parent’s possession) relating to the Closing Statement as the Company Representative may reasonably request for the purpose of reviewing the Closing Statement and to prepare a Statement of Objections (defined below), provided that such access shall be in a manner that does not interfere with the normal business operations of Parent or the Surviving Company.

(ii) Objection. On or prior to the last day of the Closing Statement Review Period, the Company Representative may object to the Closing Statement by delivering to Parent a written statement setting forth their objections in reasonable detail, indicating each disputed item or amount and the basis for its disagreement therewith (the “Statement of Objections”). If the Company Representative fails to deliver the Statement of Objections before the expiration of the Closing Statement Review Period, the Closing Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Statement shall be deemed to have been accepted by the Company Representative. If the Company Representative delivers the Statement of Objections before the expiration of the Closing Statement Review Period, Parent and the Company Representative shall negotiate in good faith to resolve such objections within thirty (30) days after the delivery of the Statement of Objections (the “Resolution Period”), and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Statement with such changes as may have been previously agreed in writing by Parent and the Company Representative, shall be final and binding.

(iii) Resolution of Disputes. If the Company Representative and Sponsor Designated Directors fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any amounts remaining in dispute (“Disputed Amounts” and any amounts not so disputed, the “Undisputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants mutually agreed upon by the Sponsor Designated Directors and the Company Representative (such accountant chosen pursuant to this Section 2.19(d)(iii), the “Independent Accountant”) who, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Statement. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountant shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Statement and the Statement of Objections, respectively.

(iv) Fees of the Independent Accountant. The fees and expenses of the Independent Accountant shall be paid by the Company Representative (on behalf of the Securityholders), on the one hand, and by Parent, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Company Representative or Parent, respectively, bears to the aggregate amount actually contested by the Company Representative and Parent.

(v) Determination by Independent Accountant. The Independent Accountant shall make a determination as soon as practicable within thirty (30) days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Statement and/or the Post-Closing Adjustment shall be conclusive and binding upon the parties hereto.

(e) Payment of Post-Closing Adjustment.

(i) If the Post-Closing Adjustment is a negative number, the Company Representative and the Sponsor Designated Directors shall, within five (5) Business Days after the final determination of the Post-Closing Adjustment, jointly instruct the Escrow Agent to (A) disburse from the Post-Closing Adjustment Escrow Shares Fund to the Surviving Company, the Post-Closing Adjustment and (B) instruct the Exchange Agent to distribute any shares remaining in the Post-Closing Adjustment Escrow Shares Fund to the Shareholders in accordance with their Shareholder Pro Rata Shares; provided, that, in no event shall the determination of the Post-Closing Adjustment pursuant to this Section 2.19(e)(i) exceed the number of shares of Parent Common Stock in the Post-Closing Adjustment Escrow Shares Fund and no Shareholder shall be required to forfeit or return any of the Share Consideration received by the Shareholder at the Closing.

(ii) If the Post-Closing Adjustment is a positive number, the Sponsor Designated Directors shall, within five (5) Business Days after the final determination thereof, (A) cause Parent to issue that number of new shares of common stock of Parent equal to the Post-Closing Adjustment divided by the Parent Stock Signing Price, and to deposit such shares with the Exchange Agent for distribution to the Shareholders in accordance with their Shareholder Pro Rata Shares, and (B) instruct the Escrow Agent to deposit any remaining Post-Closing Adjustment Escrow Shares with the Exchange Agent or the Company, as the case may be, for distribution to the Shareholders in accordance with their Shareholder Pro Rata Shares (collectively, the “Post-Closing Adjustment Distribution”; provided, that Parent shall not be required under any circumstances to issue more than 857,143 shares of new common stock of Parent (in excess of any remaining Post-Closing Adjustment Escrow Shares) pursuant to this Section 2.19(e).

(iii) If the Post-Closing Adjustment is zero (0), no additional action with respect to the Post-Closing Adjustment shall be taken.

(iv) The amount of any Post-Closing Adjustment shall not bear any interest.

(f) Adjustments for Tax Purposes. Any payments made pursuant to this Section 2.19 shall be treated as an adjustment to the Merger Consideration by the parties for Tax purposes, unless otherwise required by Tax Law.

Section 2.20 [Reserved.]

Section 2.21 Allocation Certificate.

(a) At least three (3) Business Days prior to the Closing and concurrently with the delivery of the Estimated Closing Statement, the Company shall prepare and deliver to Parent a spreadsheet setting forth, as of immediately prior to the Effective Time, each of the following:

(i) the names and email addresses of all Securityholders and the number of Shares and Company Options (including calculations of each Securityholder’s Cashed Out Portion and Assumed Portion) (and their respective exercise prices) held by such Persons;

(ii) detailed calculations of the Closing Merger Consideration, Fully Diluted Share Number, the Per Share Cash Consideration and the Per Share Stock Consideration;

(iii) the aggregate Indebtedness together with a description and the amount of each element thereof;

(iv) the amount of:

(A) each Securityholder’s portion (as a percentage interest and the interest in dollar terms) of the Closing Merger Consideration and the aggregate amount of Cash Consideration and Share Consideration payable and issuable to such Securityholder, respectively;

(B) each Shareholder’s Shareholder Pro Rata Share of the amount to be contributed to the Post-Closing Adjustment Escrow Shares Fund;

(C) with respect to each Securityholder, any required cost basis reporting information under Section 6045 of the Code that Parent may need to provide to the Exchange Agent pursuant to the Exchange Agent Agreement, to the extent reasonably available to the Company; and

(D) any required withholding (if any) with respect to each Person to whom any payment shall be due and payable in connection with the Closing.

(v) A Flow of Funds Memorandum with respect to payments to be made by or on behalf of Parent, the Company or the Surviving Company on the Closing Date in connection with the Mergers, including the wire instructions for each Person to whom any payment shall be due and payable in connection with the Closing.

(b) The Company shall, at or prior to the Closing, deliver a certificate (such certificate and the items set forth in this Section 2.21 being collectively referred to as the “Allocation Certificate”) signed by the Chief Executive Officer of the Company and the Vice President of Finance of the Company, each in their capacity as such, certifying as to the accuracy and completeness, in each case as of the Closing, of each of the items set forth in the Allocation Certificate in conformity with the requirements of this Section 2.21. Subject to Section 2.19, the Allocation Certificate when in form and substance reasonably satisfactory to and approved by Parent shall be deemed the definitive calculation of all amounts owed and payable to Securityholders in connection with the Mergers and the disbursements thereof. The parties agree that Parent, Merger Sub 1 and Merger Sub 2 shall be entitled to rely on the Allocation Certificate in making payments under this Article II and Parent, Merger Sub 1 and Merger Sub 2 shall not be responsible for the calculations or the determinations regarding such calculations in such Allocation Certificate (unless and to the extent any such calculations are included in the Allocation Certificate at the request or direction of Parent).

(c) To the extent the Allocation Certificate specifies with respect to a Shareholder the Cash Consideration and/or Share Consideration to be received in respect of particular shares of Company Common Stock held by such Shareholder, the parties agree to treat such specification as part of the terms of the Merger for purposes of Treasury Regulation Section 1.356-1(b).

Section 2.22 Adjustments to Consideration. Notwithstanding anything else in this Agreement, if and only to the extent necessary to permit the Mergers to qualify as a “reorganization” within the meaning of Section 368(a) of the Code, the amount of Cash Consideration payable under this Agreement shall be decreased and the amount of Share Consideration payable under this Agreement shall be increased, such that the value of the total Merger Consideration (based on the Parent Stock Signing Price) is the same as if no such adjustments had been made pursuant to this Section 2.22. No later than the delivery of the Estimated Closing Statement by the Company, Parent and Company shall cooperate in good faith to determine whether any adjustment to the Cash Consideration and Share Consideration is reasonably expected to be required by this Section 2.22, and if an adjustment is reasonably expected to be required, Parent and the Company shall cooperate in good faith to agree on the amount of such adjustment, if any, in writing.

Article III.
Representations and Warranties of the Company

Except as set forth in the correspondingly numbered Section of the Disclosure Schedules, the Company represents and warrants to Parent, Merger Sub 1 and Merger Sub 2 that the statements contained in this Article III are true and correct (provided that such disclosure shall be deemed to qualify or provide disclosure in response to (x) the section or subsection of this Article III under which such disclosure is made, and (y) any other section or subsection of this Article III to the extent it is reasonably apparent on its face, upon a reading of the disclosure without any independent knowledge on the part of the reader regarding the matter disclosed, that such disclosure is responsive to the provisions in this Article III). For purposes of these representations and warranties, the term “Company” shall include any Subsidiaries of the Company, unless the context otherwise indicates.

Section 3.01 Organization and Qualification.

(a) Of the Company. The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of California and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted, consistent with past practice. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which the Company is licensed or qualified to do business, and the Company is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary and where the failure to so license or qualify would materially affect the Company or its operations.

(b) Of the Subsidiaries. Each of the Subsidiaries is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which such Subsidiary is organized, has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it is currently conducted, consistent with past practice. Section 3.01 of the Disclosure Schedules sets forth each jurisdiction in which each Subsidiary is licensed or qualified to do business, and each Subsidiary is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary and where the failure to so license or qualify would materially affect the Company or its operations.

Section 3.02 Authority; Board Approval.

(a) Authority. The Company has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and, subject to, in the case of the consummation of the Mergers, adoption of this Agreement by the affirmative vote or consent of Shareholders representing a majority of the shares of the Company Common Stock and a majority of the shares of Company Preferred Stock and the Company Common Stock and the Company Preferred Stock voting together as an as-converted basis (the “Requisite Company Vote”), to consummate the transactions contemplated hereby and thereby. The Company and the Shareholders have additionally, signed, executed, and delivered any necessary votes, consents, elections, or acknowledgements, as applicable, under any other agreements governing the rights of the Securityholders that are required to be effected in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance by the Company of this Agreement and any Ancillary Document to which it is a party and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Mergers and the other transactions contemplated hereby and thereby, subject only, in the case of consummation of the Mergers, to the receipt of the Requisite Company Vote. Other than the ASL Approval, the Requisite Company Vote is the only vote or consent of the holders of any class or series of the Company’s capital stock required to approve and adopt this Agreement and the Ancillary Documents, approve the Mergers and consummate the Mergers and the other transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms except as a result of the Enforceability Exceptions. When each Ancillary Document to which the Company is or will be a party has been duly executed and delivered by the Company (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of the Company enforceable against it in accordance with its terms except as a result of the Enforceability Exceptions.

(b) Stockholder Approval. The Written Consent, when obtained pursuant to Section 5.06, shall be in accordance with the Company Charter Documents and the CGCL and is the only consent or other action of the Shareholders required to adopt and approve this Agreement and the transactions contemplated hereby. The materials submitted to the Shareholders in connection with the receipt of the Written Consent include the Company Board Recommendation and a definitive copy of this Agreement.

(c) Board Approval. The Company Board, by resolutions duly adopted by unanimous vote at a meeting of all directors of the Company duly called and held and, as of the date hereof, not subsequently rescinded or modified in any way, has, as of the date hereof (i) determined that this Agreement and the transactions contemplated hereby, including the Mergers, are fair to, and in the best interests of, the Securityholders, (ii) directed that each “agreement of merger” contained in this Agreement be submitted to the Shareholders for adoption, and (iii) resolved to recommend that the Shareholders adopt each “agreement of merger” set forth in this Agreement (collectively, the “Company Board Recommendation”) and directed that such matter be submitted for consideration of the Shareholders.

Section 3.03 No Conflicts; Consents. The execution, delivery and performance by the Company of this Agreement and the Ancillary Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby, including the Mergers, do not and will not: (i) violate or breach, or cause a default under, any provision of the articles of incorporation or bylaws of the Company or other organizational documents of the Subsidiaries (“Company Charter Documents”); (ii) subject to, in the case of the Mergers, obtaining the Requisite Company Vote, violate or breach any provision of any material Law, rules of applicable securities exchanges or Governmental Order applicable to the Company or ASL (assuming receipt of the ASL Approval); (iii) except as set forth in Section 3.03 of the Disclosure Schedules, require the consent, notice or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Material Contract to which the Company is a party or by which the Company is bound or to which any of their respective properties and assets are subject (including termination, acceleration, modification or cancellation of any Material Contract) or any material Permit affecting the properties, assets or the Company’s business; or (iv) result in the creation or imposition of any material Encumbrance other than Permitted Encumbrances on any properties or assets of the Company. Except as set forth in Schedule 2 and specified in this Agreement, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Entity or securities exchanges is required by or with respect to the Company or ASL in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents to which the Company is a party and the consummation of the transactions contemplated hereby and thereby.

Section 3.04 Capitalization.

(a) The authorized capital stock of the Company consists of 18,244,054 shares of Company Common Stock and 622,027 shares of Company Preferred Stock, of which 12,847,462 shares of Company Common Stock and 622,027 shares of Company Preferred Stock are issued and outstanding as of the date hereof.

(b) Section 3.04(b) of the Disclosure Schedules set forth, as of the date hereof, the name of each Person that is the registered owner of any Shares or holder of Company Options, the number of Shares owned by each Person, the grant date, expiration date and the number of Shares subject to each Company Option held by each Person, the vesting schedule (including any accelerated vesting terms applicable to such Company Option), whether the Company Option is an “incentive stock option” within the meaning of Section 422 of the Code, the number of Shares subject to each Company Option and per Share exercise price of each such Company Option. As of the date of this Agreement, the Company Board has adopted resolutions that provide that no Company Option and no Assumed Option shall be exercisable between the date of this Agreement and the date, following the Closing, that the shares issuable upon exercise of the Assumed Options have been registered with the Securities and Exchange Commission on Form S-8.

(c) Except as disclosed on Section 3.04(c) of the Disclosure Schedules, (i) no subscription, warrant, option, convertible or exchangeable security, or other right (contingent or otherwise) to purchase or otherwise acquire equity securities of the Company is authorized or outstanding, and (ii) there is no commitment by the Company to issue shares, subscriptions, warrants, options, convertible or exchangeable securities, or other such rights or to distribute to holders of any of its equity securities any evidence of indebtedness or asset, to repurchase or redeem any securities of the Company or to grant, extend, accelerate the vesting of, change the price of, or otherwise amend any warrant, option, convertible or exchangeable security or other such right. There are no declared or accrued unpaid dividends with respect to any Shares.

(d) All issued and outstanding Shares are (i) duly authorized, validly issued, fully paid and non-assessable; (ii) not subject to any preemptive rights created by statute, the Company Charter Documents or any agreement to which the Company is a party; and (iii) free of any Encumbrances created by the Company in respect thereof. All issued and outstanding Shares were issued in compliance with applicable Law.

(e) No outstanding Shares are subject to vesting or forfeiture rights or repurchase by the Company. There are no outstanding or authorized stock appreciation, dividend equivalent, phantom stock, profit participation or other similar rights with respect to the Company or any of its securities.

(f) All distributions, dividends, repurchases and redemptions of the capital stock (or other equity interests) of the Company were undertaken in compliance with the Company Charter Documents then in effect, any agreement to which the Company then was a party and in compliance with applicable Law.

(g) Attached hereto as Schedule 3.04 is a true, complete and correct spreadsheet setting forth the amounts that would be payable in cash and Parent Common Stock to each Securityholder at the Closing assuming the Closing occurred on the date hereof and assuming: (i) the Target Performance Stock Consideration Adjustment is $0.00; (ii) the Estimated Share Consideration Adjustment Amount Value is $0.00; (iii) each employee and independent contractor of the Company is a Continuing Service Provider and (iv) the Parent Stock Signing Price is $10.50 and (iv) the Parent Stock Closing Price is $10.50.

Section 3.05 Company Charter Documents. The transaction contemplated by this Agreement shall constitute (i) “a SPAC Acquisition” as defined in the Company’s articles of incorporation as in effect immediately prior to the Effective Time (the “Amended Company Charter”) such that all shares of Company Preferred Stock shall automatically convert to shares of Company Common Stock prior to Closing pursuant to the terms of the Company Charter Documents, and (ii) a “Company Sale” pursuant to the terms of the Company’s Amended and Restated Voting Agreement by and among the Company and its stockholders.

Section 3.06 Subsidiaries. As of the date hereof, the Subsidiaries constitute the only subsidiaries, direct or indirect, of the Company. Set forth in Section 3.06 of the Disclosure Schedules is a list of the Subsidiaries with each Subsidiary’s jurisdiction of incorporation, the number of issued and outstanding shares or other equity interests and the record holders and/or beneficial owners of equity interests or rights to obtain equity interests in each Subsidiary. All of the outstanding equity securities of each Subsidiary are duly authorized and validly issued, fully paid and nonassessable (if applicable), and were offered, sold and delivered in material compliance with all applicable Laws, and owned by one or more of the Company or its Affiliates free and clear of any Liens. There are no Contracts to which the Company or any if its Affiliates is a party or bound with respect to the voting (including voting trusts or proxies) of the equity interests of any Subsidiary. There are no outstanding or authorized options, warrants, rights, agreements, subscriptions, convertible securities or commitments to which any Subsidiary is a party or which are binding upon any Subsidiary providing for the issuance or redemption of any equity interests of any Subsidiary. There are no outstanding equity appreciation, phantom equity, profit participation or similar rights granted by any Subsidiary. No Subsidiary has any limitation on its ability to make any distributions or dividends to its equity holders, whether by contract, order or applicable Law. Except for the equity interests of the Subsidiaries listed on Section 3.06 of the Disclosure Schedules, the Company does not own or have any rights to acquire, directly or indirectly, any equity interests of, or otherwise control, any Person. Except as set forth on Section 3.06 of the Disclosure Schedules, no Subsidiary is a participant in any joint venture, partnership or similar arrangement. There are no outstanding contractual obligations of the Company or any Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Person that is not a wholly-owned Subsidiary of the Company. The Company and the Subsidiaries own all assets and rights used or necessary for the operation of the business of the Company as currently conducted.

Section 3.07 Financial Statements. Complete copies of each of the following have been made available to Parent (a) the Company’s audited financial statements consisting of the consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2018 and the related consolidated statements of operations, shareholders’ equity, and cash flow for the years then ended (the “Audited Financial Statements”), (b) the Company’s audited financial statements consisting of the consolidated balance sheets of the Company and the Subsidiaries as of December 31, 2017 and the related consolidated statements of operations, shareholders’ equity, and cash flow for the period April 7, 2017 to December 31, 2017 and (c) unaudited financial information consisting of the QuickBooks consolidated balance sheets detailed report of the Company and the Subsidiaries as of September 30, 2019 and the related QuickBooks consolidated income statement detailed report (the “QuickBooks Interim Financial Statements Reports” and, together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements have been prepared in accordance with US GAAP applied on a consistent basis throughout the period involved. The Financial Statements are based on the books and records of the Company, and fairly present, in all material respects, the consolidated financial position of the Company as of the respective dates they were prepared and the results of the operations of the Company for the periods indicated. The balance sheet of the Company as of December 31, 2018 is referred to herein as the “Balance Sheet” and the date thereof as the “Balance Sheet Date”. The Company maintains a standard system of accounting established and administered in accordance with US GAAP. The Company maintains proper and adequate internal accounting controls that are designed to provide reasonable assurance that (i) the Company does not maintain any off-the-book accounts and that the Company’s assets are used only in accordance with the Company’s management directives, (ii) transactions that require such authorization are executed with management’s authorization, (iii) transactions are recorded as necessary to permit preparation of the Financial Statements and to maintain accountability for the Company’s assets, and (iv) accounts, notes and other receivables and inventory are recorded accurately, and proper and adequate procedures are implemented to effect the collection of accounts, notes and other receivables on a current and timely basis. Neither the Company nor any Subsidiary has been subject to or involved in any material fraud that involves management or other employees who have a significant role in the internal controls over financial reporting of the Company or any Subsidiary. Since April 7, 2017, no Company or Subsidiary or any of its Representatives have received any material written complaint, allegation, assertion or claim regarding the impropriety or inadequacy of accounting or auditing practices, procedures, methodologies or methods of the Company or any Subsidiary or its or their internal accounting controls, including any material written complaint, allegation, assertion or claim that the Company or any of its Subsidiaries have engaged in questionable accounting or auditing practices, which has not been resolved.

Section 3.08 Undisclosed Liabilities. The Company has no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise (“Liabilities”), except (a) those which are adequately reflected or reserved against in the Balance Sheet as of the Balance Sheet Date, (b) those which have been incurred in the ordinary course of business consistent with past practice since the date of the balance sheet contained in the Interim Financial Statements and which are not, individually or in the aggregate, material in amount, and (c) those which have been incurred pursuant to this Agreement and the Ancillary Documents. Schedule 3.08 sets forth, as of the date hereof, all outstanding Indebtedness of the Company and its Subsidiaries.

Section 3.09 Absence of Certain Changes, Events and Conditions. Since the date of the balance sheet contained in the Interim Financial Statements, and other than in the ordinary course of business consistent with past practice, there has not been, with respect to the Company, any:

(a) event, occurrence or development that has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

(b) amendment of any of the Company Charter Documents;

(c) split, combination or reclassification of any shares of capital stock;

(d) issuance, sale or other disposition of any of its capital stock (other than Company Common Stock issued upon exercise of stock options issued under the Company Stock Incentive Plan) or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock;

(e) redemption, purchase or acquisition of its capital stock (other than Company Common Stock issued upon exercise of stock options granted under the Company Stock Incentive Plan);

(f) material change in any method of accounting or accounting practice of the Company, except as required by US GAAP or as disclosed in the notes to the Financial Statements;

(g) material change in the Company’s cash management practices and its policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

(h) entry into any Contract that would constitute a Material Contract;

(i) incurrence, assumption or guarantee of any indebtedness for borrowed money except unsecured current obligations and Liabilities incurred in the ordinary course of business consistent with past practice;

(j) transfer, assignment, sale or other disposition of any of the material assets shown or reflected in the Balance Sheet or cancellation of any debts or entitlements;

(k) transfer, assignment or grant of any license or sublicense of any rights under or with respect to any Company IP or Company IP Contract other than non-exclusive licenses granted to customers in the ordinary course of business consistent with past practice;

(l) material damage, destruction or loss (whether or not covered by insurance) to its property;

(m) any capital investment in, or any loan to, any other Person that exceeds $100,000;

(n) acceleration, termination, material modification to or cancellation of any Material Contract;

(o) any capital expenditures that exceed $100,000;

(p) imposition of any Encumbrance upon any of the Company properties, capital stock or assets, tangible or intangible;

(q) (i) grant of any bonus that exceeds $50,000, whether monetary or otherwise, (ii) with respect to the Key Employees or Key Executives, any increase in any wages, salary, severance, pension or other compensation or benefits, other than as provided for in any written agreements, in the ordinary course of business consistent with past practice, or required by applicable Law, (iii) material change in the terms of employment for any of the Key Employees or Key Executives, (iv) any termination of any employees for which the aggregate costs and expenses associated with such termination, determined on an individual basis, exceed $50,000, or (v) action to accelerate the vesting or payment of any compensation or benefit for any current or former employee, officer, director, independent contractor or consultant;

(r) hiring or promoting any person as or to (as the case may be) an officer or hiring or promoting any employee below officer (other than in the ordinary course of business consistent with past practice);

(s) adoption, material modification or termination of any: (i) employment, severance, retention or other agreement with any current or former employee, officer, director, independent contractor or consultant (other than in the ordinary course of business consistent with past practice), (ii) Benefit Plan, or (iii) collective bargaining or other agreement with a Union, in each case, whether written or oral;

(t) any loan to (or forgiveness of any loan to), or entry into any other transaction with, any of its Securityholders or current or former directors, officers and employees other than employment and related agreements entered into in the ordinary course of business consistent with past practice;

(u) entry into a new line of business or abandonment or discontinuance of existing lines of business;

(v) except for the Mergers and the Specified Acquisition, adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

(w) purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $100,000, individually (in the case of a lease, per annum) or $250,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

(x) acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets or stock of, or by any other manner, any business or any Person or any division thereof, other than the Specified Acquisitions;

(y) action by the Company to make, change or rescind any Tax election or amend any Tax Return that would have the effect of increasing the Tax liability or reducing any Tax asset of Parent in respect of any Post-Closing Tax Period; or

(z) any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

Section 3.10 Material Contracts.

(a) Section 3.10(a) of the Disclosure Schedules lists each of the following Contracts of the Company to which the Company is a party or otherwise bound as the date hereof and which has not been fully performed by the parties thereto on the date hereof (such Contracts, together with all Contracts concerning the occupancy, management or operation of any real property (including without limitation, brokerage contracts) listed or otherwise disclosed in Section 3.10(a) of the Disclosure Schedules and all Company IP Contracts set forth in Sections 3.13(c), 3.13(d) and 3.13(e) of the Disclosure Schedules, being “Material Contracts”):

(i) each Contract of the Company with aggregate consideration payable during 2018 (A) to the Company in excess of $750,000, or (B) by the Company in excess of $250,000, and which, in each case, cannot be cancelled by the Company without penalty or without more than sixty (60) days’ notice;

(ii) all Contracts that require the Company to purchase its total requirements of any product or service from a third party or that contain “take or pay” provisions;

(iii) all Contracts with aggregate consideration payable to the Company in excess of $500,000 during 2018 that provide for the indemnification by the Company of any Person or the assumption of any Tax (other than commercial agreements entered into with third parties in the ordinary course of business consistent with past practice, the principal purpose of which is not related to Taxes), environmental or other Liability of any Person;

(iv) all Contracts that relate to the acquisition or disposition of any business, a material amount of stock or assets of any other Person or any Real Property (whether by merger, sale of stock, sale of assets or otherwise);

(v) all broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts with aggregate consideration payable during 2018 (A) to the Company in excess of $750,000, or (B) by the Company in excess of $250,000, and which, in each case, cannot be cancelled by the Company without penalty or without more than sixty (60) days’ notice;

(vi) all employment agreements with the Key Executives and Key Employees, and all Contracts with independent contractors or consultants (or similar arrangements) or employment agreements with employees that are not cancellable without material penalty or Liability on less than sixty (60) days’ notice;

(vii) except for Contracts relating to trade receivables, all Contracts relating to Indebtedness (including, without limitation, guarantees) of the Company where the Company has at least $750,000 in Indebtedness as of the date of this Agreement;

(viii) all Contracts with any Governmental Entity (“Government Contracts”);

(ix) all Contracts that limit or purport to limit the ability of the Company to compete in any line of business or with any Person or in any geographic area after the date of this agreement, within the Company’s currently anticipated business plans (for clarification, this does not include any Contract to the extent such Contract merely restricts the ability of the Company to solicit employees or other personnel of a Person for employment, consulting or other similar purposes);

(x) any Contracts that provide for any joint venture, legal partnership or similar arrangement by the Company; and

(xi) all collective bargaining agreements or Contracts with any Union.

(b) Each Material Contract is valid and binding on the Company in accordance with its terms and is in full force and effect, except to the extent enforceability may be limited by the Enforceability Exceptions. None of the Company or, to the Company’s Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any notice of any intention to terminate, any Material Contract. No event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. Complete and correct copies of each Material Contract (including all modifications, amendments and supplements thereto and waivers thereunder) have been Made Available to Parent.

Section 3.11 Title to Assets; Real Property.

(a) The Company has good and valid (and, in the case of owned Real Property, good and marketable fee simple) title to, or a valid leasehold interest in, all Real Property and personal property and other assets reflected in the Audited Financial Statements or acquired after the Balance Sheet Date, other than properties and assets sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such properties and assets (including leasehold interests) are free and clear of Encumbrances, except for the following (collectively referred to as “Permitted Encumbrances”):

(i) those items set forth in Section 3.11(a) of the Disclosure Schedules;

(ii) liens for Taxes not yet due and payable;

(iii) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Company;

(iv) easements, rights of way, zoning ordinances and other similar encumbrances affecting Real Property which are not, individually or in the aggregate, material to the business of the Company;

(v) liens incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; or

(vi) other than with respect to owned Real Property, liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Company.

(b) Section 3.11(b) of the Disclosure Schedules lists (i) the street address of each parcel of Real Property; (ii) if such property is leased or subleased by the Company, the landlord under the lease, the rental amount currently being paid, and the expiration of the term of such lease or sublease for each leased or subleased property; and (iii) the current use of such property. With respect to owned Real Property, the Company has delivered or Made Available to Parent true, complete and correct copies of the deeds and other instruments (as recorded) by which the Company acquired such Real Property, and copies of all title insurance policies, opinions, abstracts and surveys in the possession of the Company and relating to the Real Property. With respect to leased Real Property, the Company has delivered or Made Available to Parent true, complete and correct copies of any leases affecting the Real Property. The Company is not a sublessor or grantor under any sublease or other instrument granting to any other Person any right to the possession, lease, occupancy or enjoyment of any leased Real Property. The use and operation of the Real Property in the conduct of the Company’s business do not violate in any material respect any Law, covenant, condition, restriction, easement, license, permit or agreement. No material improvements constituting a part of the Real Property encroach on real property owned or leased by a Person other than the Company. There are no Actions pending nor, to the Company’s Knowledge, threatened against or affecting the Real Property or any portion thereof or interest therein in the nature or in lieu of condemnation or eminent domain proceedings.

Section 3.12 Condition and Sufficiency of Assets. Except as set forth in Section 3.12 of the Disclosure Schedules, the buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property of the Company, taken as a whole, are structurally sound, are in good operating condition and repair, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of tangible personal property currently owned or leased by the Company, together with all other properties and assets of the Company, are sufficient for the continued conduct of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary in all material respects to conduct the business of the Company as currently conducted.

Section 3.13 Intellectual Property.

(a) Registered IP and Material IP. Section 3.13(a) of the Disclosure Schedules identifies the following items in which the Company has or purports to have an ownership interest (whether exclusively or jointly with another Person): (i) each item of Company Registered IP, and (ii) each material unregistered trademark or service mark. Section 3.13(a) of the Disclosure Schedules identifies (A) the jurisdiction in which such item of Company Registered IP has been registered or filed, the title or other applicable description and the applicable filing, application, registration or serial number and date; (B) the record owner and, if different, the legal owner and beneficial owner (and if any other Person has an ownership interest in such item of Company Registered IP, material unregistered copyrightable work or unregistered mark, the nature of such ownership interest); and (C) for each domain name registration, the applicable domain name registrar, the expiration date for the registration, and name of the registrant. The Company has Made Available to Parent complete and accurate copies of all applications, correspondence between the Company and any Governmental Entity, licenses and assignments (including proof of recordation for any recorded assignments) related to each such item of Company Registered IP, each material unregistered copyrightable work or each material unregistered mark identified in Section 3.13(a) of the Disclosure Schedules.

(b) The Company does not own, sell, license or distribute any proprietary products or software. The Company provides customized nonrecurring engineering services to customers.

(c) In-Bound Licenses. Section 3.13(b) of the Disclosure Schedules identifies each Licensed IP Contract together with (1) the corresponding Licensed IP licensed by the Company under such Licensed IP Contract, (i) other than: (A) licenses for Open Source Software; (B) agreements between the Company and its employees that meet the requirements set forth in Section 3.13(g)(ii) below; (C) Standard Vendor Contracts; and (D) any agreement between the Company and a Company customer solely to the extent that the Licensed IP in such agreement is licensed to the Company under a limited license from the customer to enable the Company to perform customized nonrecurring engineering services for such customer in the ordinary course of business, (ii) whether the licenses or rights granted to the Company in each such Contract are exclusive or non-exclusive; and (2) each Company Product in which such Licensed IP is incorporated or for which it is used to develop, deliver, host, provide or distribute such Company Product.

(d) Out-Bound Licenses. Section 3.13(d) of the Disclosure Schedules accurately identifies each Company IP Contract with aggregate consideration payable to the Company in excess of $750,000 during 2018, other than (i) nonexclusive licenses pursuant to Standard Form IP Contracts that have been entered into in the ordinary course of business, and (ii) rights granted by the Company to contractors or vendors to use Company IP for the sole benefit of the Company, and (iii) any agreement between the Company and a Company customer to the extent that the Company IP is developed by the Company under such agreement solely for the benefit of the customer and as part of customized nonrecurring engineering services provided by the Company to the customer, and where such Company IP is assigned by the Company to the customer under such agreement.

(e) Standard Form IP Contracts. Section 3.13(e) of the Disclosure Schedules accurately identifies (i) each current Company IP Contract that deviates in any material respect from the Standard Form IP Contracts Made Available to Parent, with aggregate consideration payable to the Company in excess of $750,000 during 2018, (ii) each agreement with an employee, consultant or independent contractor in which the employee, consultant or independent contractor expressly reserved or retained any Intellectual Property or Intellectual Property Rights incorporated in or used in connection with any Company Product or related to the Company’s business, research or development, and (iii) any agreement between the Company and a Company customer to the extent that the Company IP is developed by the Company under such agreement solely for the benefit of the customer and as part of customized nonrecurring engineering services provided by the Company to the customer, and where such Company IP is assigned by the Company to the customer under such agreement.

(f) No Breach. The Company is not in material breach of any Licensed IP Contract or Company IP Contract.

(g) Ownership Free and Clear. The Company solely and exclusively owns all right, title and interest to and in the Company IP free and clear of any Liens, including all Intellectual Property and Intellectual Property Rights embodied in the Company Products, except for the Licensed IP. Notwithstanding the assignments of Company IP made as part of customized nonrecurring engineering services provided by the Company to its customers, the Company has preserved its ownership of material Company IP necessary to perform its activities under its customer contracts. Without limiting the generality of the foregoing:

(i) all documents and instruments currently required to be filed with a Governmental Entity or registrar in order to establish, perfect and maintain the rights of the Company in the Company Registered IP have been validly executed, delivered and filed in a timely manner with the applicable Governmental Entity (or validly registered with the appropriate registrar in the case of domain names and the like);

(ii) any Person who is or was involved in the authorship, invention, creation, conception or development of any Intellectual Property or Intellectual Property Rights for or on behalf of the Company has entered into a valid and enforceable written agreement (A) that contains a present assignment of all Intellectual Property and Intellectual Property Rights authored, invented, created, conceived or developed by such Person in the scope of his or her employment or engagement with the Company, (B) containing a waiver of moral rights to the extent not prohibited under applicable Legal Requirements, and (C) containing confidentiality provisions protecting the Company IP;

(iii) other than any rights granted pursuant to a Company IP Contract, no current or former employee or, to the Company’s Knowledge, former employer of any such employee has any claim, right or interest to or in any Company IP;

(iv) to the Company’s Knowledge, no employee is in breach of any Contract with any former employer concerning Intellectual Property Rights or confidentiality;

(v) (A) Company has not received or used, as applicable, any funding, facilities or personnel of any Governmental Entity or any public or private university, college or other educational or research institution to develop or create or contribute to, in whole or in part, any Company IP; and (B) other than any rights granted pursuant to a Company IP Contract, no Governmental Entity, university, college or other educational or research institution has any ownership in or rights to any Company IP or Company Data;

(vi) the Company has taken all reasonable steps to maintain the confidentiality of all proprietary information held by the Company as a trade secret, including any confidential information or trade secrets provided to the Company by any Person under an obligation of confidentiality, and to the Company’s Knowledge, no such proprietary information has been authorized to be disclosed or has actually been disclosed to any Person other than pursuant to a written confidentiality Contract restricting the disclosure and use of such proprietary information;

(vii) the Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP to any other Person, except pursuant to agreements between the Company and a Company customer to the extent that the Company IP is developed by the Company under such agreement solely for the benefit of the customer and as part of customized nonrecurring engineering services provided by the Company to the customer, and where such Company IP is assigned by the Company to the customer under such agreement;

(viii) the Company has not made any commitments to any standards-setting bodies, industry groups or other similar organizations (“Standards Organizations”) that require or obligate the Company to grant or offer to any other Person any license or right to any Company IP or otherwise impair or limit the Company’s control of any Company IP, and no Patent included in the Company IP (A) is subject to any commitment that would require the grant of any license or other right to any Person or otherwise limit the Company’s control of any Company IP, or (B) has been identified by the Company or, to the Company’s Knowledge, any other Person as essential to any Standards Organization or any standard promulgated by any Standards Organization;

(ix) no Person that has licensed or provided Licensed IP to the Company has retained or obtained sole ownership of, or an exclusive license to, any Intellectual Property Rights in any improvements or derivative works that are made solely by the Company, or jointly by the Company together with any Person, under such license, except under Contracts entered into by the Company with the Company’s customers for customized nonrecurring engineering services in the course of the Company’s normal business;

(x) to the Company’s Knowledge, no founder or current officer or employee of the Company is, and no former officer or employee was, when performing activities with, for or otherwise for the benefit of the Company: (A) bound by or otherwise subject to any Contract restricting that Person from performing that Person’s duties for the Company except as set forth in Section 3.13(g)(x) of the Disclosure Schedules; or (B) subject to any Contract with any other Person which requires such founder, officer or employee to: (I) assign any interest in any Company IP or other Intellectual Property or Intellectual Property Rights that are part of any Company IP or were created, invented, or developed during the term of such founder’s, officer’s or employee’s work for, employment by or engagement with the Company; or (II) keep confidential any trade secrets, proprietary data, customer lists or other business or technical information that are included in any Company IP or were created, invented or developed during the term of such founder’s, officer’s or employee’s work for, employment by or engagement with the Company;

(xi) to the Company’s Knowledge, no current or former employee, consultant, advisor or independent contractor of the Company (A) is in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, nondisclosure or non-competition or any other Contract with any other Person by virtue of such employees, consultants, advisors or independent contractors being employed by, or performing services for, the Company, or (B) is using trade secrets or proprietary information of others without permission;

(xii) the Company does not own any material products or software, including any products or software that it is selling, licensing or distributing to customers, and has not retained any material Intellectual Property Rights (other than trade secrets used by the Company internally to provide services to its customers);

(xiii) the Company owns or otherwise has rights to, and after the Closing will continue to have rights to, all Intellectual Property Rights and Intellectual Property needed to conduct the Company’s business as currently conducted and currently planned by Company to be conducted; and

(xiv) No Material Contract with a Company customer conflicts with any other Contract with a Company customer, and no assignment of ownership of Intellectual Property or Intellectual Property Rights in any Material Contract conflicts with the assignment of ownership of Intellectual Property or Intellectual Property Rights in any other Material Contract.

(h) Valid and Enforceable. To the Company’s Knowledge, all Company IP is valid, subsisting (or in the case of applications, applied for) and enforceable. Without limiting the generality of the foregoing:

(i) The Company has taken reasonable steps to police the use of its trademarks, service marks, trade names and domain names. To the Company’s Knowledge, none of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has, or purports to have, an ownership interest has been impaired;

(ii) Each item of Company Registered IP is, and at all times since January 1, 2017, has been, in compliance with all Legal Requirements, and all filings, payments, disclosures and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. Section 3.13(h)(ii) of the Disclosure Schedules accurately identifies and describes each action, filing, and payment that must be taken or made on or before the date that is one hundred twenty (120) days after the date of this Agreement in order to maintain in full force and effect each item of Company Registered IP, including the payment of any registration, maintenance or renewal fees or the filing of any documents, applications or certificates for the purposes of perfecting, maintaining or renewing any Company Registered IP; and

(iii) To the Company’s Knowledge there is no basis for a claim that any Company Registered IP is invalid or, except for pending applications, unenforceable. No issuance or registration obtained and no application filed by the Company in connection with the Company Registered IP has been cancelled, abandoned, allowed to lapse or not renewed, except where the Company has, in its reasonable business judgment, decided to cancel, abandon, allow to lapse or not renew such issuance, registration or application; and

(iv) The Company does not own any Patents or Patent applications as of the date of this Agreement and there are no current plans to file any Patents in the future.

(i) No Third-Party Infringement of Company IP. To the Company’s Knowledge, no Person has infringed, misappropriated, or otherwise violated in the twenty-four (24) months before the date of this Agreement, and no Person is currently infringing, misappropriating or otherwise violating, any Company IP. Section 3.13(h)(iv) of the Disclosure Schedules accurately identifies (and the Company has Made Available a true, correct and complete copy of) each letter or other written or electronic communication or correspondence that has been sent or otherwise delivered by or to the Company or any of its Representatives within five (5) years immediately preceding the date of this Agreement regarding any actual, alleged or suspected infringement, misappropriation or other violation of any Company IP.

(j) Effects of the Merger. Except as otherwise set forth or described in Section 3.13(j) of the Disclosure Schedules, neither the execution, delivery or performance of this Agreement or any other agreements referred to in this Agreement, nor the consummation of the transactions will, with or without notice or the lapse of time, result in or give any other Person the right or option to cause or declare: (i) a loss of, or Lien on, any Company IP; (ii) a breach of any Licensed IP Contract or Company IP Contract; (iii) the release, disclosure or delivery of any Company IP by or to any escrow agent or other Person; (iv) the termination or alteration of the Company’s rights under any Company IP Contract or Licensed IP Contract; (v) the grant, assignment or transfer to any other Person of any license or other right or interest under, to or in any of the Company IP; or (vi) payment of any royalties or other license fees with respect any Licensed IP in excess of those payable by the Company in the absence of this Agreement or the transactions contemplated by this Agreement.

(k) Licensed IP. The Company does not (i) license any Licensed IP from third parties; and (ii) use or require any Licensed IP for the operation of its business, in each case, except to the extent that such Licensed IP (1) is licensed by the Company under a Standard Vendor Contract, (2) is licensed to the Company under a limited license from a customer to enable the company to perform customized nonrecurring engineering services for such customer in the ordinary course of business, or (3) is licensed by the Company as part of an Open Source Software license agreement.

(l) No Infringement of Third Party IP Rights. The Company is not infringing, misappropriating or otherwise violating, and since January 1, 2017 has not infringed, misappropriated or otherwise violated, any Intellectual Property Rights of any other Person, provided that the foregoing representation is qualified to the Company’s Knowledge with respect to Patents included in such Intellectual Property Rights. The conduct of the business of the Company, when conducted in substantially the same manner after the date hereof by the Company and after the Closing, by Parent, will not infringe, misappropriate or otherwise violate any Intellectual Property Right of any other Person (including Patents issuing on Patent applications filed as of the date hereof), violate any right of any Person under any Legal Requirement (including any right to privacy or publicity), or constitute unfair competition or trade practices under any Legal Requirement. Without limiting the generality of the foregoing:

(i) Except as set forth in Section 3.13(l)(i) of the Disclosure Schedules, (A) no Company Product has infringed, misappropriated or otherwise violated any Intellectual Property Right of any other Person during the two (2) years before the date of this Agreement; and (B) no infringement, misappropriation or similar claim or legal proceeding is pending as of the date of this Agreement, or during the two (2) years before the date of this Agreement has been threatened against the Company or, to the Company’s Knowledge, against any other Person who may be entitled to be indemnified, defended, held harmless or reimbursed by the Company with respect to such claim or legal proceeding;

(ii) Except as set forth in Section 3.13(l)(ii) of the Disclosure Schedules, the Company has not received during the twelve (12) months before the date of this Agreement any notice or other communication (in writing or otherwise) (A) relating to any actual, alleged or suspected infringement, misappropriation or violation by the Company of any Intellectual Property Right of another Person; (B) inviting the Company to license the Intellectual Property Rights of another Person (other than in connection with marketing or other advertising related invitations received by Company); or (C) claiming that any Company Product or the operation of the business constitutes unfair competition or trade practices under any Legal Requirements;

(iii) Except as set forth in Section 3.13(l)(iii) of the Disclosure Schedules, and except under Contracts entered into by the Company with the Company’s customers in the course of the Company’s normal business, the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to, and the Company has not otherwise assumed or agreed to discharge or otherwise take responsibility to or on behalf of any other Person, for any unauthorized use or disclosure of, or breach of security with respect to, any data or information; and

(iv) to the Company’s Knowledge, no claim or legal proceeding involving any Licensed IP is pending or has been threatened as of the date of this Agreement or at any time during the two (2) years before the date of this Agreement, except for any such claim or legal proceeding that, if adversely determined, would not adversely affect the use or exploitation of such Licensed IP by the Company.

(m) Company IP Contract. None of the Company IP Contracts requires the Company to return or refund any amounts paid to it, or grant any credit to any third party, or pay any liquidated damages or penalties in the event of any breach of any warranty or any failure of the Company to perform under such Company IP Contract. Except as set forth in Section 3.13(m) of the Disclosure Schedules, the maximum liability of the Company under any Company IP Contract with aggregate consideration payable to the Company in excess of $500,000 during 2018 is limited to amounts actually received by the Company under such Company IP Contract.

(n) No Harmful Code. To the Company’s Knowledge, none of the software of the Company (including websites, smartphone or tablet applications, HTML code, firmware and other software embedded in hardware devices) owned, developed (or currently being developed by, or contemplated by the Company to be developed in the future by, the Company, including, for the avoidance of doubt, any software on the Company’s product development roadmap), used, currently marketed, distributed, licensed, or sold by the Company to other Persons, other than software created as part of the Company’s customized nonrecurring engineering services provided to customers in the ordinary course of business, (collectively, the “Company Software”) contains any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus” or “worm” (as such terms are commonly understood in the software industry) or any other code designed or intended to have, or capable of performing, any of the following functions: (i) disrupting, disabling, harming or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (ii) damaging or destroying any data or file without the user’s consent (“Harmful Code”).

(o) Bugs. None of the Company Products or Company Software contains any bug, defect or error that materially and adversely affects the use, functionality or performance of such Company Products or Company Software. The Company has Made Available to Parent a complete and accurate list of all Known material bugs, defects and errors in the Company Products sold or Company Software licensed by the Company to the Company’s customers as of the date of this Agreement or at any time during the twelve (12) months before the date of this Agreement, other than software created as part of the Company’s customized nonrecurring engineering services provided to customers in the ordinary course of business.

(p) No Spyware or Malware. To the Company’s Knowledge, none of the Company Software performs the following functions, without the knowledge and consent of the owner or authorized user of a computer system or device: (i) sends information of a user to another Person or collects Personal Data stored on the computer system or device; (ii) interferes with the owner’s or an authorized user’s control of the computer system or device; (iii) changes or interferes with settings, preferences or commands already installed or stored on the computer system or device; (iv) changes or interferes with data that is stored, accessed or accessible on any computer system or device in a manner that obstructs, interrupts or interferes with lawful access to or use of that data by the owner or an authorized user of the computer system or device; (v) causes the computer system or device to communicate with another computer system or device; (vi) installs a computer program that may be activated by a Person other than the owner or an authorized user of the computer system or device; (vii) records a user’s actions; or (viii) employs a user’s Internet connection to gather or transmit information regarding the user or the user’s behavior.

(q) Source Code. No source code for any Company Software, other than Open Source Software, has been delivered, licensed or made available by Company to any escrow agent or other Person who is not, as of the date of this Agreement, an employee or contractor of the Company subject to a binding, written agreement imposing on such Person reasonable confidentiality obligations in favor of the Company with respect to such source code. The Company has no duty or obligation (whether present, contingent or otherwise) to deliver, license or make available the source code for any Company Software to any escrow agent or other Person, other than Open Source Software. No event has occurred, and no circumstance or condition exists, that will or would reasonably be expected to (in each case, with or without notice or lapse of time) result in the delivery, license or disclosure by Company of the source code for any Company Software to any other Person other than an employee or contractor of the Company, in connection with such employee’s employment or other service relationship with the Company and subject to a binding, written agreement imposing on such Person reasonable confidentiality obligations in favor of the Company with respect to such source code, other than Open Source Software.

(r) Use of Open Source Code.

(i) The Company does not distribute any software, other than software created as part of the Company’s customized nonrecurring engineering services provided to customers in the ordinary course of business.

(ii) Section 3.13(r)(i) of the Disclosure Schedules accurately identifies and describes each item of Company Software (other than any Company Software that Company develops for customers as works-made-for-hire) that, as of the date of this Agreement or at any time during the two (2) years before the date of this Agreement, the Company distributes to its customers or plans to distribute to its customers, other than software created as part of the Company’s customized nonrecurring engineering services provided to customers in the ordinary course of business and that is subject to the GNU General Public License, the Affero General Public License, the GNU Lesser General Public License, the Eclipse Public License, the Common Public License, the Mozilla Public License, or any other license identified as an open source license by the Open Source Initiative (www.opensource.org) (collectively, “Open Source Software”), where such Open Source Software has viral attributes that require the public disclosure of derivative works subsequently made to such Open Source Software. The Company is in compliance with all open source terms in the Company’s customer agreements regarding the software that the Company provide to its customers.

(s) Marketing Communications. The Company has at all times complied with the federal Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003, state anti-spam laws and all other Legal Requirements governing marketing, promotion, e-mail harvesting and the transmission of unsolicited communications.

(t) Company Systems. The Company Systems are in good working condition and free from Harmful Code. The Company has not experienced within the past two (2) years any material disruption to, or material interruption in, the conduct of its business attributable to a defect, error, or other failure or deficiency of any Company System. The Company has taken all reasonable measures to: (i) secure the confidential information of the Company (including any confidential information owned by any Person to whom the Company has a confidentiality obligation); and (ii) provide for the back-up and recovery of the data and information stored or processed using Company Systems without material disruption or interruption to the conduct of the Company’s business.

(u) Privacy. The Company has established and is in material compliance with a written information security program that: (A) includes administrative, technical and physical safeguards designed to safeguard the security, confidentiality and integrity of Personal Data, and other data and information stored or processed by the Company (collectively, “Company Data”); and (B) is designed to protect against unauthorized access to the Company Systems and Company Data (including on the systems of third parties with access to such Company Systems or Company Data). The Company has complied in all material respects with such information security program. To the Company’s Knowledge, no breach or violation of any Company System or Company Data has occurred and there has been no unauthorized or illegal use of or access to any Company System or Company Data. During the three (3) years prior to the date of this Agreement, the Company has not notified, nor been required to notify under any applicable Privacy Legal Requirements or Privacy Contracts, any Person of any privacy or information security breach or incident involving Personal Data or of the loss of, unauthorized access to, or unauthorized use of any Personal Data. During the three (3) years prior to the date of this Agreement, the Company has not received any written or other complaint, claim, demand, inquiry, or other notice, including a notice of investigation, from any Person (including any governmental, regulatory or self-regulatory authority or entity) regarding the Company’s collection, processing, use, storage, transfer or disclosure of Personal Data or alleging that the Company’s collection, processing, use, storage, security, transfer or disclosure of Personal Data is in violation of any applicable Privacy Legal Requirements, Company Privacy Policies or otherwise constitutes an unfair, deceptive or misleading trade practice. The Company is and during the three (3) years prior to the date of this Agreement has been in material compliance with (A) all applicable Privacy Legal Requirements, and (B) all Contracts with any Person to which the Company is a party or is bound by that are applicable to the collection, use or disclosure of the Personal Data of that Person (“Privacy Contracts”), and has collected all Personal Data in compliance with all Privacy Legal Requirements, Company Privacy Policies and Privacy Contracts

Section 3.14 Accounts Receivable. The accounts receivable reflected on the Balance Sheet and the accounts receivable arising after the date thereof (a) have arisen from bona fide transactions entered into by the Company involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; and (b) constitute only valid, claims of the Company not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice and normal reserves for bad debts consistent with past practice. The reserve for bad debts shown on the Balance Sheet or, with respect to accounts receivable arising after the Balance Sheet Date, on the accounting records of the Company have been determined in accordance with US GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

Section 3.15 Customers and Suppliers.

(a) Section 3.15(a) of the Disclosure Schedules sets forth (i) each customer who has paid aggregate consideration to the Company for goods or services rendered in an amount greater than or equal to $500,000 for each of the two (2) most recent fiscal years (collectively, the “Material Customers”); and (ii) the amount of consideration paid by each Material Customer during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company has not received during the twelve (12) months prior to the date of this Agreement any notice, and has no reason to believe, that any of its Material Customers has ceased, or intends to cease after the Closing, to use its goods or services or to otherwise terminate or materially reduce its relationship with the Company.

(b) Section 3.15(a) of the Disclosure Schedules sets forth (i) each supplier to whom the Company has paid consideration for goods or services rendered in an amount greater than or equal to $500,000 for each of the two (2) most recent fiscal years (collectively, the “Material Suppliers”); and (ii) the amount of purchases from each Material Supplier during such periods. Except as set forth in Section 3.15(a) of the Disclosure Schedules, the Company has not received during the twelve (12) months prior to the date of this Agreement any notice, and has no reason to believe, that any of its Material Suppliers have ceased, or intends to cease, to supply goods or services to the Company or to otherwise terminate or materially reduce its relationship with the Company.

Section 3.16 Insurance. Section 3.16 of the Disclosure Schedules sets forth a true and complete list of all current policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers’ compensation, vehicular, directors and officers liability, fiduciary liability and other casualty and property insurance maintained by Company and relating to the assets, business, operations, employees, officers and directors of the Company (collectively, the “Insurance Policies”) and true and complete copies of such Insurance Policies have been Made Available to Parent. Such Insurance Policies are in full force and effect and shall remain in full force and effect following the consummation of the transactions contemplated by this Agreement. The Company has not received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any of such Insurance Policies. All premiums due on such Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any retrospective premium adjustment or other experience-based liability on the part of the Company. All such Insurance Policies (a) are valid and binding in accordance with their terms; (b) to the Company’s Knowledge, are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage. Except as set forth on Section 3.16 of the Disclosure Schedules, there are no claims related to the business of the Company pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. The Company is not in default under, and has not otherwise failed to comply with, in any material respect, any provision contained in any such Insurance Policy. The Insurance Policies are of the type and in the amounts customarily carried by Persons conducting a business similar to the Company and are sufficient for compliance with all applicable Laws and Contracts to which the Company is a party or by which it is bound.

Section 3.17 Legal Proceedings; Governmental Orders.

(a) Except as set forth in Section 3.17(a) of the Disclosure Schedules, there are no Actions pending or, to the Company’s Knowledge, threatened (i) against or by the Company or any current or former directors, officers or equity holders (provided, that any litigation involving the directors, officers or equity holders must be related to the Company’s business, equity securities or assets), properties, equity securities or assets; or (ii) against or by the Company that challenges or seeks to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

(b) Except as set forth in Section 3.17(b) of the Disclosure Schedules, there are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting the Company or any of its properties or assets. The Company is in compliance with the terms of each Governmental Order set forth in Section 3.17(b) of the Disclosure Schedules. No event has occurred or circumstances exist that may constitute or result in (with or without notice or lapse of time) a violation of any such Governmental Order. To the Knowledge of the Company, all liabilities or Losses suffered or incurred in connection with matters set forth on Section 3.17(b) of the Disclosure Schedules are fully covered by insurance policies maintained by the Company, subject to applicable deductibles, retentions and other policy limitations, and no claims in respect thereof have been denied or disputed by any applicable insurer.

Section 3.18 Compliance with Laws; Permits.

(a) Except as set forth in Section 3.18(a) of the Disclosure Schedules, the Company has complied, and is now complying with all Laws applicable to it or its business, properties or assets, except where a failure to so comply would not be materially adverse to the Company or its operations.

(b) All Permits required for the Company and the Subsidiaries to conduct its business have been obtained by it and are valid and in full force and effect, except where a failure to so obtain any Permit would not have a Material Adverse Effect. All fees and charges with respect to such Permits as of the date hereof have been paid in full. Section 3.18(b) of the Disclosure Schedules lists all current Permits issued to the Company, including the names of the Permits and their respective dates of issuance and expiration. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.18(b) of the Disclosure Schedules.

Section 3.19 Environmental Matters.

(a) To the Company’s Knowledge, the Company is currently and has been in compliance with all Environmental Laws and has not received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, either remains pending or unresolved, or is the source of ongoing obligations or requirements as of the Closing Date.

(b) The Company has obtained and is in material compliance with all Environmental Permits (each of which is disclosed in Section 3.19(b) of the Disclosure Schedules) necessary for the ownership, lease, operation or use of the business or assets of the Company and all such Environmental Permits are in full force and effect and shall be maintained in full force and effect by the Company through the Closing Date in accordance with Environmental Law, and the Company is not aware of any condition, event or circumstance that would prevent or impede, after the Closing Date, the ownership, lease, operation or use of the business or assets of the Company as currently carried out. With respect to any such Environmental Permits, Company has undertaken, or will undertake prior to the Closing Date, all measures necessary to facilitate transferability of the same, and the Company is not aware of any condition, event or circumstance that would prevent or impede the transferability of the same, nor has the Company received any Environmental Notice or written communication regarding any material adverse change in the status or terms and conditions of the same.

(c) There has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business or assets of the Company or any real property currently or formerly owned, operated or leased by the Company, and the Company has not received an Environmental Notice that any real property currently or formerly owned, operated or leased in connection with the business of the Company (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material which would reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by, the Company.

(d) Section 3.19(d) of the Disclosure Schedules contains a complete and accurate list of all active or abandoned aboveground or underground storage tanks owned or operated by the Company.

(e) The Company has not retained or assumed, by contract or operation of Law, any liabilities or obligations of third parties under Environmental Law.

(f) The Company has provided or otherwise Made Available to Parent and listed in Section 3.19(f) of the Disclosure Schedules: (i) any and all environmental reports, studies, audits, records, sampling data, site assessments, risk assessments, economic models and other similar documents with respect to the business or assets of the Company or any currently or formerly owned, operated or leased real property which are in the possession or control of the Company related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials; and (ii) any and all material documents concerning planned or anticipated capital expenditures required to reduce, offset, limit or otherwise control pollution and/or emissions, manage waste or otherwise ensure compliance with current or future Environmental Laws (including, without limitation, costs of remediation, pollution control equipment and operational changes).

(g) The Company is not aware of, as of the Closing Date, any condition, event or circumstance concerning the Release or regulation of Hazardous Materials that would, after the Closing Date, prevent, impede or materially increase the costs associated with the ownership, lease, operation, performance or use of the business or assets of the Company as currently carried out.

Section 3.20 Employee Benefit Matters.

(a) Section 3.20(a) of the Disclosure Schedules contains a true and complete list of each pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity, stock or stock-based, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement, in each case whether or not reduced to writing and whether funded or unfunded, including each “employee benefit plan” within the meaning of Section 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is maintained, sponsored, contributed to, or required to be contributed to by the Company or any Subsidiary for the benefit of any current or former employee, officer, director, retiree, independent contractor or consultant of the Company or any Subsidiary or any spouse or dependent of such individual, or under which the Company or any of its Subsidiaries has or could reasonably be expected to have any Liability but excluding any employee benefit plan, policy, program, agreement or arrangement mandated, maintained or administered by any Governmental Entity (each, a “Benefit Plan”). The Company has separately identified in Section 3.20(a) of the Disclosure Schedules each Benefit Plan that contains a change in control provision or provides for severance benefits.

(b) With respect to each Benefit Plan, the Company has made available to Parent accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the current plan document together with all amendments thereto; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, any trust agreements or other funding arrangements, custodial agreements, insurance policies and contracts, administration agreements and similar agreements, and investment management or investment advisory agreements, now in effect; (iv) in the case of any Benefit Plan for which a summary plan description is required, the most recent summary plan description, and any summaries of material modifications related thereto; (v) any other written communication during the last three (3) years to current or former employees of the Company or any of its Subsidiaries relating to the Benefit Plan to the extent the terms of the Benefit Plan, as described therein, differ materially from the terms of the Benefit Plan as set forth or described in the other information or materials made available to Parent under this Section 3.20(b); (vi) in the case of any Benefit Plan that is intended to be qualified under Section 401(a) of the Code, the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vii) in the case of any Benefit Plan for which a Form 5500 is required to be filed, the two most recently filed Form 5500, with schedules and financial statements attached; (viii) actuarial valuations and reports, if any, related to any Benefit Plans with respect to the most recently completed plan year; (ix) the most recent nondiscrimination tests, if any, performed under the Code; and (x) material non-routine notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Entity during the last three (3) years relating to the Benefit Plan.

(c) Except as set forth in Section 3.20(c) of the Disclosure Schedules, each Benefit Plan and any related trust has been established, administered and maintained in all material respects in accordance with its terms and in compliance with all applicable Laws (including ERISA, the Code and any applicable local Laws). Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code (a “Qualified Benefit Plan”) has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype or volume submitter plan, can rely on an opinion or advisory letter from the Internal Revenue Service to the prototype or volume submitter plan sponsor, and, to the Company’s Knowledge, nothing has occurred that could reasonably be expected to adversely affect the qualified status of any Qualified Benefit Plan. Nothing has occurred with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Company or any of its Subsidiaries, or with respect to any period on or after the Closing Date, Parent or any of its Affiliates, to a material penalty under Section 502 of ERISA or to a material tax under Section 4975 of the Code. Except as set forth in Section 3.20(c) of the Disclosure Schedules or as would not reasonably be expected to result in a material Liability to the Company, all benefits, contributions and premiums relating to each Benefit Plan have been timely paid in accordance with the terms of such Benefit Plan and all applicable Laws and accounting principles, and all benefits accrued under any unfunded Benefit Plan have been paid, accrued or otherwise adequately reserved to the extent required by, and in accordance with, US GAAP.

(d) No Benefit Plan is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code. Neither the Company nor any of its ERISA Affiliates has (i) incurred or reasonably expects to incur, either directly or indirectly, any material Liability under Title IV of ERISA; (ii) failed to timely pay premiums to the Pension Benefit Guaranty Corporation; (iii) withdrawn from any Benefit Plan that is subject to Title IV of ERISA (the Liability attendant to which has not been completely satisfied); or (iv) engaged in any transaction which would give rise to liability under Section 4069 or Section 4212(c) of ERISA. No Benefit Plan is a multiemployer plan within the meaning of Section 3(37) or 4001(a)(3) of ERISA or a “multiple employer plan” within the meaning of Section 413(c) of the Code or a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e) Each Benefit Plan can be amended, terminated or otherwise discontinued after the Closing in accordance with its terms, without material liabilities to Parent, the Company or any of their Affiliates other than ordinary administrative expenses typically incurred in an amendment, termination or discontinuance event, as applicable, and benefits accrued as of the date of amendment, termination or discontinuance. Except as provided otherwise in this Agreement, the Company and its Subsidiaries have no commitment or obligation and have not made any representations to any employee, officer, director, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan, in connection with the consummation of the transactions contemplated by this Agreement or otherwise (except to the extent required by applicable Law or necessary to confirm the terms of any Benefit Plan to applicable Law).

(f) No Benefit Plan provides post-termination or retiree welfare benefits (to any individual for any reason, and neither the Company nor any of its ERISA Affiliates has any Liability to provide post-termination or retiree welfare benefits to any individual or ever represented, promised or contracted to any individual that such individual would be provided with post-termination or retiree welfare benefits, except (i) as set forth in Section 3.20(f) of the Disclosure Schedules, (ii) to the extent required by applicable Law, including Section 4980B of the Code and Section 601 et. seq. of ERISA, (iii) benefits through the end of the month of termination of employment or retirement, (iv) death benefits attributable to deaths occurring at or prior to termination of employment or retirement, (v) conversion rights; and (vi) disability benefits attributable to disabilities occurring at or prior to termination of employment or retirement under a Benefit Plan that is a long-term disability plan.

(g) Except as set forth in Section 3.20(g) of the Disclosure Schedules, there is no pending or, to the Company’s Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits, appeals of such claims and domestic relations order proceedings), and no Benefit Plan is the subject of, or has any outstanding liability or obligation arising from, an examination or audit by a Governmental Entity.

(h) There has been no amendment to, announcement by the Company or any of its Affiliates relating to, or change in employee participation or coverage under, any Benefit Plan or collective bargaining agreement that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year (other than increases in premium amounts).

(i) Each Benefit Plan that is subject to Section 409A of the Code has been administered in compliance with the operational and documentary requirements of Section 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Company does not have any obligation to gross up, indemnify or otherwise reimburse any individual for any excise taxes, interest or penalties incurred pursuant to Section 409A of the Code.

(j) Except as would not reasonably be expected to result in a material Liability to the Company, each individual who is classified by the Company as an independent contractor has been properly classified for purposes of participation and benefit accrual under each Benefit Plan.

(k) Except as set forth in Section 3.20(k) of the Disclosure Schedules, neither the execution of this Agreement nor any of the transactions contemplated by this Agreement will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former director, officer, employee, independent contractor or consultant of the Company to severance pay or any other payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation due to any such individual; (iii) limit or restrict the right of the Company to merge, amend or terminate any Benefit Plan; (iv) increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan; (v) result in “excess parachute payments” within the meaning of Section 280G(b) of the Code; (vi) require a “gross-up” or other payment to any “disqualified individual” within the meaning of Section 280G(c) of the Code; or (vii) result in a Change in Control Payment. The Company has Made Available (or will make available prior to the Closing) to Parent true and complete copies of any Section 280G calculations prepared (whether or not final) with respect to any disqualified individual in connection with the Mergers.

(l) Each Company Option has been granted in compliance with applicable Law and has an exercise price that equals or exceeds the fair market value of a share of Company Common Stock as of the date of grant of such Company Option (and as of any later modification thereof within the meaning of Section 409A of the Code), as determined in accordance with Section 409A of the Code. With respect to each Company Option, (i) the grant of such Company Option was duly authorized no later than the date on which the grant of such Company Option was by its terms to be effective by all necessary action, including, as applicable, approval by the Company Board (or a duly constituted and authorized committee thereof), and any required stockholder approval by the necessary number of votes or written consents, (ii) the award agreement governing such grant was duly executed and delivered by each party thereto promptly following the date of grant, and (iii) each such grant was made in accordance with the terms of the Company Stock Incentive Plan and in all material respects with all applicable Laws.

(m) Each Benefit Plan maintained or contributed to by the Company or any Subsidiary under the Law or applicable custom or rule of the relevant jurisdiction outside of the United States (each such Benefit Plan, a “Foreign Plan”) is listed in Section 3.20(m) of the Disclosure Schedules. Each such Foreign Plan (i)  is in material compliance with the provisions of applicable Law of each jurisdiction in which such Foreign Plan is maintained, (ii)  has been administered in all material respects at all times in accordance with its terms and applicable Laws, and (iii)  has obtained from the Governmental Entity having jurisdiction with respect to such Foreign Plan any required determinations, if any, that such Foreign Plan is in compliance in all material respects with the Laws of the relevant jurisdiction if such determinations are required in order to give effect to such Foreign Plan. No Foreign Plan has unfunded liabilities that will not be offset by insurance or that are not fully accrued on the financial statements of the Company.

Section 3.21 Employment Matters.

(a) Section 3.21(a)(i) of the Disclosure Schedules contains a list of all persons who are employees, independent contractors or consultants of the Company or a Subsidiary as of the date hereof, including any employee who is on a leave of absence of any nature, paid or unpaid, authorized or unauthorized, and sets forth for each such individual the following: (i) name and hire date; (ii) title or position (including whether full or part time); (iii) current annual base compensation rate; (iv) commission, bonus or other incentive-based compensation; (v) a description of the fringe benefits provided to each such individual as of the date hereof (other than fringe benefits pursuant to the Benefit Plans); (vi) status as exempt or non-exempt from the application of state, federal or foreign wage and hour overtime Laws; (vii) employing entity; and (viii) principal work location; and (ix) any notice period entitlements. Except as set forth in Section 3.21(a)(ii) of the Disclosure Schedules, as of the date hereof, all compensation, including wages, commissions and bonuses, payable to all employees, independent contractors or consultants of the Company or a Subsidiary for services performed on or prior to the date hereof have been paid in full (or accrued in full on the unaudited balance sheet contained in the Closing Statement).

(b) Except as set forth in Section 3.21(b) of the Disclosure Schedules, neither the Company nor any Subsidiary is, or has been in the past three (3) years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a union, works council or labor organization (collectively, “Union”), and there is not, and has not been for the past three (3) years, any Union representing or purporting to represent any employee of the Company or a Subsidiary, and, to the Company’s Knowledge, no Union or group of employees is seeking or has sought to organize employees for the purpose of collective bargaining. Except as set forth in Section 3.21(b) of the Disclosure Schedules, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Company or a Subsidiary or any employees thereof. Neither the Company nor any Subsidiary has any duty to bargain with any Union.

(c) The Company and its Subsidiaries are and have been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers’ compensation, leaves of absence and unemployment insurance. The Company has complied and is in compliance with the requirements of the Immigration Reform and Control Act of 1986. Section 3.21(c) of the Disclosure Schedules sets forth a true and complete list of all employees working in the United States who are not US citizens and a description of the legal status under which each such employee is permitted to work in the United States. All employees of the Company who are performing services for the Company or any of the Subsidiaries in countries other than their country of citizenship are legally able to work in such country and are in compliance with all applicable visa requirements and immigration Laws. All individuals characterized and treated by the Company as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of the Company classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Except as set forth in Section 3.21(c), there are no Actions against the Company pending, or to the Company’s Knowledge, threatened to be brought or filed, by or with any Governmental Entity in connection with the employment of any current or former applicant, employee, consultant, or independent contractor of the Company, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment-related matter arising under applicable Laws.

Section 3.22 Taxes.

(a) All Tax Returns required to be filed by or with respect to the Company and each of its Subsidiaries have been, timely filed (taking into account all applicable extensions). Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid.

(b) The Company and each of the Subsidiaries has withheld and duly and timely paid over to the appropriate Tax authorities each Tax required to have been withheld or paid, including all payroll and similar Taxes, in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, Securityholder or other party under any applicable Law, and complied with all information reporting and backup withholding provisions of applicable Tax Law.

(c) No claim has been made by any Taxing Authority in any jurisdiction where the Company or its Subsidiaries does not file Tax Returns that it is, or may be, subject to Tax by that jurisdiction.

(d) No extensions or waivers of statutes of limitations have been given or requested with respect to any Taxes of the Company or its Subsidiaries for which the statute of limitations has not expired.

(e) The amount of Liability for unpaid Taxes of the Company and its Subsidiaries for all periods ending on or before the Balance Sheet Date, does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Audited Financial Statements. The amount of the Liability for unpaid Taxes of the Company and its Subsidiaries for all periods following the end of the recent period covered by the Audited Financial Statements shall not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of such entity.

(f) Section 3.22(f) of the Disclosure Schedules sets forth:

(i) all variable interest entities reported or required to be reported in connection with any Tax filings of the Company; and

(ii) those years for which examinations by the Taxing Authorities have been completed.

(g) All deficiencies asserted, or assessments made, against the Company or its Subsidiaries as a result of any examinations by any Taxing Authority have been fully paid.

(h) Each of the Company and its Subsidiaries is not a party to any Action by any Taxing Authority. There are no pending or threatened Actions by any Taxing Authority.

(i) The Company has delivered or Made Available to Parent copies of all federal, state, local and foreign income, franchise and similar Tax Returns, examination reports, and statements of deficiencies assessed against, or agreed to by, the Company or its Subsidiaries for all Tax periods for which the statute of limitations remains open.

(j) There are no Encumbrances for Taxes (other than for current Taxes not yet due and payable) upon the assets of the Company or its Subsidiaries.

(k) Neither the Company nor any of its Subsidiaries is, or has been, a party to, or bound by, any Tax indemnity, Tax sharing or Tax allocation agreement (other than commercial agreements entered into with third parties in the ordinary course of business consistent with past practice, the principal purpose of which is not related to Taxes).

(l) No private letter rulings, technical advice memoranda or similar agreement or rulings have been requested, entered into or issued by any Taxing Authority with respect to the Company or its Subsidiaries.

(m) Neither the Company nor any of its Subsidiaries has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes of which the Company was not the ultimate parent corporation. Neither the Company nor any of its Subsidiaries has any Liability for Taxes of any Person (other than the Company or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by contract (other than pursuant to commercial agreements entered into with third parties in the ordinary course of business, the principal purpose of which is not related to Taxes) or otherwise.

(n) Neither the Company nor any of its Subsidiaries will be required to include any item of income in, or exclude any item or deduction from, taxable income for taxable period or portion thereof ending after the Closing Date as a result of:

(i) any change in a method of accounting under Section 481 of the Code (or any comparable provision of state, local or foreign Tax Laws) made prior to the Closing, or use of an improper method of accounting prior to the Closing, for a taxable period ending on or prior to the Closing Date;

(ii) an installment sale or open transaction occurring prior to the Closing;

(iii) a prepaid amount received prior to Closing;

(iv) any closing agreement under Section 7121 of the Code, or similar provision of state, local or foreign Law entered into prior to the Closing;

(v) any intercompany transaction or excess loss account described in Section 1502 of the Code (or any corresponding provision of state, local or foreign Tax law);

(vi) any election under Section 108(i) of the Code made prior to the Closing; or

(vii) election pursuant to Section 965 of the Code, or similar provision of state, local or foreign Law entered into prior to the Closing.

(o) The Company is not, nor has it been, a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(a) of the Code.

(p) Neither the Company nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in connection with a distribution described in Section 355 of the Code.

(q) Neither the Company nor any of its Subsidiaries is, or has been, a party to, or a promoter of, a transaction that is or is substantially similar to a “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Treasury Regulations Section 1.6011 4(b), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax law.

(r) Except as provided in Section 3.22(f) of the Disclosure Schedules, neither the Company nor any of its Subsidiaries is a partner for Tax purposes with respect to any joint venture, partnership, or other arrangement or Contract which is treated as a partnership for Tax purposes. No entity classification election pursuant to Treasury Regulations Section 301.7701-3 has been filed with respect to the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries has elected at any time to be treated as an S corporation within the meaning of Sections 1361 or 1362 of the Code.

(s) The Company is not, has not been and immediately prior to the Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(t) The Company is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

Section 3.23 Books and Records. The minute books and stock record books of the Company, all of which have been Made Available to Parent, are complete and correct and have been maintained in accordance with sound business practices. The minute books of the Company contain accurate and complete records of all meetings, and actions taken by written consent of, the Shareholders, the Company Board and any committees of the Company Board, and no meeting, or action taken by written consent, of any such Shareholders, Company Board or committee has been held for which minutes have not been prepared and are not contained in such minute books. At the Closing, all of those books and records will be in the possession of the Company.

Section 3.24 Anti-Corruption Compliance.

(a) For the previous five (5) years, neither the Company nor any Subsidiary has offered or given, and to the Company’s Knowledge, no director, officer, employee or other agent of the Company or any of its Subsidiaries or any other Person has offered or given on behalf of any of the Company or any Subsidiary, anything of value to: (i) any official of a Governmental Entity, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing or having reason to know that all or a portion of such money or thing of value may be offered, given or promised, directly or indirectly, to any official of a Governmental Entity or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b) The Company and each Subsidiary has instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) There are no current or pending internal investigations, audits or reports, or to the Company’s Knowledge, third party investigations (including by any Governmental Entity), external audits, or external reports that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any Subsidiary.

Section 3.25 Sanctions and International Trade Compliance.

(a) The Company and each Subsidiary (i) is, and has been for the past five (5) years, in compliance with all applicable International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any Governmental Entity for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or legal proceedings against the Company or any of its Subsidiaries related to any applicable International Trade Laws or Sanctions Laws or any Export Approvals.

(b) Neither the Company nor any Subsidiary nor any of its or their respective directors, officers, employees or any of the Company’s or any Subsidiary’s respective agents, representatives or other Persons associated with or acting on behalf of the Company or any of its Subsidiaries (i) is, or has during the past five (5) years been, a Sanctioned Person or (ii) has transacted business directly or indirectly with any Sanctioned Person or in any Sanctioned Country to the extent it violated International Trade Laws and Sanctions Laws.

Section 3.26 Related Party Transactions. No executive officer or director of the Company or any Person owning five percent (5%) of the Shares (or any of such Person’s immediate family members or Affiliates or associates) is a party to any Contract with or binding upon the Company or any of its assets (other than the Benefit Plans), rights or properties or has any interest in any property owned by the Company or has engaged in any transaction with any of the foregoing within the last twelve (12) months.

Section 3.27 Brokers. Except as set forth in Section 3.27 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of the Company.

Section 3.28 Investment Company Act. The Company is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act of 1940, as amended.

Section 3.29 Accredited Investor and Bad Actor Questionnaires. On or prior to the date hereof, each holder of Shares has completed and delivered to the Company an Accredited Investor Questionnaire substantially in the form attached hereto as Exhibit K, and the Company has taken reasonable steps to verify (i) that each holder of outstanding Shares is an “accredited investor” for purposes of Rule 506(c) of Regulation D promulgated under the Securities Act, and (ii) the absence of “bad actors” for the purpose of reliance on Rule 506 of Regulation D promulgated under the Securities Act.

Section 3.30 CFIUS. To the knowledge of the Company, it does not currently produce, design, test, manufacture, fabricate, or develop any “critical technologies” within the meaning of the Defense Production Act of 1950, and it does not have any current intention of engaging in such activities in the future.

Section 3.31 Expenses. Section 3.31 of the Company Disclosure Schedule sets forth an estimated amount of fees and expenses accrued or payable at signing and a projected amount of fees and expenses to be payable by Closing (including fees and expenses of accountants, counsel, investment banks and other advisors and consultants) incurred by or on behalf of the Company or any controlled Affiliate of the Company, or for which the Company or any such Affiliate is otherwise liable, at or prior to the Closing in connection with (a) the preparation, negotiation and execution of this Agreement and the Ancillary Documents, the performance and consummation of the Mergers and the other transactions contemplated hereby and thereby.

Section 3.32 Information Supplied. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Entity (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; (b) in the Proxy Statement; or (c) in the mailings or other distributions to the Parent’s stockholders and/or prospective investors with respect to the consummation of the transactions contemplated by this Agreement or in any amendment to any of documents identified in (a) through (c), will, when filed, made available, mailed or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by the Company expressly for inclusion or incorporation by reference in any of the signing press release, the signing filing, the Closing press release and the Closing filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Parent or its Affiliates.

Section 3.33 Independent Investigation. The Company has conducted its own independent investigation, review and analysis of the business, results of operations, prospects, condition or assets of Parent, Merger Sub 1 and Merger Sub 2, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Parent, Merger Sub 1 and Merger Sub 2 for such purpose. The Company acknowledges and agrees that none of the Parent, Merger Sub 1 and Merger Sub 2 nor any of their respective Subsidiaries, Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV (as modified by the Disclosure Schedules) or any Ancillary Document, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Parent, Merger Sub 1 or Merger Sub 2, and the Company specifically disclaims that it is relying upon or has relied upon any representations or warranties beyond those expressly given in Article IV (as modified by the Disclosure Schedules) or any Ancillary Document that may have been made by any Person, and acknowledges and agrees that Parent has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person.

Section 3.34 No Other Representations. Notwithstanding anything contained in this Article III or any other provision hereof, each of Parent, Merger Sub 1 and Merger Sub 2 acknowledge and agree that neither the Company nor any of its Subsidiaries, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III (as modified by the Disclosure Schedules) or in any Ancillary Document, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, and each of Parent, Merger Sub 1 and Merger Sub 2 specifically disclaims that it is relying upon or has relied upon any representations or warranties beyond those expressly given in Article III (as modified by the Disclosure Schedules) or in any Ancillary Document that may have been made by any Person, and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person.

Article IV.
Representations and Warranties of Parent, Merger Sub 1 and
Merger Sub 2

Except as set forth (i) in the correspondingly numbered Section of the Disclosure Schedules or (ii) the SEC Reports that are available on the SEC’s website through EDGAR (other than disclosures in the “Risk Factors” or “Special Notes Regarding Forward-Looking Statements” sections of such reports and other disclosures that are similarly predictive or forward-looking in nature), provided, however, that for purposes of this clause (ii), (1) the relevance of the applicable disclosure or an exception to the applicable representation and warranties would be reasonably apparent on its face, and (2) nothing disclosed in such SEC Reports shall be deemed to be a qualification of, or modification to, the representations and warranties set forth in Section 4.01 and Section 4.02, Parent, Merger Sub 1 and Merger Sub 2 represent and warrant to the Company that the statements contained in this Article IV are true and correct.

Section 4.01 Organization and Authority of Parent, Merger Sub 1 and Merger Sub 2. Each of Parent and Merger Sub 1 is a corporation, and Merger Sub 2 is a limited liability company, in each case duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, and each of Parent, Merger Sub 1 and Merger Sub 2 is duly licensed and qualified to do business and is in good standing in each jurisdiction in which its properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary and where the failure to so license or qualify would materially affect Parent, Merger Sub 1, Merger Sub 2 or their respective operations. Subject to obtaining the Required Parent Stockholder Approval, each of Parent, Merger Sub 1 and Merger Sub 2 has full corporate power and authority to enter into and perform its obligations under this Agreement and the Ancillary Documents to which it is a party and to consummate the transactions contemplated hereby and thereby, subject to obtaining the Required Parent Stockholder Approval. Subject to obtaining the Required Parent Stockholder Approval, the execution, delivery and performance by Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and any Ancillary Document to which they are a party and the consummation by Parent, Merger Sub 1 and Merger Sub 2 of the transactions contemplated hereby and thereby have been duly authorized by all requisite corporate or limited liability company action on the part of Parent, Merger Sub 1 and Merger Sub 2 and, other than the Required Parent Stockholder Approval, no other corporate proceedings on the part of Parent, Merger Sub 1 and Merger Sub 2 are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Mergers and the other transactions contemplated hereby and thereby. Subject to obtaining the Required Parent Stockholder Approval, this Agreement has been duly executed and delivered by Parent, Merger Sub 1 and Merger Sub 2, and (assuming due authorization, execution and delivery by each other party hereto) this Agreement constitutes a legal, valid and binding obligation of Parent, Merger Sub 1 and Merger Sub 2 enforceable against Parent, Merger Sub 1 and Merger Sub 2 in accordance with its terms. When each Ancillary Document to which Parent, Merger Sub 1 or Merger Sub 2 is or will be a party has been duly executed and delivered by Parent, Merger Sub 1 or Merger Sub 2 (assuming due authorization, execution and delivery by each other party thereto), such Ancillary Document will constitute a legal and binding obligation of Parent, Merger Sub 1 or Merger Sub 2 enforceable against it in accordance with its terms.

Section 4.02 No Conflicts; Consents. The execution, delivery and performance by Parent, Merger Sub 1 and Merger Sub 2 of this Agreement and the Ancillary Documents to which they are parties, and the consummation of the transactions contemplated hereby and thereby, including the Mergers, do not and will not: (i) conflict with or result in a violation or breach of, or default under, any provision of the articles of incorporation, bylaws or other organizational documents of Parent, Merger Sub 1 or Merger Sub 2; (ii) conflict with or result in a violation or breach of any provision of any material Law or Governmental Order applicable to Parent, Merger Sub 1 or Merger Sub 2; (iii) require the consent, notice or other action by any Person under, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which Parent, Merger Sub 1 or Merger Sub 2 is a party or by which Parent, Merger Sub 1 or Merger Sub 2 is bound or to which any of their respective properties and assets are subject or any Permit affecting their respective properties, assets or business; or (iv) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of Parent, Merger Sub 1 or Merger Sub 2. Except as set forth in Schedule 2, no consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Parent, Merger Sub 1 or Merger Sub 2 in connection with the execution, delivery and performance of this Agreement and the Ancillary Documents and the consummation of the transactions contemplated hereby and thereby other than (a) the HSR Approval and such other filings as contemplated by this Agreement, (b) any filings required with Nasdaq or the SEC with respect to the transactions contemplated by this Agreement, (c) applicable requirements, if any, of the Securities Act, the Exchange Act, and/ or any state “blue sky” securities Laws, and the rules and regulations thereunder.

Section 4.03 No Prior Merger Sub 1 or Merger Sub 2 Operations. Merger Sub 1 and Merger Sub 2 were formed solely for the purpose of effecting the Mergers and have not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby.

Section 4.04 Trust Account. As of the date hereof, Parent has at least $223,915,741 in the account established by Parent for the benefit of its public stockholders (the “Trust Account”). As of the date hereof and as of immediately prior to the Closing, Parent has or will have at least $5,000,001 (the “Minimum Trust Amount”) in the Trust Account, with such funds invested in United States Government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act and held in trust by Continental Stock Transfer & Trust Company (the “Trustee”) pursuant to the Investment Management Trust Agreement, dated as of October 4, 2018, by and between Parent and the Trustee (the “Trust Agreement”). Other than pursuant to the Trust Agreement, the obligations of Parent or any Affiliate of Parent under this Agreement are not subject to any conditions, limitations or restrictions regarding the Parent’s, its Affiliates’, or any other Person’s ability to obtain financing for the consummation of the transactions contemplated by this Agreement nor, as of the date hereof, are there any Actions or legal proceedings pending, or to the knowledge of Parent, threatened with respect to the Trust Account.

Section 4.05 Brokers. Except as set forth in Section 4.05 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or any Ancillary Document based upon arrangements made by or on behalf of Parent, Merger Sub 1 or Merger Sub 2.

Section 4.06 Legal Proceedings. Except as set forth in Section 4.06 of the Disclosure Schedules, there are no Actions pending or, to Parent’s, Merger Sub 1’s or Merger Sub 2’s knowledge, threatened against or by Parent, Merger Sub 1 or Merger Sub 2 that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise or serve as a basis for any such Action.

Section 4.07 Independent Investigation. Parent, Merger Sub 1 and Merger Sub 2 have conducted their own independent investigation, review and analysis of the business, results of operations, prospects, condition or assets of the Company and the Subsidiaries, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of the Company and the Subsidiaries for such purpose. Each of Parent, Merger Sub 1 and Merger Sub 2 acknowledge and agree that neither the Company nor any of its Subsidiaries, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article III (as modified by the Disclosure Schedules) or any Ancillary Document, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or any of its Subsidiaries, and each of Parent, Merger Sub 1 and Merger Sub 2 specifically disclaims that it is relying upon or has relied upon any representations or warranties beyond those expressly given in Article III (as modified by the Disclosure Schedules) or any Ancillary Document that may have been made by any Person, and acknowledges and agrees that the Company has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person.

Section 4.08 Capitalization of Parent.

(a) As of the date hereof, the authorized share capital of Parent consists of (i) 100,000,000 shares of Class A Common Stock, of which 22,640,000 shares are issued and outstanding as of the date of this Agreement), (ii) 10,000,000 shares of Class B Common Stock, of which 5,500,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 1,000,000 preferred shares (“Parent Preferred Shares”) of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement ((i), (ii) and (iii) collectively, the “Parent Securities”). All Parent Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Parent Organizational Documents and (2) any other applicable contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Organizational Documents or any Contract to which Parent is a party or otherwise bound.

(b) As of the date hereof, Parent has 265,000 warrants to purchase shares of Parent Common Stock outstanding (the “Parent Warrants”). The Parent Warrants are, and after giving effect to the Initial Merger will be, exercisable for one share of Parent Common Stock at an exercise price of $11.50 per share. No Parent Warrants are exercisable until the Closing. All outstanding Parent Warrants (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Parent Organizational Documents and (2) any other applicable contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Parent’s Organizational Documents or any Contract to which Parent is a party or otherwise bound.

(c) Except for the Parent Warrants, and as set forth in this Section 4.08, or as contemplated by this Agreement or the other documents contemplated hereby, Parent has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Parent Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Parent Securities or the value of which is determined by reference to the Parent Securities, and there are no Contracts of any kind which may obligate Parent to issue, purchase, redeem or otherwise acquire any of its Parent Securities.

(d) The Share Consideration, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the Parent Organizational Documents or any Contract to which Parent is a party or otherwise bound.

(e) Parent has no Subsidiaries apart from Merger Sub 1 and Merger Sub 2, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Parent is not party to any Contract that obligates Parent to invest money in, loan money to or make any capital contribution to any other Person.

Section 4.09 SEC Filings and Parent Financials.

(a) The Parent, since its formation, has timely filed all forms, reports, schedules, statements, registration statements, prospectuses and other documents required to be filed or furnished by the Parent with the SEC under the Securities Act and/or the Exchange Act, together with any amendments, restatements or supplements thereto, and will file all such forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement. Except to the extent available on the SEC’s web site through EDGAR, the Parent has delivered to the Company copies in the form filed with the SEC of all of the following: (i) the Parent’s annual reports on Form 10- K for each fiscal year of the Parent beginning with the first year the Parent was required to file such a form, (ii) the Parent’s quarterly reports on Form 10-Q for each fiscal quarter that the Parent filed such reports to disclose its quarterly financial results in each of the fiscal years of the Parent referred to in clause (i) above, (iii) all other forms, reports, registration statements, prospectuses and other documents (other than preliminary materials) filed by the Parent with the SEC since the beginning of the first fiscal year referred to in clause (i) above (the forms, reports, registration statements, prospectuses and other documents referred to in clauses (i), (ii) and (iii) above, whether or not available through EDGAR, are, collectively, the “SEC Reports”) and (iv) all certifications and statements required by (A) Rules 13a-14 or 15d-14 under the Exchange Act, and (B) 18 U.S.C. §1350 (Section 906 of SOX) with respect to any report referred to in clause (i) above (collectively, the “Public Certifications”). The SEC Reports (x) were prepared in all material respects in accordance with the requirements of the Securities Act, the Exchange Act and SOX, as the case may be, and the rules and regulations thereunder and (y) did not, as of their respective effective dates (in the case of SEC Reports that are registration statements filed pursuant to the requirements of the Securities Act) and at the time they were filed with the SEC (in the case of all other SEC Reports) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. The Public Certifications are each true as of their respective dates of filing. As used in this Section 4.09, the term “file” shall be broadly construed to include any manner permitted by SEC rules and regulations in which a document or information is furnished, supplied or otherwise made available to the SEC. As of the date of this Agreement, (A) the Parent Securities are listed on Nasdaq, (B) the Parent has not received any written deficiency notice from Nasdaq relating to the continued listing requirements of such Parent Securities, (C) there are no Actions pending or, to the Knowledge of the Parent, threatened against the Parent by the Financial Industry Regulatory Authority with respect to any intention by such entity to suspend, prohibit or terminate the quoting of such Parent Securities on Nasdaq, (D) such Parent Securities are in compliance in all material respects with all of the applicable listing and corporate governance rules of Nasdaq and (E) there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the SEC Reports.

(b) The financial statements and notes of the Parent contained or incorporated by reference in the SEC Reports (the “Parent Financials”), fairly present in all material respects the financial position and the results of operations, changes in shareholders’ equity, and cash flows of the Parent at the respective dates of and for the periods referred to in such financial statements, all in accordance with (i) US GAAP methodologies applied on a consistent basis throughout the periods involved and (ii) Regulation S-X or Regulation S-K, as applicable (except as may be indicated in the notes thereto and for the omission of notes and audit adjustments in the case of unaudited quarterly financial statements to the extent permitted by Regulation S-X or Regulation S-K, as applicable).

(c) Except as and to the extent reflected or reserved against in the Parent Financials, the Parent has not incurred any Liabilities or obligations of the type required to be reflected on a balance sheet in accordance with US GAAP that is not adequately reflected or reserved on or provided for in the Parent Financials, other than Liabilities of the type required to be reflected on a balance sheet in accordance with US GAAP that have been incurred since the Parent’s formation in the ordinary course of business.

Section 4.10 Information Supplied. None of the information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference: (a) in any report, form, registration or other filing made with any Governmental Entity (including the SEC) with respect to the transactions contemplated by this Agreement or any Ancillary Documents; or (b) in the Proxy Statement will, when filed, made available or distributed, as the case may be, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. None of the information supplied or to be supplied by Parent expressly for inclusion or incorporation by reference in any of the Signing Press Release, the Signing Filing, the Closing Press Release and the Closing Filing will, when filed or distributed, as applicable, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied by or on behalf of the Company or its Affiliates.

Section 4.11 Indebtedness. Parent has no Indebtedness.

Section 4.12 Solvency; Intermediate Corporation and Surviving Company After the Mergers. After giving effect to the Initial Merger, assuming the accuracy of the representations and warranties in Article III and assuming the conditions set forth in Sections 7.01(h) and 7.02(h) are satisfied, at and immediately after the Effective Time, each of Parent, the Intermediate Corporation and the Surviving Company and its Subsidiaries (i) will be solvent (in that both the fair value of its assets will not be less than the sum of its debts and that the present fair saleable value of its assets will not be less than the amount required to pay its probable liability on its recourse debts as they mature or become due); (ii) will have adequate capital and liquidity with which to engage in its business and all businesses in which it is about to engage; and (iii) will not have incurred and does not plan to incur debts beyond its ability to pay as they mature or become due.

Section 4.13 Tax Treatment. Parent is not aware of any fact or circumstance that could reasonably be expected to prevent the Mergers from qualifying as a tax-free “reorganization” within the meaning of Section 368(a) of the Code.

Section 4.14 Expenses. Section 4.14 of the Parent Disclosure Schedule sets forth an estimated amount of fees and expenses accrued or payable at signing and a projected amount of fees and expenses to be payable by Closing (including fees and expenses of accountants, counsel, investment banks and other advisors and consultants) incurred by or on behalf of Parent or any controlled Affiliate of Parent, or for which Parent or any such Affiliate is otherwise liable, at or prior to the Closing in connection with (a) the preparation, negotiation and execution of this Agreement and the Ancillary Documents, the performance and consummation of the Mergers and the other transactions contemplated hereby and thereby, and (b) any other fees and expenses of any other third parties unpaid as of signing or expected to be unpaid as of the Closing.

Section 4.15 No Other Representations. Notwithstanding anything contained in this Article IV or any other provision hereof, the Company acknowledges and agrees that neither Parent, Merger Sub 1, Merger Sub 2 or their agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given in Article IV or in any Ancillary Document, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Parent, Merger Sub 1 or Merger Sub 2, and the Company specifically disclaims that it is relying upon or has relied upon any representations or warranties beyond those expressly given in Article IV or in any Ancillary Document that may have been made by any Person, and acknowledges and agrees that the each of Parent, Merger Sub 1 or Merger Sub 2 has specifically disclaimed and does hereby specifically disclaim any such other representation or warranty made by any Person.

Article V.
Covenants

Section 5.01 Company Conduct of Business Prior to the Closing.

(a) From the date hereof until the earlier of the Closing or termination of this Agreement pursuant to Article IX (the “Pre-Closing Period”), except as otherwise provided in this Agreement or consented to in writing by Parent, the Company shall, and shall cause the Subsidiaries to, (i) conduct the business of the Company and the Subsidiaries, as applicable, in the ordinary course of business in a manner consistent with past practice; and (ii) use reasonable best efforts to (A) maintain and preserve intact the current organization, business and franchise of the Company and the Subsidiaries and to preserve the rights, franchises, goodwill and relationships of its and their employees, customers, lenders, suppliers, regulators and others having material business relationships with the Company or any Subsidiary; (B) preserve and maintain all of its Permits that are material to the Company’s business, (C) pay its debts and other obligations (other than Taxes, which are addressed in Section 6.04(a)) in a timely manner consistent with past practice and (D) preserve its cash and expenses in the ordinary course of business.

(b) During the Pre-Closing Period, without limiting the generality of the foregoing, from and except as may otherwise be expressly required by this Agreement, required under applicable Legal Requirements, or consented to in writing by Parent (which consent shall not be unreasonably withheld), the Company shall not (and shall cause its Subsidiaries not to):

(i) amend, waive, or otherwise change, in any respect, the Company Charter Documents;

(ii) license, assign or transfer any Company IP other than non-exclusive licenses to customers in ordinary course of business consistent with past practice;

(iii) authorize, issue, grant, sell, redeem, repurchase, deliver, dispose of, pledge or otherwise encumber any equity securities of the Company or any Subsidiary (other than (A) pursuant to the exercise of Company Options that have vested and are then exercisable or (B) the conversion of Company Preferred Stock to Common Stock effected in connection with the Closing pursuant to the Company Charter Documents or (C) new hire or promotion equity awards granted to employees below the level of vice president in the ordinary course of business, consistent with past practice); provided, that no such awards shall permit the issuance of shares prior to the date such shares are registered with the Securities and Exchange Commission on Form S-8;

(iv) effect any recapitalization or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company or any Subsidiary, or make, set aside, declare or pay any dividend or other distribution (other than shares underlying Company Options that are granted to new hires and promoted employees in the ordinary course of business consistent with past practice and that are consistent with the proviso in clause (iii)(B) above);

(v) enter into any agreement, understanding or arrangement with respect to the voting of equity securities of the Company;

(vi) enter into, amend, waive or terminate (other than terminations in accordance with their terms) any transaction with any Affiliate of the Company (other than (x) transactions by and among the Company and its Subsidiaries and (y) compensation and benefits and advancement of expenses, in each case, provided in the ordinary course of business consistent with past practice);

(vii) other than the Specified Acquisitions, (x) make substantive business acquisitions or dispositions, or make material direct investments in the equity or other finance instruments of third-party companies (other than investments in Marketable Securities), establish any Subsidiary or enter into any new line of business or (y) adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization;

(viii) incur, create, assume, prepay or otherwise become liable for any Indebtedness (directly, contingently or otherwise), open a new credit facility, or guarantee or endorse any Indebtedness, Liability or obligation of any Person;

(ix) other than payment of the ASL Retention Bonuses, (A) increase the salaries or other compensation or benefits of its Key Employees or Key Executives or (B) increase the salaries or other compensation or benefits of employees other than the Key Employees or Key Executives, except as set forth in employment agreements in effect on the date of this Agreement or in the ordinary course of business consistent with past practice;

(x) (A) hire any new employees above the vice-president level other than in the ordinary course of business, consistent with past practice, or (B) establish, adopt, enter into or amend any Benefit Plan other than in the ordinary course of business consistent with past practice;

(xi) enter into any new Contracts or agreements other than (i) Contracts entered into in the ordinary course of business consistent with past practice, (ii) any Contract providing for capital expenditures less than $100,000, or (iii) Contracts providing for payments to the Company or by the Company on an annual basis less than $100,000;

(xii) terminate or amend any Material Contract, in each case other than in the ordinary course of business;

(xiii) waive, release, settle or compromise any claim, action or proceeding (including any suit, action, claim, proceeding or investigation relating to this Agreement or the transactions contemplated hereby) in excess of $100,000 (individually or in the aggregate) or that otherwise impose non-monetary obligations that are material to the business or operations of the Company and its Subsidiaries;

(xiv) disclose any material trade secrets to third parties other than in the ordinary course of business and pursuant to non-disclosure agreements;

(xv) revalue any of its material assets or make any change in accounting methods, principles or practices, except to the extent required by applicable Law or required to comply with GAAP and after consulting with the Company’s outside auditors;

(xvi) make, change or revoke any material Tax election, adopt or change any Tax accounting method, request any Tax ruling, enter into any Tax sharing or similar agreement or arrangement (other than an agreement or arrangement not principally relating to Taxes or entered into in the ordinary course of business), amend any Tax Return, settle or compromise any claim, notice, audit report or assessment in respect of material Taxes, enter into any closing agreement with respect to any Tax, surrender any right to claim a material Tax refund, consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment; and

(xvii) take or permit any action that would cause any of the changes, events or conditions described in Section 5.01(b)(i) to (xvi) to occur.

(c) Without in any way limiting the effect of the restrictions in this Section 5.01 or any other consent rights of Parent, Merger Sub 1 and Merger Sub 2 contained herein, each of Parent, Merger Sub 1 and Merger Sub 2 acknowledges and agrees that (i) nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the Company’s or the Company’s Subsidiaries’ operations during the Pre-Closing Period, and (ii) during the Pre-Closing Period, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over it and its Subsidiaries’ operations.

Section 5.02 Parent Conduct of Business Prior to the Closing.

(a) During the Pre-Closing Period, Parent shall, and shall cause each of Merger Sub 1 and Merger Sub 2 to, except as contemplated by this Agreement, as set forth on Schedule 5.02 or as consented to by the Company in writing (which consent shall not be unreasonably withheld), operate its business in the ordinary course and consistent with past practice.

(b) Without limiting the generality of the foregoing, except as set forth on Schedule 5.02 or consented to by Company in writing (which consent shall not be unreasonably withheld), Parent shall not, and Parent shall cause each of Merger Sub 1 and Merger Sub 2 not to, except as otherwise contemplated by this Agreement:

(i) change or amend the Organizational Documents of Parent, Merger Sub 1 or Merger Sub 2, except as otherwise required by Law;

(ii) (A) make or declare any dividend or distribution to the stockholders of Parent or make any other distributions in respect of any of Parent’s, Merger Sub 1’s or Merger Sub 2’s capital stock or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Parent’s, Merger Sub 1’s or Merger Sub 2’s capital stock or equity interests or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests, warrants or other equity interests of Parent, Merger Sub 1 or Merger Sub 2, other than a redemption of Parent Common Stock made as part of the Redemption;

(iii) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business or (y) incurred between Parent and either Merger Sub 1 or Merger Sub 2;

(iv) except as contemplated by Section 5.21, (A) issue any Parent Securities or securities exercisable for or convertible into Parent Securities, other than the issuance of the Share Consideration, or (B) grant any additional options, warrants or stock appreciation rights with respect to Parent Securities not outstanding on the date hereof;

(v) enter into any new Contracts or agreements other than Contracts (x) entered into in connection with this Agreement or the transactions contemplated hereby or (y) providing for payments to the Company or by the Company on an annual basis less than $100,000; or

(vi) enter into any agreement, or otherwise become obligated, to do any action prohibited under this Section 5.02(b).

Section 5.03 Use of Proceeds. Immediately following the Closing, Parent shall expend any funds remaining in the Trust Account following the Closing in the following order:

(a) first, towards payment of the Cash Consideration;

(b) second, towards payment of any accrued and unpaid expenses incurred by Parent and the Company’s Transaction Expenses, including all Transaction Expenses in connection with or in preparation of the transactions contemplated by this Agreement; and

(c) third, for working capital and general corporate purposes of the Surviving Company, including, if applicable, the payment of any Indebtedness of the Company that remains unpaid as of the Closing.

Section 5.04 Access to Information.

(a) During the Pre-Closing Period, except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege), the Company shall (i) afford Parent and its Representatives reasonable access during normal business hours to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) related to the Company; (ii) upon Parent’s request, furnish Parent and its Representatives with such financial, operating and other data and information related to the Company as Parent or any of its Representatives may reasonably request; (iii) upon Parent’s request, furnish Parent and its Representatives with monthly reports regarding the headcount and staff costs of Company personnel; and (iv) instruct the Representatives of the Company to reasonably cooperate with Parent in its investigation of the Company. Any investigation pursuant to this Section 5.04(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the Company. No investigation by Parent or other information received by Parent shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement.

(b) During the Pre-Closing Period, except for any information that is subject to attorney-client privilege or other privilege from disclosure (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege), the Parent shall (i) afford the Company and its Representatives reasonable access during normal business hours to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Contracts and other documents and data (including Tax Returns, internal working papers, client files, client Contracts and director service agreements) related to the Parent; (ii) upon the Company’s request, furnish the Company and its Representatives with such financial, operating and other data and information related to the Parent as Company or any of its Representatives may reasonably request; and (iii) instruct the Representatives of the Parent to cooperate with the Company in its investigation of Parent. Any investigation pursuant to this Section 5.04(b) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Parent. No investigation by the Company or other information received by the Company shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Parent in this Agreement.

(c) Parent and the Company shall comply with, and shall cause their respective Representatives to comply with, all of their respective obligations under the Mutual Nondisclosure Agreement dated November 18, 2018, which shall survive the termination of this Agreement in accordance with the terms set forth therein, and which is hereby incorporated by reference.

Section 5.05 No Solicitation of Other Bids.

(a) The Company and Parent shall not, and shall not authorize or permit any of their respective Affiliates or any of their Representatives to, directly or indirectly, (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Acquisition Proposal; (iii) except as otherwise required by law, provide any non-public confidential or proprietary information regarding the Company, Parent or any of their Subsidiaries to any Person that would reasonably be expected to encourage or facilitate an Acquisition Proposal; (iv) enter into any agreement that would reasonably be expected to cause the Company, Parent or their Securityholders to abandon, terminate or fail to consummate the Merger; or (v) enter into any agreements or other instruments (whether or not binding) regarding an Acquisition Proposal. The Company and Parent shall immediately cease and cause to be terminated, and shall cause their respective Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that would reasonably be expected lead to, a possible Acquisition Proposal. Notwithstanding the foregoing, that each of the Company, Parent, Merger Sub 1 and Merger Sub 2 hereby acknowledges that prior to the date hereof, the Company, Parent and their respective Affiliates, and their Representatives have provided information relating to Parent, the Company and the Subsidiaries and have afforded access to, and engaged in discussions with, other Persons in connection with Acquisition Proposals and that such information, access, and discussions could reasonably enable another Person to form a basis for an Acquisition Proposal without any breach by Parent and the Company of this Section 5.05. For purposes hereof, “Acquisition Proposal” shall mean (A) with respect to the Company any inquiry, proposal or offer from any Person (other than Parent or any of its Affiliates) concerning (i) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving the Company; (ii) issuance or sale of 5% or more of the outstanding equity securities of the Company or any of its Subsidiaries (other than (x) issuances or sale of equity securities of the Company in connection with a Specified Acquisition or (y) issuances or sale of equity securities of Parent or its Affiliates following the Closing) or (iii) the sale, lease, exchange or other disposition of any significant portion of the Company’s properties or assets and (B) with respect to Parent any inquiry, proposal or offer to any Person (other than the Company or its Subsidiaries) concerning a Business Combination.

(b) In addition to the other obligations under this Section 5.05, the Company and Parent shall promptly (and in any event within three (3) Business Days after receipt thereof by the Company, Parent or their respective Representatives) advise Parent or the Company, as applicable, orally and in writing of any Acquisition Proposal, any request for information with respect to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal, and the identity of the Person making the same.

(c) The Company and Parent agree that the rights and remedies for noncompliance with this Section 5.05 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent and the Company respectively and that money damages would not provide an adequate remedy to Parent and the Company respectively.

Section 5.06 Shareholder Approval.

(a) As promptly as practicable, and in any event within two (2) Business Days, following the receipt of the ASL Approval, the Company shall obtain and deliver to Parent the written consents of its Shareholders sufficient to achieve the Requisite Company Vote (the “Written Consent”), which such Written Consent is in accordance with the Company Charter Documents and the CGCL. The materials submitted to the Shareholders in connection with the receipt of the Written Consent shall include the Company Board Recommendation and a definitive copy of this Agreement.

(b) Within ten (10) Business Days of the receipt of the Written Consent, the Company shall prepare and mail a notice (the “Shareholder Notice”) to every Shareholder that did not execute the Written Consent. The Shareholder Notice shall (i) be a statement to the effect that the Company Board determined that the Mergers are advisable in accordance with Section 1200 of the CGCL and in the best interests of the Shareholders and approved and adopted this Agreement, the Mergers and the other transactions contemplated hereby, (ii) provide the Shareholders to whom it is sent with notice of the actions taken in the Written Consent, including the approval and adoption of this Agreement, the Mergers and the other transactions contemplated hereby in accordance with Section 603 of the CGCL and the bylaws of the Company, and (iii) notify such Shareholders of their dissent and appraisal rights pursuant to Chapter 13 of the CGCL. The Shareholder Notice shall include therewith a copy of Sections 1300, 1302, 1303, and 1304 of the CGCL and all such other information as Parent shall reasonably request, and shall be sufficient in form and substance to start the thirty (30) day period during which a Shareholder must demand appraisal of such Shareholder’s Shares as contemplated by Section 1301 of the CGCL. All materials submitted to the Shareholders in accordance with this Section 5.06(a) shall be subject to Parent’s advance review and reasonable approval.

Section 5.07 Notice of Certain Events.

(a) During the Pre-Closing Period, the Company shall promptly notify Parent in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (B) has resulted in, or would reasonably be expected to result in, any representation or warranty made by the Company hereunder not being true and correct in a manner that resulted in, or would reasonably be expected to result in, the failure of the condition set forth in Section 7.02(a) to not be satisfied, or (C) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.02 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; and

(iv) any Actions commenced or, to the Company’s Knowledge, threatened against, relating to or involving or otherwise affecting the Company that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.17 or that relates to the consummation of the transactions contemplated by this Agreement.

Parent’s receipt of information pursuant to this Section 5.07(a) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Company in this Agreement (including Section 8.02 and Section 9.01(b)) and shall not be deemed to amend or supplement the Disclosure Schedules. The unintentional failure by the Company to give notice under this Section 5.07(a) shall not be deemed to be a breach of covenant under this Section 5.07(a), but instead shall, to the extent applicable, constitute only a breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be.

(b) During the Pre-Closing Period, Parent shall promptly notify the Company in writing of:

(i) any fact, circumstance, event or action the existence, occurrence or taking of which (A) has resulted in, or would reasonably be expected to result in, any representation or warranty made by Parent, Merger Sub 1 or Merger Sub 2 hereunder not being true and correct in a manner that resulted in, or would reasonably be expected to result in, the failure of the condition set forth in Section 7.03(a) to not be satisfied, or (B) has resulted in, or would reasonably be expected to result in, the failure of any of the conditions set forth in Section 7.03 to be satisfied;

(ii) any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(iii) any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement;

(iv) any Actions commenced or, to the knowledge of Parent, threatened against, relating to or involving or otherwise affecting Parent or any Affiliate of the Parent that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.06 or that relates to the consummation of the transactions contemplated by this Agreement; and

(v) the Trust Account balance being less than 70% of the Trust Account Balance at Signing.

The Company’s receipt of information pursuant to this Section 5.07(b) shall not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by Parent, Merger Sub 1 or Merger Sub 2 in this Agreement; provided that, the unintentional failure by Parent or an Affiliate thereof to give notice under this Section 5.07(b) shall not be deemed to be a breach of covenant under this Section 5.07(b), but instead shall, to the extent applicable, constitute only a breach of the underlying representation, warranty, covenant, condition or agreement, as the case may be.

Section 5.08 Resignations. The Company shall deliver to Parent written resignations, effective as of the Closing Date, of the directors and officers of the Company and, in each case, to the extent requested by Parent.

Section 5.09 Governmental Approvals and Consents.

(a) Each party hereto shall, as promptly as reasonably practicable, (i) make, or cause or be made, all filings and submissions required under any Law applicable to such party or any of its Affiliates; and (ii) use reasonable best efforts to obtain, or cause to be obtained, all consents, authorizations, orders and approvals from all Governmental Entities and applicable securities exchanges that are necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement and the Ancillary Documents to which it is a party. Each party shall cooperate fully with the other party and its Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals. The parties hereto shall not wilfully take any action that will have the effect of delaying, impairing or impeding the receipt of any required consents, authorizations, orders and approvals.

(b) The Company, ASL and Parent shall use reasonable best efforts (which shall not require payment by any party hereto) to give all notices to, and obtain all consents from, all third parties that are described in Section 3.03 of the Disclosure Schedules and in Schedule 2 to this Agreement.

(c) Without limiting the generality of the parties’ undertakings pursuant to subsections (a) and (b) above, each of the parties hereto shall use all reasonable best efforts to:

(i) respond to any inquiries by any Governmental Entity or relevant securities exchanges regarding antitrust or other matters with respect to the transactions contemplated by this Agreement or any Ancillary Document to which such party is a party;

(ii) avoid the imposition of any order or the taking of any action that would restrain, alter or enjoin the transactions contemplated by this Agreement or any Ancillary Document; and

(iii) in the event any Governmental Order adversely affecting the ability of the parties to consummate the transactions contemplated by this Agreement or any Ancillary Document has been issued, to have such Governmental Order vacated or lifted.

(d) All analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals made by or on behalf of any party before any Governmental Entity, relevant securities exchanges or the staff or regulators of any Governmental Entity or relevant securities exchanges, in connection with the transactions contemplated hereunder (but, for the avoidance of doubt, not including any interactions between the Company on the one hand, and Governmental Entities or relevant securities exchanges on the other hand in the ordinary course of business, any disclosure which is not permitted by Law or any disclosure containing confidential information) shall be disclosed to the other parties hereunder in advance of any filing, submission or attendance, it being the intent that the parties will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any such analyses, appearances, meetings, discussions, presentations, memoranda, briefs, filings, arguments, and proposals. Each party shall give notice to the other party with respect to any meeting, discussion, appearance or contact with any Governmental Entity, relevant securities exchanges or the staff or regulators of any Governmental Entity or relevant securities exchanges, with such notice being sufficient to provide the other party with the opportunity to attend and participate in such meeting, discussion, appearance or contact.

Section 5.10 Directors and Officers Indemnification and Insurance.

(a) The Company, Parent, Merger Sub 1 and Merger Sub 2 agree that all rights to indemnification, advancement of expenses and exculpation by the Company now existing in favor of each Person who is now, or has been at any time prior to the date hereof or who becomes prior to the Effective Time an officer or director of the Company, Parent, Merger Sub 1 or Merger Sub 2 (each a “D&O Indemnified Party”) as provided in their respective organizational documents, in each case as in effect on the date of this Agreement (the “D&O Indemnification Obligations”), shall be assumed by the Parent and the Surviving Company in the Mergers, without further action, at the Effective Time and shall survive the Mergers and shall remain in full force and effect in accordance with their terms, and, in the event that any proceeding is pending or asserted or any claim made during such period, until the final disposition of such proceeding or claim. From and after the Effective Time, Parent shall, and shall cause the Surviving Company in the Mergers to, fulfill and honor in all material respects the D&O Indemnification Obligations, without diminishing any right to seek indemnity under Article VIII.

(b) For six (6) years after the Effective Time, to the fullest extent permitted under applicable Law, Parent and the Surviving Company (the “D&O Indemnifying Parties”) shall indemnify, defend and hold harmless each D&O Indemnified Party against all losses, claims, damages, liabilities, fees, expenses, judgments and fines arising in whole or in part out of actions or omissions in their capacity as such occurring at or prior to the Effective Time (including in connection with the transactions contemplated by this Agreement), and shall reimburse each D&O Indemnified Party for any legal or other expenses reasonably incurred by such D&O Indemnified Party in connection with investigating or defending any such losses, claims, damages, liabilities, fees, expenses, judgments and fines as such expenses are incurred, subject to the Parent’s receipt of an undertaking by such D&O Indemnified Party to repay such legal and other fees and expenses paid in advance if it is ultimately determined in a final and non-appealable judgment of a court of competent jurisdiction that such D&O Indemnified Party is not entitled to be indemnified under applicable Law; provided, however, that neither the Parent nor the Surviving Company will be liable for any settlement effected without such party’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

(c) At or prior to the Closing, the Surviving Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of Parent, Merger Sub 1 and Merger Sub 2, as the existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “Parent D&O Tail Policy”). The Surviving Company shall bear the cost of the Parent D&O Tail Policy. During the term of the Parent D&O Tail Policy, Parent shall not (and shall cause the Surviving Company not to) take any action following the Closing to cause the Parent D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

(d) At or prior to the Closing, the Surviving Company shall obtain and fully pay for “tail” insurance policies with a claims period of at least six (6) years from the Effective Time with at least the same coverage and amount and containing terms and conditions that are not less advantageous to the directors and officers of the Company as the Company’s existing policies with respect to claims arising out of or relating to events which occurred before or at the Effective Time (including in connection with the transactions contemplated by this Agreement) (the “Company D&O Tail Policy”). The Surviving Company shall bear the cost of the Company D&O Tail Policy. During the term of the Company D&O Tail Policy, Parent shall not (and shall cause the Surviving Company not to) take any action following the Closing to cause the Company D&O Tail Policy to be cancelled or any provision therein to be amended or waived.

(e) The obligations of Parent and the Surviving Company under this Section 5.10 shall survive the consummation of the Mergers and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party to whom this Section 5.10 applies without the consent of such affected D&O Indemnified Party (it being expressly agreed that the D&O Indemnified Parties to whom this Section 5.10 applies shall be third-party beneficiaries of this Section 5.10, each of whom may enforce the provisions of this Section 5.10).

(f) In the event Parent, the Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Company, as the case may be, shall assume all of the obligations set forth in this Section 5.10. The agreements and covenants contained herein shall not be deemed to be exclusive of any other rights to which any Indemnified Party is entitled, whether pursuant to Law, Contract or otherwise. Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or its officers, directors and employees, it being understood and agreed that the indemnification provided for in this Section 5.10 is not prior to, or in substitution for, any such claims under any such policies.

Section 5.11 Closing Conditions. From the date hereof until the earlier of the Closing or termination of this Agreement pursuant to Article IX, each party hereto shall use reasonable best efforts to take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VII hereof.

Section 5.12 Public Announcements.

(a) The Parties agree that no public release, filing or announcement concerning this Agreement or the Ancillary Documents or the transactions contemplated hereby or thereby shall be issued by any Party or any of their Affiliates without the prior written consent of the Parent and the Company (which consent shall not be unreasonably withheld, conditioned or delayed), except as such release or announcement may be required by applicable Law or the rules or regulations of the SEC or any securities exchange, in which case the applicable Party shall use commercially reasonable efforts to allow the other Parties reasonable time to comment on, and arrange for any required filing with respect to, such release or announcement in advance of such issuance.

(b) The Parties shall mutually agree upon and, prior to the commencement of the next trading day following the date of this Agreement, issue a press release announcing the execution of this Agreement (the “Signing Press Release”). Promptly after the issuance of the Signing Press Release, Parent shall file a current report on Form 8-K (the “Signing Filing”) with the Signing Press Release and a description of this Agreement as required by Federal Securities Laws, which the Company shall review, comment upon and approve (which approval shall not be unreasonably withheld, conditioned or delayed) prior to filing (with the Company reviewing, commenting upon and approving such Signing Filing in any event no later than the third (3rd) Business Day after the execution of this Agreement so long as Parent delivers a draft of such Signing Filing to the Company at least three (3) Business Days prior to such filing deadline)). The Parties shall mutually agree upon and, prior to the commencement of the next trading day following the date of Closing, issue a press release announcing the consummation of the transactions contemplated by this Agreement (the “Closing Press Release”). Promptly after the issuance of the Closing Press Release, Parent shall file a current report on Form 8-K (the “Closing Filing”) with the Closing Press Release and a description of the Closing as required by Federal Securities Laws. In connection with the preparation of the Signing Press Release, the Signing Filing, the Closing Filing, the Closing Press Release, or any other report, statement, filing notice or application made by or on behalf of a Party to any Governmental Entity, any relevant securities exchange or other third party in connection with the transactions contemplated hereby, each Party shall, upon request by any other Party, furnish the Parties with all information concerning themselves, their respective directors, officers and equity holders, and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated hereby, or any other report, statement, filing, notice or application made by or on behalf of a Party to any third party, any relevant securities exchange and/ or any Governmental Entity in connection with the transactions contemplated hereby. The Company shall use its reasonable best efforts to ensure that, after the date of this Agreement, officers and directors of the Company are available and participate, as reasonably requested by the Parent, in conversations and other marketing activities with current shareholders of the Parent and any prospective investors with the purpose of obtaining the requisite support from the shareholders of the Parent for the transactions contemplated by this Agreement.

Section 5.13 Preparation and Delivery of Audited Financial Statements and Q3 2019 Financial Statements.

(a) As soon as reasonably practicable following the date hereof, the Company shall deliver to Parent the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the three- and nine-month periods ended September 30, 2019 (the “Q3 Financial Statements”); provided that upon delivery of such Q3 Financial Statements, the representations and warranties set forth in Section 3.07 shall be deemed to apply to the Q3 Financial Statements with the same force and effect as if made as of the date of this Agreement; provided, further, that the Company shall deliver the Q3 Financial Statements to Parent by November 25, 2019.

(b) If the Effective Time has not occurred prior to March 21, 2020, as soon as reasonably practicable following March 21, 2020, the Company shall deliver to Parent the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in stockholders’ equity of the Company and its Subsidiaries as of and for the year ended December 31, 2019, together with the auditor’s reports thereon (the “2019 Audited Financial Statements”); provided that upon delivery of such 2019 Audited Financial Statements, the representation and warranties set forth in Section 3.07 shall be deemed to apply to the Audited Financial Statements in the same manner as the Audited Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

Section 5.14 No Trading. The Company acknowledges and agrees that it is aware, and that the Company’s Affiliates are aware (and to the Knowledge of the Company each of their respective Representatives is aware or, upon receipt of any material nonpublic information of the Parent, will be advised) of the restrictions imposed by U.S. federal securities laws and the rules and regulations of the SEC and Nasdaq promulgated thereunder or otherwise (the “Federal Securities Laws”) and other applicable foreign and domestic Laws on a Person possessing material nonpublic information about a publicly traded company. The Company hereby agrees that, while it is in possession of such material nonpublic information, it shall not purchase or sell any securities of Parent (other than to engage in the Mergers in accordance with Article II hereof), communicate such information to any third party, take any other action with respect to the Parent in violation of such Laws, or cause or encourage any third party to do any of the foregoing.

Section 5.15 Further Assurances. At and after the Effective Time, the officers and directors of the Surviving Company shall be authorized to execute and deliver, in the name and behalf of the Company, Merger Sub 1 or Merger Sub 2, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company, Merger Sub 1 or Merger Sub 2, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Company any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Company as a result of, or in connection with, the Merger.

Section 5.16 Employee Matters.

(a) As of the Closing Date, Parent and its Affiliates (including the Surviving Company and the Subsidiaries) shall provide each individual who was employed by the Company or any of the Subsidiaries immediately prior to the Effective Time and who remains employed with Parent or any of its Affiliates (including the Surviving Company and the Subsidiaries) at the Effective Time (each, a “Company Employee”) with (a) an annual base salary or an hourly wage rate, as applicable, that is the same as that provided to such Company Employee by the Company or the applicable Subsidiary immediately prior to the Effective Time, (b) incentive compensation opportunities in an amount that is no less favorable than the amount provided to such Company Employee by the Company or the applicable Subsidiary immediately prior to the Effective Time, and (c) employee benefits that are no less favorable in the aggregate than those provided to such Company Employee under the Benefit Plans immediately prior to the Effective Time.

(b) Nothing in this Section 5.16, (i) is intended to, or shall be construed to, confer upon any Company Employee or any other Person other than the parties to this Agreement any rights or remedies hereunder, or (ii) shall establish, amend or be deemed to establish or amend any Benefit Plan or any benefit plan, program, policy or arrangement of Parent or any of its Affiliates (including the Surviving Company and the Subsidiaries) or shall limit the rights of the Company, the Subsidiaries, Parent or any of Parent’s Affiliates to establish, amend or terminate any Benefit Plan or any other benefit plan, program, policy or arrangement, whether before or after Closing.

Section 5.17 280G Approval. Prior to the Closing, the Company shall submit to its Shareholders, for approval (in a manner and with a disclosure document reasonably satisfactory to Parent) by a vote of such Shareholders as is required pursuant to Section 280G(b)(5)(B) of the Code and the Treasury Regulations thereunder (the “Requisite 280G Vote”), any such payments or other benefits payable to any Person who has provided the waiver described in the succeeding sentence that may, separately or in the aggregate, constitute “parachute payments” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder), such that, if the Requisite 280G Vote is received approving such payments and benefits, such payments and benefits shall not be deemed to be “parachute payments” under Section 280G of the Code and the Treasury Regulations thereunder. Prior to such Requisite 280G Vote, the Company shall obtain, from each person who is a “disqualified individual” (within the meaning of Section 280G of the Code and the Treasury Regulations thereunder) and who might otherwise have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code, a written waiver (in form and substance reasonably satisfactory to Parent) pursuant to which such person agrees to waive any and all right or entitlement to receive or retain any such payment, to the extent (i) the value thereof equals or exceeds three times such person’s base amount determined in accordance with Section 280G of the Code and the Treasury Regulations thereunder and (ii) such payments are not approved pursuant to the Requisite 280G Vote.

Section 5.18 Disclosure Schedules. All representations and warranties of the Company in this Agreement are made subject to and modified by the exceptions noted in the schedules delivered by the Company to Parent concurrently herewith and identified as the “Disclosure Schedules.” Information reflected in the Disclosure Schedules is not necessarily limited to matters required by this Agreement to be reflected in the Disclosure Schedules. Such additional information is set forth for informational purposes and does not necessarily include other matters of a similar nature. Disclosure of such additional information will not be deemed to constitute an acknowledgment that such information is required to be disclosed, and disclosure of such information will not be deemed to enlarge or enhance any of the representations or warranties in this Agreement or otherwise alter in any way the terms of this Agreement. Inclusion of information in the Disclosure Schedules will not be construed as an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of the Company and the Subsidiaries, taken as a whole.

Section 5.19 Extensions. If either the Company or the Parent reasonably believes that the Closing may not occur by April 9, 2020, but that the parties are reasonably capable of causing the Closing to occur shortly thereafter, then the Parent shall seek the approval of the Parent’s stockholders to extend the deadline, including amending Parent’s Governing Documents and the Trust Agreement (as applicable), for the Parent to consummate its initial Business Combination (the “Extension”) to a date no earlier than June 30, 2020 (or such earlier date as the Company and the Parent may otherwise agree, and which may be structured as multiple monthly or other periodic extensions at the election of the Parent without the requirement to seek additional Parent stockholder approval), and shall use its commercially reasonable efforts to obtain such approval.

Section 5.20 Proxy Statement.

(a) As promptly as practicable after the date hereof, Parent shall prepare, with the reasonable assistance of the Company, and (provided, that the Company has provided to Parent all of the information described in Section 5.20(e) hereof, including such financial statements and other information of the Company and its Subsidiaries to be delivered to Parent by the Company or its auditors and required to be included in the Proxy Statement) file with the SEC, in preliminary form, a proxy statement (as amended, the “Proxy Statement”) for the purpose of soliciting proxies from holders of Parent Common Stock for the matters to be acted upon at the Parent Special Meeting and providing the holders of Parent Common Stock with instructions regarding the opportunity to have their Parent Common Stock redeemed (the “Redemption”).

(b) The Proxy Statement shall include proxy materials for the purpose of soliciting proxies from Parent stockholders to vote, at an extraordinary general meeting of Parent stockholders to be called and held for such purpose (the “Parent Special Meeting”), in favor of resolutions approving (i) the approval of this Agreement and the transactions contemplated hereby, including the Mergers, (ii) the approval of the issuance of the Share Consideration, (iii) the adoption and approval of the Amended Parent Charter, (iv) the adoption and approval of a new equity incentive plan, in the form attached hereto as Exhibit L, with such changes thereto as Parent and the Company may mutually agree (the “Parent Equity Incentive Plan”), (v) the appointment, and designation of classes, of the members of the Post-Closing Board, and appointment of the members of any committees thereof, in each case in accordance with hereof, (vi) such other matters as the Company and Parent shall hereafter mutually determine to be necessary or appropriate in order to effect the Merger and the other transactions contemplated by this Agreement (the approvals described in foregoing clauses (i) through (vi), collectively, the “Required Approval Matters”), and (vii) the adjournment of the Parent Special Meeting, if necessary or desirable in the reasonable determination of Parent. If on the date for which the Parent Special Meeting is scheduled, Parent has not received proxies representing a sufficient number of shares to obtain the Required Approval Matters, whether or not a quorum is present, Parent may make one or more successive postponements or adjournments of the Parent Special Meeting.

(c) In connection with the Proxy Statement, Parent will file with the SEC financial and other information about the transactions contemplated by this Agreement in accordance with applicable Law and applicable proxy solicitation rules set forth in Parent’s organizational documents, the Company Charter Documents, the CGCL, the DGCL and the rules and regulations of the SEC and Nasdaq. Parent and the Company shall provide the respective counsel of the other party with a reasonable opportunity to review and comment on the Proxy Statement and any amendment or supplement thereto prior to filing the same with the SEC.

(d) The Company acknowledges that a substantial portion of the Proxy Statement will include disclosure regarding the Company, its officers, directors and stockholders, and its business, management, operations and financial condition. Accordingly, the Company shall provide Parent with such information concerning the Company, the Subsidiaries and their stockholders, officers, directors, employees, assets, Liabilities, condition (financial or otherwise), business and operations that may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto or any other statement, filing, notice or application required to be made by or on behalf of Parent to the SEC or Nasdaq in connection with the transactions contemplated hereby.

(e) Each of Parent and the Company shall take any and all reasonable and necessary actions required to satisfy the requirements of the Securities Act, the Exchange Act and other applicable Laws in connection with the Proxy Statement, the Parent Special Meeting, the Redemption and the Company Special Meeting, to have the Proxy Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Proxy Statement effective as long as is necessary to consummate the transactions contemplated hereby. Each of Parent and the Company shall, and shall cause each Subsidiary to, make their respective directors, officers and employees, upon reasonable advance notice, available to the Company and Parent in connection with the drafting of the public filings with respect to the transactions contemplated by this Agreement, including the Proxy Statement, and responding in a timely manner to comments from the SEC. Each party shall promptly correct any information provided by it for use in the Proxy Statement (and other related materials) if and to the extent that such information is determined to have become false or misleading in any material respect or as otherwise required by applicable Laws. Parent shall amend or supplement the Proxy Statement and cause the Proxy Statement, as so amended or supplemented, to be filed with the SEC and to be disseminated to Parent stockholders, in each case as and to the extent required by applicable Laws and subject to the terms and conditions of this Agreement and Parent’s organizational documents.

(f) If applicable, the Parent and the Company, with the assistance of the other parties, shall promptly respond to any SEC comments on the Proxy Statement and shall otherwise use its commercially reasonable efforts to cause the Proxy Statement to comply as to form and substance with applicable requirements of the Exchange Act and the rules and regulations thereunder. Each party shall provide the other party with copies of any written comments, and shall inform the other party of any material oral comments, that such party or its Representatives receive from the SEC or its staff with respect to the Proxy Statement, the Parent Special Meeting, the Redemption and the Company Special Meeting promptly after the receipt of such comments and shall give the other party a reasonable opportunity under the circumstances to review and comment on any proposed written or material oral responses to such comments.

(g) Parent will cause the definitive Proxy Statement to be filed with the SEC and to be distributed to Parent’s stockholders and, pursuant thereto, Parent shall call the Parent Special Meeting in accordance with the DGCL for a date as promptly as practicable, but in no event later than 45 days of (i) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Exchange Act, or (ii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of review by the SEC (the “Proxy Effectiveness”).

Section 5.21 Trust Account Proceeds and Related Available Equity. If, after the Parent Special Meeting the total cash and cash equivalents of Parent, including the funds remaining in the Trust Account after deducting (A) the amount required to satisfy the Redemptions and (B) any Taxes due on any accrued interest on the Trust Account, is less than 70% of the Trust Account Balance at Signing (the “Minimum Available Parent Cash Amount”), then, at or prior to the Closing, Parent shall, notwithstanding anything contained herein to the contrary, have the right (but not the obligation) to purchase or sell to any other Person additional shares of Parent Common Stock (a) that have the same rights, privileges and preferences as the shares of Parent Common Stock to be issued to the Securityholders pursuant to the terms of this Agreement (with no additional securities or economic inducements, except to the extended funded solely by the Sponsor or as otherwise expressly consented to by the Company in advance of such issuance) and (b) at a price per share not less than $10.00 (such additional shares, the “Additional Equity Amount”) up to the Minimum Available Parent Cash Amount at which point the condition set forth in Section 7.02(h) shall be satisfied (the total cash and cash equivalents of Parent, including the funds remaining in the Trust Account after deducting (A) the amount required to satisfy the Redemptions and (B) any Taxes due on any accrued interest on the Trust Account and including the Additional Equity Amount (if any), the “Available Parent Cash”).

Section 5.22 Parent Equity Incentive Plan. Prior to the Closing, Parent shall take all actions to approve and adopt the Parent Equity Incentive Plan, and, promptly after Closing, Parent shall take all actions to approve and authorize the initial awards under Parent Equity Incentive Plan attached hereto as Schedule 5.22. The allocation of the equity awards to be issued under the Parent Equity Incentive Plan following the Closing shall be as set forth in Schedule 5.22.

Section 5.23 Post-Closing Board. Parent shall take all such action as may be necessary or appropriate such that immediately following the Effective Time, the Post-Closing Board shall consist of eight directors, of which two directors shall be Sponsor Designated Directors, two directors shall be designated by ASL, one shall be the then-serving Chief Executive Officer and three directors shall be initially designated (i) for so long as the ASL and the Sponsor are each entitled to designate at least one director to the Board by mutual agreement of ASL and Sponsor, and (ii) thereafter, by the remaining Board members in accordance with the nomination procedures established by the Board (the “Unaffiliated Designated Directors”).

Section 5.24 Termination of Certain Arrangements. At or prior to the Closing, the Company and the Company Representative shall cause (a) each of the Contracts set forth on Schedule 5.24 to be terminated in accordance with the terms and conditions of each such Contract and (b) repay or cancel any Indebtedness among the Company or any of its Subsidiaries, on the one hand, and any Affiliates (other than the Company and its Subsidiaries) of the Company or any of its Subsidiaries, on the other hand.

Section 5.25 R&W Insurance Policy. On or prior to the Closing, Parent will use reasonable best efforts to obtain the R&W Insurance Policy to protect Parent and the Surviving Company from Losses incurred as a result of the breach of any of the representations and warranties of the Company in Article III.  The Company shall use reasonable best efforts to provide any and all information reasonably necessary to underwrite the R&W Insurance Policy.  The R&W Insurance Policy premium shall be treated as a transaction expense of Parent.

Section 5.26 Company Charter Amendment. Prior to the Closing, the Company will cause the adoption and approval of an amendment to its certificate of incorporation in the form attached hereto as Exhibit M (the “Company Charter Amendment”).

Article VI.
Tax Matters

Section 6.01 Tax Covenants.

(a) Without the prior written consent of Parent, prior to the Closing, the Company, its Subsidiaries, its Representatives and the Securityholders shall not make, change or rescind any Tax election, or amend any Tax Return if such action would have the effect of increasing the Tax liability of Parent or the Surviving Company in respect of any Post-Closing Tax Period.

(b) All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the Ancillary Documents (including any real property transfer Tax and any other similar Tax) (“Transfer Taxes”) shall be borne and paid fifty percent (50%) by Parent and fifty percent (50%) by the Securityholders on a Pro Rata Share basis. The party responsible for doing so shall timely file any Tax Return or other document with respect to such Taxes or fees (and the other party shall cooperate with respect thereto as necessary).

Section 6.02 Termination of Existing Tax Sharing Agreements. Any and all existing Tax sharing agreements other than commercial agreements entered into with third parties in the ordinary course of business consistent with past practice, the principal purpose of which is not related to Taxes (whether written or not) binding upon the Company or its Subsidiaries shall be terminated as of the Closing Date. After such date none of the Company, its Subsidiaries or any of their Representatives shall have any further rights or liabilities thereunder.

Section 6.03 Tax Refunds. The Securityholders shall be entitled to any refunds of income Taxes actually received by the Company and its Subsidiaries attributable to any Pre-Closing Tax Period that ends on December 31, 2019 or the Closing Date (in the case of a Straddle Period, as determined pursuant to Section 6.05) (treating as actually received any such Tax refunds which are not received but are instead credited against Taxes of the Company or its Subsidiaries attributable to Post-Closing Tax Period) (“Tax Refund”); provided, however, that the amount of such Tax Refund shall be net of (i) any related expenses reasonably incurred in connection with the preparation and filing of any Tax Return giving rise to such Tax Refund, (ii) the amount of such Tax Refund attributable to an asset included in the calculation of Closing Working Capital or to the carryback of a net operating loss or other Tax attribute from a Post-Closing Tax Period, (iii) any employer Taxes incurred by the Company or its Subsidiaries in connection with payments pursuant to Section 2.11, except to the extent a different Tax Refund has already been netted against such Taxes, and (iv) any Taxes described in Section 8.02(e) not already recovered pursuant to the provisions in Article VIII at the time such Tax Refund is paid over to Securityholders in accordance with this Section 6.03, except to the extent a different Tax Refund has already been netted against such Taxes; provided, further, that if a Tax Refund is netted against any Taxes described Section 8.02(e), such Taxes shall be treated as having been paid by the Securityholders for purposes of Article VIII; provided, further, that if and to the extent the value of Parent Common Stock is directly or indirectly relevant to the determination of the amount of any Tax Refund, solely for purposes of this Section 6.03, the amount of such Tax Refund shall be reduced to the extent necessary to ensure that such Tax Refund does not exceed the amount that would have been received had such Tax Refund been determined based on the Parent Stock Signing Price. Parent shall pay to the Company Representative (for distribution to each Securityholder on Pro Rata Share basis) as additional consideration the amount of any such Tax Refund within fifteen (15) days of receipt thereof or entitlement thereto. Parent shall use commercially reasonable efforts to cause the Company to make all filings and take all actions necessary to secure such Tax Refunds as promptly as possible.

Section 6.04 Tax Returns.

(a) The Company and its Subsidiaries shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by it that are due on or before the Closing Date (taking into account any extensions), and shall timely pay all Taxes that are due and payable on or before the Closing Date (taking into account any extensions). Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law).

(b) Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns required to be filed by the Company or its Subsidiaries after the Closing Date with respect to a Pre-Closing Tax Period and for any Straddle Period. Any such Tax Return shall be prepared in a manner consistent with past practice (unless otherwise required by Law). If such Tax Return is an income or other material Tax Return that include Taxes for which Company Indemnifying Parties shall indemnify pursuant to Article VIII, such Tax Return shall be submitted by Parent to the Company Representative (together with schedules, statements and, to the extent requested by the Company Representative, supporting documentation) at least forty-five (45) days prior to the due date (including extensions) of such Tax Return. If the Company Representative objects to any item on any such Tax Return that relates to a Pre-Closing Tax Period, it shall, within fifteen (15) days after delivery of such Tax Return, notify Parent in writing that it so objects, specifying with particularity any such item and stating the specific factual or legal basis for any such objection. If a notice of objection shall be duly delivered, Parent and the Company Representative shall negotiate in good faith and use their reasonable best efforts to resolve such items. If Parent and the Company Representative are unable to reach such agreement within ten (10) days after receipt by Parent of such notice, the disputed items shall be resolved by the Independent Accountant and any determination by the Independent Accountant shall be final. The Independent Accountant shall resolve any disputed items within twenty (20) days of having the item referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items before the due date for such Tax Return, the Tax Return shall be filed as prepared by Parent and then amended to reflect the Independent Accountant’s resolution. The costs, fees and expenses of the Independent Accountant shall be borne equally by Parent and the Company Representative.

(c) The preparation and filing of any Tax Return of the Company or its Subsidiaries that does not relate to a Pre-Closing Tax Period or Straddle Period shall be exclusively within the control of Parent.

(d) Unless required by applicable Law, Parent shall not, and shall not cause or permit any of its Affiliates (including the Company and its Subsidiaries after the Closing) to (a) amend any Tax Return of the Company or any of its Subsidiaries for a Pre-Closing Tax Period, (b) make any Tax election with respect to the Company or any of its Subsidiaries that has retroactive effect to any Pre-Closing Tax Period, (c) voluntarily approach any Taxing Authority regarding any Taxes or Tax Returns of the Company or any of its Subsidiaries for any Pre-Closing Tax Period (including by means of any State or multi-state voluntary disclosure program), or (d) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes for any Pre-Closing Tax Period, in each case without prior written consent of the Company Representative (which consent shall not be unreasonably withheld, conditioned or delayed), if such action could reasonably give rise to an indemnification claim by Parent or Surviving Company against the Company Indemnifying Parties under this Agreement.

Section 6.05 Straddle Period. To the extent permitted by applicable Law, the parties hereto will treat or elect to treat the Closing Date as the last day of the taxable period of the Company and its Subsidiaries for all Tax purposes and items of income, gain, loss, deduction or credit will be apportioned based upon a closing of the books for Tax purposes in accordance with Treasury Regulation § 1.1502-76(b), provided no elections will be made under either Treasury Regulation Section 1.1502-76(b)(2)(ii) (relating to ratable allocation of a year’s items) or Treasury Regulation Section 1.1502-76(b)(2)(iii) (to ratably allocate the items for the month which includes the Closing Date). In the case of Taxes that are payable with respect to a taxable period that begins on or before and ends after the Closing Date (each such period, a “Straddle Period”), the portion of any such Taxes that are treated as being attributable to a Pre-Closing Tax Period for purposes of this Agreement shall be:

(a) in the case of Taxes (i) based upon, or related to, income, receipts, profits, wages, capital or net worth, (ii) imposed in connection with the sale, transfer or assignment of property, or (iii) required to be withheld, deemed equal to the amount which would be payable if the taxable year ended with the Closing Date; and

(b) in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

For purposes of this Agreement, including for purposes of this Section 6.05, Section 6.04 and the determination of Tax liabilities taken into account in Closing Working Capital, any deductions related to (A) the acceleration of deferred financing fees related to the repayment of Indebtedness or and (B) the payment of any fees or other expenses associated with the transactions contemplated by this Agreement that are paid or accrued on or before the Closing Date and not required to be capitalized, to the extent included as a deduction in the calculation of Merger Consideration (including payment or accrual of Indebtedness, and other items included as a deduction in the calculation of Merger Consideration) or paid pursuant to Section 2.11 shall be treated as attributable to a Pre-Closing Tax Period, to the maximum extent permitted by applicable Law.

Section 6.06 Cooperation and Exchange of Information. The Company Representative, the Company and Parent shall provide each other with such cooperation and information as either of them reasonably may request of the others in filing any Tax Return pursuant to this Article VI or in connection with any Action in respect of Taxes of the Company. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by applicable tax authorities. Each of the Company Representative, the Company and Parent shall retain all Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions except to the extent notified by any of the other parties in writing of such extensions for the respective Tax periods. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company for any taxable period beginning on or before the Closing Date, the Company Representative, the Company or Parent (as the case may be) shall provide the other parties with reasonable written notice and offer the other parties the opportunity to take custody of such materials.

Section 6.07 FIRPTA Statement. On the Closing Date, the Company shall deliver to Parent a certificate, dated as of the Closing Date, certifying to the effect that no interest in the Company is a “United States real property interest” within the meaning of Section 897(c) of the Code (such certificate in the form required by Treasury Regulation Section 1.897-2(h) and 1.1445-3(c)) (the “FIRPTA Statement”).

Section 6.08 Tax Contests. Parent and Company Representative (on behalf of the Securityholders) shall give each other reasonably prompt written notice, but in any event not later than thirty (30) calendar days, after receipt of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a Pre-Closing Tax Period for which any of the Parent Indemnitees may be entitled to indemnification from the Company Indemnifying Parties under Article VIII (any such inquiry, claim, assessment, audit or similar event, a “Tax Matter”). The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party suffers a loss or limitation of rights or defenses by reason of such failure. Parent shall control all Tax Matters, provided that to the extent such Tax Matter could reasonably be expected to result in an indemnification obligation of the Company Indemnifying Parties, Parent shall keep Company Representative reasonably informed regarding the status of any Tax Matter and not agree to settle or compromise any such Tax Matter without the prior written consent of Company Representative (which consent shall not be unreasonably withheld, conditioned or delayed). In the event of any conflict between the provision of this Section 6.08 and Section 8.04, this Section 6.08 shall control with respect to matters relating to Taxes.

Article VII.
Conditions to Closing

Section 7.01 Conditions to Obligations of All Parties. The obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any one or more of which may be waived in writing executed by both Parent and the Company:

(a) This Agreement shall have been duly adopted and the Mergers shall have been duly approved by the Requisite Company Vote.

(b) The Required Approval Matters shall have been approved by the requisite vote of the shareholders of the Parent at the Parent Special Meeting (the “Required Parent Stockholder Approval”).

(c) This Agreement and the Mergers shall have been approved by (i) the requisite vote of the shareholders of ASL (including Teamsun HK) (the “ASL Approval”), and (ii) the requisite vote of the shareholders of Teamsun (including the Teamsun Affiliate) (the “Teamsun Approval”).

(d) No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any Governmental Order which is in effect and has the effect of making the transactions contemplated hereunder illegal, otherwise restraining or prohibiting consummation of any material transactions or causing any of the material transactions contemplated hereunder to be rescinded following completion thereof.

(e) (i) The Company, ASL and Teamsun shall have received all consents, authorizations, orders and approvals from the Governmental Entities, relevant securities exchanges and other third parties referred to in Schedule 2 and (ii) Parent shall have received all consents, authorizations, orders and approvals from the Governmental Entities referred to in Schedule 2, in each case, in form and substance reasonably satisfactory to Parent and the Company, and no such consent, authorization, order and approval shall have been revoked.

(f) No Actions shall have been commenced against Parent, Merger Sub 1, Merger Sub 2 or the Company that would restrain or prohibit the consummation of the Mergers or any other transactions contemplated hereby.

(g) Immediately prior to the Effective Time, Parent shall have (including amounts held in the Trust Account) net tangible assets equal to or greater than the Minimum Trust Amount.

(h) After giving effect to (i) the payment by Parent to its stockholders who have validly elected to have their shares of Parent Common Stock redeemed for cash pursuant to the Parent Organizational Documents as part of the Redemption and (ii) the receipt of any Additional Equity Amount, the Available Parent Cash shall be no less than the Minimum Available Parent Cash Amount.

Section 7.02 Conditions to Obligations of Parent, Merger Sub 1 and Merger Sub 2. The obligations of Parent, Merger Sub 1 and Merger Sub 2 to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or Parent’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of the Company set forth in Article III shall be true and correct in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) or in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such dates (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) The Company shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

(c) From December 31, 2018, there shall not have occurred any Material Adverse Effect.

(d) The Company shall have delivered each of the closing deliverables set forth in Section 2.04(a).

(e) Holders of no more than ten percent (10%) of the outstanding Shares as of immediately prior to the Effective Time, in the aggregate, shall have exercised, or remain entitled to exercise, statutory appraisal rights pursuant to Section 1300 of the CGCL with respect to the Shares.

(f) The Key Executives and at least six (6) of the Key Employees shall have executed and not rescinded Employment Agreements and shall not have resigned or otherwise terminated employment with the Company, or provided any indication of any intention to resign or otherwise terminate employment with the Surviving Company, Parent or any Parent Affiliate post-Closing.

(g) The Company shall have delivered evidence reasonably satisfactory to Parent that the actions contemplated by Section 5.17 (280G Approval) have occurred.

(h) Parent shall have received from Company a statement certifying that the Company has Excess Cash in an amount no less than $20,000,000.00 and evidence reasonably satisfactory to Parent with respect to the same.

(i) The Company and all requisite Shareholders shall have duly adopted and approved the Company Charter Amendment and delivered to Parent evidence of the same.

Section 7.03 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfilment or the Company’s waiver, at or prior to the Closing, of each of the following conditions:

(a) The representations and warranties of Parent, Merger Sub 1 and Merger Sub 2 contained in this Agreement shall be true and correct in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) or in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

(b) Parent, Merger Sub 1 and Merger Sub 2 shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Agreement to be performed or complied with by them prior to or on the Closing Date; provided that, with respect to agreements, covenants and conditions that are qualified by materiality, Parent, Merger Sub 1 and Merger Sub 2 shall have performed such agreements, covenants and conditions, as so qualified, in all respects.

(c) Parent shall have delivered each of the closing deliverables set forth in Section 2.04(b).

(d) The board of directors of Parent shall have taken all necessary and appropriate actions to adopt and approve the Parent Equity Incentive Plan.

(e) The directors designated to the Post-Closing Board pursuant to Section 5.23 shall have been appointed in accordance with the DGCL and the Parent Organizational Documents to serve on the Post-Closing Board effective as of the Effective Time.

Article VIII.
Indemnification

Section 8.01 Survival. From and after Closing, subject to the limitations and other provisions of this Agreement, the representations and warranties, covenants, agreements and indemnities contained herein shall survive the Closing and shall remain in full force and effect until the date that is twelve (12) months from the Closing Date (such date, the “Indemnification Date”) and will thereafter expire and be of no further force and effect; provided further, that any covenant or agreement contained in this Agreement, by its express terms that is required to be performed for any duration after the Indemnification Date will survive the Indemnification Date until the expiration of such duration and will thereafter expire and be of no force and effect. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity, including with respect to the estimate of Losses (to the extent known at such time) and in writing by notice from the Indemnified Party to the Company Representative prior to the expiration date of the applicable survival period and for Losses incurred prior to the expiration of the applicable survival period and set forth in such claim notice shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved. The parties hereto further acknowledge that the time periods set forth in this Section 8.01 for the assertion of claims under this Agreement are the result of arm’s-length negotiation among the parties hereto and that they intend for the time periods to be enforced as agreed by the parties hereto.

Section 8.02 Indemnification by Company Indemnifying Parties. Subject to the other terms and conditions of this Article VIII, the holders of Shares and holders of Vested Company Options (collectively, the “Company Indemnifying Parties”), severally and not jointly (in accordance with their Pro Rata Shares), shall indemnify and defend Parent, the Surviving Company and its Subsidiaries (collectively, the “Parent Indemnitees”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Parent Indemnitees by reason of or arising out of:

(a) any inaccuracy in or breach of any of the representations or warranties of the Company contained in this Agreement, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

(b) any breach or non-fulfilment of any covenant, agreement or obligation to be performed by the Company in this Agreement;

(c) any claim made by any Securityholder relating to such Person’s rights with respect to the Merger Consideration, or the calculations and determinations set forth on the Allocation Certificate;

(d) any amounts paid to the holders of Dissenting Shares, including any interest required to be paid thereon, that are in excess of what such holders would have received hereunder had such holders not been holders of Dissenting Shares; or

(e) (i) all Taxes of the Company and its Subsidiaries for all Pre-Closing Tax Periods; (ii) all Taxes for all Pre-Closing Tax Periods of any member of an affiliated, consolidated, combined or unitary group of which the Company or its Subsidiaries (or any of their predecessors) is or was a member prior to the Closing by reason of a liability under Treasury Regulation Section 1.1502-6 or any comparable provisions of foreign, state or local Tax Law; (iii) any breach of the Company’s obligations under Article VI, (iv) any and all Taxes of any Person imposed on the Company or its Subsidiaries arising under the principles of transferee or successor liability or by contract, relating to an event or transaction occurring before the Closing Date, and (v) Taxes for which Securityholders are responsible pursuant to Section 6.01(b), but in each case excluding any (A) Taxes to the extent treated as a liability in the calculation of Closing Working Capital, Indebtedness or otherwise taken into account as a deduction in computing the Merger Consideration, (B) Taxes resulting from the filing of any election after the Closing having retroactive effect to any Pre-Closing Tax Period, including under Section 338 of the Code or similar election for foreign, state or local income Tax purposes, (C) Taxes incurred on the Closing Date but after the Closing that are outside the ordinary course of the Company’s business, (D) Taxes of any person imposed on the Company or its Subsidiaries pursuant to commercial agreements entered into with third parties in the ordinary course of business, the principal purpose of which is not related to Taxes, which Taxes relate to any Post-Closing Tax Period (in the case of a Straddle Period, as determined pursuant to Section 6.05), (E) any employer Taxes incurred by the Company or its Subsidiaries in connection with payments pursuant to Section 2.11, and (F) Taxes for which Parent is responsible pursuant to Section 6.01(b); provided that if and to the extent the value of Parent Common Stock is directly or indirectly relevant to the determination of any amount pursuant to this Section 8.02(e), solely for purposes of this Section 8.02(e), such determination shall be made based on the Parent Stock Signing Price.

Section 8.03 Certain Limitations. The indemnification provided for in Section 8.02 shall be subject to the following limitations:

(a) Except in the case of Fraud, all Losses in excess of the Cap for indemnification claims under Section 8.02(a) and Section 8.02(e) shall be satisfied exclusively under the R&W Insurance Policy, with no further recourse against the Company Indemnifying Parties or any Affiliates thereof. Parent hereby acknowledges and agrees that, except in the case of Fraud, the sole source of recovery for indemnification claims under Section 8.02(a) and Section 8.02(e) for Losses in excess of the Cap incurred or sustained by or imposed upon the Parent Indemnitees shall be the R&W Insurance Policy.

(b) Subject to Section 8.03(a) above and Section 8.08, the aggregate liability of the Company Indemnifying Parties under Section 8.02(a) and Section 8.02(e) shall not exceed $2,600,000 (the “Cap”), except in the case of Fraud by any Company Indemnifying Party. For clarity, the sole source of recovery of the Parent Indemnitees for any Losses in excess of the Cap with respect to indemnification claims under Section 8.02(a) and Section 8.02(e) shall be the R&W Insurance Policy.

(c) If and to the extent any of the Company Indemnifying Parties are liable directly for claims under Section 8.02, each Company Indemnifying Party shall only be liable for its Pro Rata Share of any such claim, and with respect to claims under Section 8.02(a) and Section 8.02(e), each Company Indemnifying Party shall only be liable for its Pro Rata Share of any such claim up to the Cap, except in the case of Fraud by any Company Indemnifying Party. For clarity and notwithstanding anything to the contrary herein, any amounts offset against Tax Refunds with respect to Taxes described in Section 8.02(e) pursuant to Section 6.03 shall not be considered recovery for Losses with respect to claims under Section 8.02(e) and thus, shall not be subject to the Cap.

(d) For purposes of this Article VIII, the determination of whether there has been any inaccuracy in or breach of the representations or warranties of the Company in this agreement or the amount of a Loss entitled to indemnification hereunder shall each be made without giving effect to any qualification in the representations and warranties of the Company Indemnifying Party by materiality, in all material respects, Material Adverse Effect or words of similar effect.

(e) The amount of any Losses recoverable by Parent Indemnitees pursuant to Section 8.02 will be reduced by the amounts actually recovered by Parent Indemnitees under any applicable insurance policies, contractual rights and the amount of indemnification and other payments recovered or recoverable by Parent Indemnitees under any applicable indemnification agreements or similar rights as a result of the facts that entitled the Parent Indemnitees to recover pursuant to Section 8.02. Each Parent Indemnitee agrees to make all claims and to collect any amounts recoverable under applicable insurance policies (other than self-insurance policies), indemnification agreements, contracts and similar rights and to seek recovery under all applicable insurance policies, indemnification agreements, contracts and similar rights for all Losses to the extent such Losses are covered by any insurance policy, indemnification agreement, contract or similar right of such Parent Indemnitee. In the event that an insurance or other recovery is made by any Parent Indemnitee with respect to any Losses for which any such Person has been indemnified hereunder, then a refund equal to the aggregate amount of the recovery will be made promptly to the Company Indemnifying Parties.

(f) NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, THE PARENT INDEMNITEES WILL NOT BE ENTITLED TO RECOVER OR ASSERT ANY CLAIM FOR INDEMNIFICATION UNDER THIS ARTICLE VIII WITH RESPECT TO, NOR WILL THE INDEMNIFIABLE LOSSES HEREUNDER INCLUDE OR BE DEEMED TO INCLUDE EXEMPLARY OR PUNITIVE LOSSES, OTHER THAN ANY SUCH LOSSES RESULTING FROM PAYMENTS TO THIRD PARTIES IN CONNECTION WITH ANY OTHERWISE INDEMNIFIABLE LOSS HEREUNDER.

(g) The Parent Indemnitees will not be entitled to recover any Losses relating to any matter arising under, or any facts and circumstances relating to or arising out of, a provision of this Agreement to the extent that the Parent Indemnitees have already recovered Losses with respect to such matter pursuant to another provision of this Agreement. If a state of facts exists that would allow a Parent Indemnitee to seek recovery under both Section 8.02(a) and Section 8.02(b) then such Parent Indemnitee only may seek recovery for Losses under Section 8.02(a). In calculating amounts payable to any Parent Indemnitee hereunder, the amount of any Losses will be determined without duplication of any other Losses for which an indemnification claim has been made under any other representation, warranty, covenant or agreement.

(h) Notwithstanding as otherwise provided herein, in no event shall any Company Indemnifying Party be liable for Losses under Section 8.02 in excess of the aggregate value of the Merger Consideration actually received by such Company Indemnifying Party (net of any amounts withheld from such Company Indemnifying Party pursuant to applicable Legal Requirements), other than as a result of such Company Indemnifying Party’s Fraud.

Section 8.04 Indemnification Procedures. The party making a claim under this Article VIII is referred to as the “Indemnified Party”, and the party against whom such claims are asserted under this Article VIII is referred to as the “Indemnifying Party”. For purposes of this Section 8.04 only, any references to Indemnified Party shall be deemed to refer to the Sponsor Designated Directors and any references to Indemnifying Party (except provisions relating to an obligation to make payments) shall be deemed to refer to the Company Representative.

(a) Third Party Claims. If any Indemnified Party receives notice of the assertion or commencement of any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing (a “Third Party Claim”) against such Indemnified Party with respect to which the Indemnifying Party is obligated to provide indemnification under this Agreement, the Indemnified Party shall give the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) calendar days after receipt of such notice of such Third Party Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party suffers a loss or limitation of rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Third Party Claim in reasonable detail and specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted, shall include copies of all material written evidence thereof and shall indicate the good faith, non-binding, preliminary estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party with reasonable particularity. The Indemnifying Party shall have the right to participate in, or by giving written notice to the Indemnified Party, to assume and control the defense of any Third Party Claim at the Indemnifying Party’s expense and by the Indemnifying Party’s own counsel, and the Indemnified Party shall cooperate in good faith in such defense; provided that if the Indemnifying Party is a Company Indemnifying Party, such Indemnifying Party (through the Company Representative) shall only be permitted to assume such defense so long as (i) such Third Party Claim involves only monetary damages and does not seek an injunction or other equitable relief (and does not involve criminal or quasi criminal allegations or a claim to which the Indemnified Party reasonably believes an adverse determination would be materially detrimental to or materially injure the Indemnified Party’s reputation or future business prospects), (ii) Indemnifying Party provides a written acknowledgement of the Indemnifying’s Party’s indemnification obligations under this Agreement with respect to such Third Party Claim in question and the Losses related to such Third Party Claim, subject to the limitations set forth in Section 8.03 (provided, however, that if it’s reasonably probable that the Losses relating to such Third Party Claim (including all attorneys’ fees and expenses relating thereto) exceed the amount of the Cap, then this condition (ii) shall be deemed to have not been met),and (iii) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently. Notwithstanding any other provision of this Agreement, Parent shall have the right to control any Third Party Claim that involves any Straddle Period, provided that Parent shall obtain the prior written consent of the Company Representative (which consent shall not be unreasonably withheld, conditioned or delayed) before entering into any settlement of, or ceasing to defend, such claim; and, provided further, that the Company Representative shall be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne solely by the Company Representative. In the event that the Indemnifying Party assumes the defense of any Third Party Claim, subject to Section 8.04(b), it shall have the right to take such action as it deems necessary to avoid, settle, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party. The Indemnified Party shall have the right to participate in the defense of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to conduct and control the defense thereof. The fees and disbursements of such counsel shall be at the expense of the Indemnified Party, provided that if in the reasonable opinion of counsel to the Indemnified Party, (A) there are legal defenses available to an Indemnified Party that are different from or additional to those available to the Indemnifying Party; or (B) there exists a conflict of interest between the Indemnifying Party and the Indemnified Party that cannot be waived, the reasonable fees and expenses of counsel to the Indemnified Party in each jurisdiction for which the Indemnified Party determines counsel is required shall be deemed to be Losses. If the Indemnifying Party elects not to compromise or defend such Third Party Claim, fails to promptly notify the Indemnified Party in writing of its election to defend as provided in this Agreement, or fails to diligently prosecute the defense of such Third Party Claim, the Indemnified Party may, subject to Section 8.04(b), pay, compromise, defend such Third Party Claim and seek indemnification for any and all Losses based upon, arising from or relating to such Third Party Claim. the Company Representative and Parent shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such Third Party Claim and furnishing, without expense (other than reimbursement of actual out-of-pocket expenses) to the defending party, management employees of the non-defending party as may be reasonably necessary for the preparation of the defense of such Third Party Claim.

(b) Settlement of Third Party Claims. Notwithstanding any other provision of this Agreement, the Indemnifying Party shall not enter into settlement of any Third Party Claim without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld, conditioned or delayed), except as provided in this Section 8.04(b). If a firm offer is made to settle a Third Party Claim that will not result in liability or a future obligation on the part of the Indemnified Party (the “Settlement Offer”) and provides, in customary form, for the unconditional release of each Indemnified Party from all liabilities and obligations in connection with such Third Party Claim and the Indemnifying Party desires to accept and agree to such offer, the Indemnifying Party shall give written notice to that effect to the Indemnified Party. If the Indemnified Party fails to consent to such firm offer within ten (10) days after its receipt of such notice, the Indemnified Party may continue to contest or defend such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of the Settlement Offer. If the Indemnified Party fails to consent to such Settlement Offer and also fails to assume defense of such Third Party Claim, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in such Settlement Offer to settle such Third Party Claim. If the Indemnified Party has assumed the defense pursuant to Section 8.04(a), it shall not agree to any settlement without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld, conditioned or delayed), unless and to the extent the Indemnifying Party is not liable for the costs, fees or other expenses of such settlement.

(c) Direct Claims. Any Action by an Indemnified Party on account of a Loss which does not result from a Third Party Claim (a “Direct Claim”) shall be asserted by the Indemnified Party giving the Indemnifying Party reasonably prompt written notice thereof, but in any event not later than thirty (30) days after the Indemnified Party becomes aware of such Direct Claim. The failure to give such prompt written notice shall not, however, relieve the Indemnifying Party of its indemnification obligations, except and only to the extent that the Indemnifying Party suffers a loss or limitation of rights or defenses by reason of such failure. Such notice by the Indemnified Party shall describe the Direct Claim in reasonable detail, shall include copies of all material written evidence thereof and shall indicate the estimated amount, if reasonably practicable, of the Loss that has been or may be sustained by the Indemnified Party and specifying the basis hereunder upon which the Indemnified Party’s claim for indemnification is asserted. The Indemnifying Party shall have thirty (30) days after its receipt of such notice to respond in writing to such Direct Claim. The Indemnified Party shall allow the Indemnifying Party and its professional advisors to investigate the matter or circumstance alleged to give rise to the Direct Claim, and whether and to what extent any amount is payable in respect of the Direct Claim and the Indemnified Party shall assist the Indemnifying Party’s investigation by giving such information and assistance (including access to the Company’s premises and personnel and the right to examine and copy any accounts, documents or records) as the Indemnifying Party or any of its professional advisors may reasonably request. If the Indemnifying Party does not so respond within such thirty (30) day period, the Indemnifying Party shall be deemed to have rejected such claim. In any event, if the parties do not agree, the Indemnified Party shall be free to pursue such remedies as may be available to the Indemnified Party on the terms and subject to the provisions of this Agreement.

Section 8.05 Payments. Once a Loss is agreed to by the Indemnifying Party or finally adjudicated to be payable pursuant to this Article VIII, but subject to the limitations set forth in Section 8.03, the Indemnifying Party shall satisfy its obligations within fifteen (15) Business Days of such final, non-appealable adjudication by wire transfer of immediately available funds. It is hereby agreed that Sponsor Designated Directors shall be responsible for directing the collection of any such Losses from the Indemnifying Parties.

Section 8.06 Tax Treatment of Indemnification Payments. All indemnification payments made under this Agreement shall be treated by the parties as an adjustment to the Merger Consideration for Tax purposes, unless otherwise required by Law.

Section 8.07 Effect of Investigation . The representations, warranties and covenants of the Indemnifying Party, and the Indemnified Party’s right to indemnification with respect thereto, shall not be affected or deemed waived by reason of any investigation made by or on behalf of the Indemnified Party (including by any of its Representatives) or by reason of the fact that the Indemnified Party or any of its Representatives knew or should have known that any such representation or warranty is, was or might be inaccurate or by reason of the Indemnified Party’s waiver of any condition set forth in Section 7.02.

Section 8.08 Exclusive Remedies. Subject to Section 10.14, the parties acknowledge and agree that their sole and exclusive remedy with respect to any and all claims (other than claims arising from fraud, criminal activity, wilful violation or wilful misconduct on the part of a party hereto in connection with the transactions contemplated by this Agreement) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein or otherwise relating to the subject matter of this Agreement to which the Company is a party with respect to the Company, shall be pursuant to the indemnification provisions set forth in Article VI and this Article VIII.

Article IX.
Termination

Section 9.01 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by the mutual written consent of the Company and Parent;

(b) by Parent by written notice to the Company if:

(i) neither Parent, Merger Sub 1 nor Merger Sub 2 is then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Company pursuant to this Agreement, by the time required for such performance, that would give rise to the failure of any of the conditions specified in Section 7.01 or Section 7.02 and in the case such breach, inaccuracy or failure has not been cured by the Company within thirty (30) days of the Company’s receipt of written notice of such breach from Parent; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.02 shall not have been fulfilled by the Outside Date, unless such failure shall be due to the failure of Parent to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(c) by the Company by written notice to Parent if:

(i) the Company is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Parent, Merger Sub 1 or Merger Sub 2 pursuant to this Agreement, by the time required for such performance, that would give rise to the failure of any of the conditions specified in Section 7.01 or Section 7.03 (Conditions to Obligations of the Company) and such material breach, inaccuracy or failure has not been cured by Parent, Merger Sub 1 or Merger Sub 2 within thirty (30) days of Parent’s, Merger Sub 1’s or Merger Sub 2’s receipt of written notice of such breach from the Company; or

(ii) any of the conditions set forth in Section 7.01 or Section 7.03 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Outside Date, unless such failure shall be due to the failure of the Company to perform or comply in any material respect with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing;

(d) by Parent or the Company if there shall be any Law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or any Governmental Entity shall have issued a Governmental Order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable;

(e) by written notice by either Parent or the Company, if the Parent Special Meeting is held (including any adjournment or postponement thereof) and has concluded, Parent’s stockholders have duly voted, and the Required Parent Stockholder Approval was not obtained;

(f) by Parent if the Written Consent evidencing the Requisite Company Vote adopting this Agreement and approving the transactions contemplated hereby is not delivered to Parent and the Company within two (2) Business Days following the receipt of the ASL Approval;

(g) (i) by Parent if the shareholder meeting of ASL (including any adjournment or postponement thereof) has concluded, the holders of ASL’s capital stock have duly voted, and approval of this Agreement and the transactions contemplated hereby was not obtained, (ii) by the Company, at any time following the date that is 30 days after the date of the shareholder meeting of ASL, if the shareholder meeting of ASL (including any adjournment or postponement thereof) has concluded, the holders of ASL’s capital stock have duly voted, and approval of this Agreement and the transactions contemplated hereby was not obtained at or following such shareholder meeting, (iii) by Parent or the Company if the shareholder meeting of Teamsun (including any adjournment or postponement thereof) has concluded, the holders of Teamsun’s capital stock have duly voted, and approval of this Agreement and the transactions contemplated hereby was not obtained, or (iv) by Parent if either the shareholder meeting of Teamsun or the shareholder meeting of ASL has not been held by the date that is 30 days prior to the Outside Date;

(h) by the Company or ASL by written notice to Parent upon reaching the Outside Date if, after giving effect to (i) the payment by Parent to its stockholders who have validly elected to have their shares of Parent Common Stock redeemed for cash pursuant to the Parent Organizational Documents as part of the Redemption and (ii) the receipt of any Additional Equity Amount, the Available Parent Cash is less than the Minimum Available Parent Cash Amount;

(i) by ASL by written notice to Parent and the Company if, after giving effect to (i) the payment by Parent to its stockholders who have validly elected to have their shares of Parent Common Stock redeemed for cash pursuant to the Parent Organizational Documents as part of the Redemption and (ii) the receipt of any Additional Equity Amount, the consummation of the transactions contemplated hereby would result in ASL holding more than 50% of the then-outstanding Parent Common Stock following the Mergers.

Section 9.02 Effect of Termination. In the event of the termination of this Agreement in accordance with this Article IX, this Agreement shall forthwith become void and there shall be no liability on the part of any party hereto except:

(a) as set forth in this Article IX, Section 5.04(c) and Article X hereof; and

(b) that nothing herein shall relieve any party hereto from liability for any Fraud or wilful breach of any provision hereof.

Article X.
Miscellaneous

Section 10.01 Trust Account Waiver. The Company acknowledges that Parent is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus of Parent dated October 5, 2018 (the “Prospectus”) available at www.sec.gov, substantially all of Parent assets consist of the cash proceeds of Parent’s initial public offering and substantially all of those proceeds have been deposited in the Trust Account for the benefit of Parent, certain of its public stockholders and the underwriters of Parent’s initial public offering. The Company acknowledges that it has been advised by Parent that, except with respect to interest earned on the funds held in the Trust Account that may be released to Parent to pay its franchise tax, income tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (i) if Parent completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (ii) if Parent fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Parent in limited amounts to permit Parent to pay the costs and expenses of its liquidation and dissolution, and then to Parent’s public stockholders; and (iii) if Parent holds a shareholder vote to amend Parent’s certificate of incorporation and bylaws to modify the substance or timing of the obligation to redeem 100% of Parent Common Stock if Parent fails to complete a Business Combination within the allotted time period, then for the redemption of any Parent Common Stock properly tendered in connection with such vote. For and in consideration of Parent entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account or any distributions therefrom and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, contracts or agreements with Parent; provided that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Parent for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Parent to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Redemptions) to the Securityholders in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Parent’s ability to fulfill its obligation to effectuate the Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Parent’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

Section 10.02 Company Representative.

(a) By executing and delivering a Letter of Transmittal, each Securityholder shall have irrevocably authorized and appointed Company Representative as such Person’s representative and attorney-in-fact to act on behalf of such Person and its successors and assigns with respect to this Agreement and the Escrow Agreement and to take any and all actions and make any decisions required or permitted to be taken by Company Representative pursuant to this Agreement or the Escrow Agreement, including the exercise of the power to:

(i) give and receive notices and communications;

(ii) authorize delivery to Parent of Post-Closing Adjustment Escrow Shares from the Post-Closing Adjustment Escrow Shares Fund in satisfaction of any amounts owed to Parent pursuant to Section 2.18;

(iii) agree to, negotiate, enter into settlements and compromises of, and comply with orders or otherwise handle any other matters described in Section 2.18;

(iv) agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to claims for indemnification made by Parent pursuant to Article VI (Tax Matters) and Article VIII (Indemnification);

(v) litigate, arbitrate, resolve, settle or compromise any claim for indemnification pursuant to Article VIII (Indemnification);

(vi) execute and deliver all documents necessary or desirable to carry out the intent of this Agreement and the Escrow Agreement;

(vii) make all elections or decisions contemplated by this Agreement and the Escrow Agreement;

(viii) engage, employ or appoint any agents or representatives (including attorneys, accountants and consultants) to assist Company Representative in complying with its duties and obligations; and

(ix) take all actions necessary or appropriate in the good faith judgment of Company Representative for the accomplishment of the foregoing.

Parent shall be entitled to deal exclusively with Company Representative on all matters relating to this Agreement (including Article VIII) and the Escrow Agreement and shall be entitled to rely conclusively (without further evidence of any kind whatsoever) on any document executed or purported to be executed on behalf of any Securityholder by Company Representative, and on any other action taken or purported to be taken on behalf of any Securityholder by Company Representative, as being fully binding upon such Person. Notices or communications to or from Company Representative shall constitute notice to or from each of the Securityholders. Any decision or action by Company Representative hereunder, including any agreement between Company Representative and Parent relating to the defense, payment or settlement of any claims for indemnification hereunder, shall constitute a decision or action of all Securityholders and shall be final, binding and conclusive upon each such Person. No Securityholder shall have the right to object to, dissent from, protest or otherwise contest the same. The provisions of this Section, including the power of attorney granted hereby, are independent and severable, are irrevocable and coupled with an interest and shall not be terminated by any act of any one or Securityholders, or by operation of Law, whether by death or other event. Notice to the Company Representative, delivered in the manner provided in Section 10.05, will be deemed to be notice to all Securityholders and their respective successors and assigns.

(b) The Company Representative may resign at any time, and may be removed for any reason or no reason by the vote or written consent of a majority in interest of the Securityholders according to each Securityholder’s Pro Rata Share (the “Majority Holders”); provided, however, in no event shall Company Representative resign or be removed without the Majority Holders having first appointed a new Company Representative who shall assume such duties immediately upon the resignation or removal of Company Representative. In the event of the death, incapacity, resignation or removal of Company Representative, a new Company Representative shall be appointed by the vote or written consent of the Majority Holders. Notice of such vote or a copy of the written consent appointing such new Company Representative shall be sent to Parent, such appointment to be effective upon the later of the date indicated in such consent or the date such notice is received by Parent; provided, that until such notice is received, Parent, Merger Sub 1, Merger Sub 2 and the Surviving Company shall be entitled to rely on the decisions and actions of the prior Company Representative as described in Section 10.02(a) above.

(c) The Company Representative shall not be liable to the Securityholders for actions taken pursuant to this Agreement or the Escrow Agreement, except to the extent such actions shall have been determined by a court of competent jurisdiction to have constituted gross negligence or involved fraud, intentional misconduct or bad faith (it being understood that any act done or omitted pursuant to the advice of counsel, accountants and other professionals and experts retained by Company Representative shall be conclusive evidence of good faith). The Securityholders shall severally and not jointly (in accordance with their Pro Rata Shares), indemnify, defend and hold harmless Company Representative from and against, compensate it for, reimburse it for and pay any and all losses, liabilities, claims, actions, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of and in connection with its activities as Company Representative under this Agreement and the Escrow Agreement (the “Company Representative Losses”), in each case as such Company Representative Loss is suffered or incurred; provided, that in the event it is finally adjudicated that a Company Representative Loss or any portion thereof was primarily caused by the gross negligence, fraud, intentional misconduct or bad faith of Company Representative, Company Representative shall reimburse the Securityholders the amount of such indemnified Company Representative Loss attributable to such gross negligence, fraud, intentional misconduct or bad faith. The Company Representative Losses shall be satisfied by the Securityholders, severally and not jointly (in accordance with their Pro Rata Shares).

Section 10.03 Sponsor Designated Directors

(a) The Sponsor Designated Directors shall serve as representatives of Parent from and after the Effective Time and to act on behalf of Parent to take all necessary actions and make all decisions and direct all actions of Parent related to its rights and obligations hereunder, including in connection with Article VIII. In the event of a Sponsor Designated Director’s death, resignation, removal or refusal to serve, then, if prior to the Effective Time, the board of directors of Parent or, if following the Effective Time, the Sponsor, shall designate another individual as a replacement for such Sponsor Designated Director.

(b) Each of the Sponsor Designated Directors shall have such powers and authority as are necessary to carry out the functions assigned to it under this Agreement. Without limiting the generality of the foregoing, the Sponsor Designated Directors shall have full power, authority and discretion, as applicable to the extent provided in this Agreement, on behalf of Parent, to (i) after the Closing, negotiate and enter into amendments to this Agreement and the Escrow Agreement, (ii) dispute, negotiate, settle and take other actions as may be required in connection with final calculation and determination of Closing Working Capital, Closing Indebtedness, and Excess Cash as contemplated in Section 2.19, and (iii) dispute, negotiate, settle and take other actions as may be required in connection with Article VIII, including in respect of any fraud claims, and to administer the release and cancellation of the Post-Closing Adjustment Escrow Shares in accordance with the terms of this Agreement and the Escrow Agreement. None of the Sponsor Designated Directors shall have any liability to Parent, the Company, the Company Representative or any holder of Parent Securities, with respect to actions taken or omitted to be taken in his or her capacity as a Sponsor Designated Director as designated hereunder (except for those arising out of such Sponsor Designated Director’s gross negligence, willful misconduct or fraud), but without effect on such Sponsor Designated Director’s duties to Parent and its shareholders in his or her capacity as a member of the board of directors of Parent in matters unrelated to this Agreement and the transactions contemplated hereby.

Section 10.04 Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses, whether or not the Closing shall have occurred. Notwithstanding anything to the contrary contained herein, from and after the Closing, the Surviving Company shall pay the amount of any expenses incurred by Parent in connection with this Agreement and the transactions contemplated hereby.

Section 10.05 Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.05):

If to the Company:	Grid Dynamics International, Inc.
Attn: Leonard Livschitz
5000 Executive Parkway, Suite 520
San Ramon, CA 94583
United States

with a copy to:	Jim Jenson and Derek Liu
Wilson Sonsini Goodrich & Rosati P.C.
One Market Plaza
Spear Tower, Suite 3300
San Francisco, CA 94105

##########
##########

If to Parent, Merger Sub 1 or Merger Sub 2:
ChaSerg Technology Acquisition Corp.
533 Airport Blvd, Suite 400
Burlingame, CA 94010

with a copy to:	Joshua Dubofsky and Alan Mendelson
Latham & Watkins LLP
140 Scott Drive
Menlo Park, CA 94025
United States
##########; ##########

If to Company Representative:	Automated Systems Holdings Ltd.
Attn: Leon Y.O. Wang
15/F., Topsail Plaza
11 On Sum Street
Shatin, Hong Kong, China

with a copy to:	Gerard S. DiFiore
Reed Smith, LLP
599 Lexington Avenue
New York, NY 10022
United States
##########

and	Anthony Woo
Reed Smith Richards Butler
20th Floor, Alexandra House
18 Chater Road
Hong Kong, China
##########

Section 10.06 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” shall be deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references herein: (x) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. This Agreement shall be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The Disclosure Schedules and Exhibits referred to herein shall be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim herein.

Section 10.07 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 10.08 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

Section 10.09 Entire Agreement. This Agreement and the Escrow Agreement constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the Escrow Agreement, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

Section 10.10 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither Parent, Merger Sub 1 and Merger Sub 2, on the one hand, and the Company, on the other hand, may assign its rights or obligations hereunder without the prior written consent of the other party or parties, as the case may be, which consent shall not be unreasonably withheld or delayed. No assignment shall relieve any assigning party of any of its obligations hereunder.

Section 10.01 No Third-Party Beneficiaries. Except as provided in Section 5.10, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 10.12 Amendment and Modification; Waiver. On or prior to the Effective Time, this Agreement may only be amended, modified or supplemented by an agreement in writing signed by Parent, Merger Sub 1, Merger Sub 2 and the Company, and after the Effective Time, this Agreement may only be amended, modified or supplemented by an agreement in writing signed by the Parent, Merger Sub 1, Merger Sub 2 and the Company Representative; provided, however, that after the Requisite Company Vote is obtained, there shall be no amendment or waiver that, pursuant to applicable Law, requires further approval of the Securityholders, without the receipt of such further approvals (it being understood that the Parties may seek to, in the manner provided by this Section 10.12, amend this Agreement to modestly decrease the Cash Consideration and modestly increase the Share Consideration to be issued at the Effective Time, provided that the Cash Consideration will be sufficient for ASL to extinguish its indebtedness and pay its cash taxes). Any failure of Parent, Merger Sub 1 or Merger Sub 2, on the one hand, or the Company, on the other hand, to comply with any obligation, covenant, agreement or condition herein may be waived by the Company (with respect to any failure by Parent, Merger Sub 1 or Merger Sub 2) or by Parent, Merger Sub 1 or Merger Sub 2 (with respect to any failure by the Company), respectively, only by a written instrument signed by the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 10.13 Governing Law; Submission to Jurisdiction.

(a) This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction).

(b) ANY LEGAL SUIT, ACTION OR PROCEEDING ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE ANCILLARY DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY SHALL BE INSTITUTED IN IN ANY STATE OR FEDERAL COURT LOCATED IN SANTA CLARA COUNTY IN THE STATE OF CALIFORNIA, AND EACH PARTY IRREVOCABLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURT IN ANY SUCH SUIT, ACTION OR PROCEEDING. SERVICE OF PROCESS, SUMMONS, NOTICE OR OTHER DOCUMENT BY MAIL TO SUCH PARTY’S ADDRESS SET FORTH HEREIN SHALL BE EFFECTIVE SERVICE OF PROCESS FOR ANY SUIT, ACTION OR OTHER PROCEEDING BROUGHT IN SUCH COURT. THE PARTIES IRREVOCABLY AND UNCONDITIONALLY WAIVE ANY OBJECTION TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR ANY PROCEEDING IN SUCH COURTS AND IRREVOCABLY WAIVE AND AGREE NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

Section 10.14 Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

Section 10.15 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 10.6 Legal Representation.

(a) Notwithstanding anything to the contrary contained herein, the parties hereto intend that all communications at or prior to the Closing between the Company, on the one hand, and any of its attorneys, on the other hand, including all communications relating to the negotiation of the transactions contemplated by this Agreement (collectively, the “Protected Communication”), and all associated rights to assert, waive and otherwise administer the attorney-client privilege and right of confidentiality the Company (the “Associated Rights”), will, from and after the Closing, rest exclusively with the Company Representative and will not be transferred, assigned, conveyed or delivered, by operation of law or otherwise, to Parent, Merger Sub 1, Merger Sub 2 or any of their respective Affiliates or any successor or assign of any of the foregoing (collectively, the “Parent Group”). Accordingly, the parties hereby agree that, as of immediately prior to the Closing, for the consideration set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged: (i) all Protected Communication and Associated Rights are, and will be deemed for all purposes, transferred, assigned, conveyed and delivered in full to the Company Representative, and (ii) neither Parent, Merger Sub 1 nor Merger Sub 2 will have any right, title, interest or benefit in or to any of the Protected Communication or any Associated Rights. Without limiting the foregoing, the parties hereto acknowledge the decision of the Delaware Chancery Court in Great Hill Equity Partners IV, LP, et al. v. SIG Growth Equity Fund, I, LLP, et al. (Civil Action No. 7905-CS, November 15, 2013) and desire to expressly exclude the Protected Communication and Associated Rights from the assets, rights, privileges and benefits of the Company that might otherwise be transferred or assigned to any member of the Parent Group by operation of law or otherwise.

(b) Parent hereby agrees, on its own behalf and on behalf of the other members of the Parent Group, from and after the Closing, that the Company Representative (i) will have the right to take possession and control of all Protected Communication effectively as of the Closing and (ii) if and to the extent the Company Representative fails to take such possession and control (which failure will not, alone or in association with any other act or omission, be deemed a waiver of any of their rights under this Section 10.16), the Company Representative will have the right to access and copy, from time to time, any Protected Communication in the possession or control of Parent from and after the Closing, during normal business hours and on not less than twenty-four hours prior written notice, as the Company Representative determines, in its sole discretion, may be necessary or desirable in connection with any post-closing matter, whether or not such matter is known to any member of the Parent Group. If and to the extent that, at any time from and after the Closing, any member of the Parent Group will have any right or opportunity to assert or waive an attorney-client privilege or right of confidentiality with respect to any Protected Communication, each member of the Parent Group will not, and will cause Parent not to, waive such privilege or right of confidentiality without the prior written consent of the Company Representative (which consent may be withheld, conditioned or delayed in its sole discretion).

(Remainder of page intentionally left blank, signature pages follow)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Grid Dynamics International, Inc.

Signed:	/s/ Leonard Livschitz
Print Name: Leonard Livschitz
Title: CEO

Signature page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

ChaSerg Technology Acquisition Corp.

Signed:	/s/ Lloyd Carney
Print Name: Lloyd Carney
Title: Chief Executive Officer

CS Merger Sub 1 Inc.

Signed:	/s/ Lloyd Carney
Print Name: Lloyd Carney
Title: Chief Executive Officer

CS Merger Sub 2 LLC

Signed:	/s/ Lloyd Carney
Print Name: Lloyd Carney
Title: Chief Executive Officer

Signature page to Agreement and Plan of Merger

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

Automated Systems Holdings Limited

Signed:	/s/ Leon Wang
Print Name: Leon Wang
Title: Chief Executive Officer

Signature page to Agreement and Plan of Merger